Exhibit 4.30

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Copy

April 6, 2015

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of April 6, 2015 (the “Signing Date”) by and between UNIQURE BIOPHARMA B.V., a corporation organized under the laws of the Netherlands, having its principal place of business at Meibergdreef 61, 1105 BA Amsterdam, The Netherlands (“uniQure”), and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation headquartered at 345 Park Avenue, New York, New York, USA 10154.  uniQure and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BMS is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, uniQure is a biopharmaceutical company that, together with its Affiliates, owns or otherwise controls certain adeno-associated virus (AAV) based technology for Gene Therapy products.

Whereas, uniQure and BMS desire to collaborate in the performance of a Research Program for the purpose of discovery and preclinical development of certain Collaboration Targets and related Target Therapeutics suitable for development for Cardiovascular Diseases and other therapeutic indications and uses, with the objective of identifying one or more Therapeutics for BMS to advance into human clinical trials, in accordance with the terms and conditions set forth in this Agreement.

Whereas, BMS will have exclusive rights and will be solely responsible for the clinical development and commercialization of Therapeutics and Products worldwide, in accordance with the terms and conditions set forth in this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1.                                              DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meanings designated in places throughout this Agreement.

1.1                               “AAA” has the meaning set forth in Section 16.2(b).

1.2                               “AAA Rules” has the meaning set forth in Section 16.2(b).

1.3                               “Additional Rights” has the meaning set forth in Section 7.8(a).

1.4                               “Affiliate” means, with respect to a particular Person, another Person that controls, is controlled by or is under common control with such Person.  For the purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5                               “Alliance Manager” has the meaning set forth in Section 2.2.

1.6                               “API” means active pharmaceutical ingredient.

1.7                               “Applicable Law” means any applicable supranational, federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Authority.

1.8                               “Back-up Therapeutic” means a Therapeutic with [**] and [**] as a [**] but a different [**] (including a [**] with [**] to the [**]) that is being Developed as a [**] in the same indication in case of [**] with the [**] (which may result in a termination of further Development of the [**]).

1.9                               “Bankrupt Party” has the meaning set forth in Section 17.3(a).

1.10                        “BLA” means a Biologics License Application, for which Regulatory Approval by the FDA is required to market a Product in the U.S.

1.11                        “BLA Approval” means, with respect to a Product, receipt of Regulatory Approval of a BLA by the FDA for such Product in the U.S.

1.12                        “BLA Filing” means the acceptance by the FDA of the filing of a BLA with the FDA for the applicable Product in the U.S.

1.13                        “BMS Claims” has the meaning set forth in Section 15.1.

1.14                        “BMS Indemnitees” has the meaning set forth in Section 15.1.

1.15                        “BMS Patent” means any Patent that claims a Sole Invention owned by BMS.

1.16                        “BMS Proprietary Target” has the meaning set forth in Section 13.7(a).

1.17                        “Budget” has the meaning set forth in Section 3.2(a).

1.18                        “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, U.S. and/or Amsterdam, the Netherlands are required by Applicable Law to remain closed.

1.19                        “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.20                        “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.21                        “Cardiovascular Diseases” means [**].

1.22                        “Certificate” means a certificate in the form of Exhibit G.

1.23                        “Change of Control Transaction” means, with respect to a Party:

(a)                                 the acquisition by any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party (the “Outstanding Voting Securities”); provided, however, that for the purposes of this subsection (a), the following acquisitions of securities of such Party shall not constitute a Change of Control Transaction of such Party:  (x) any acquisition by such Party, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled (within the meaning of Section 1.4 above) by such Party or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this definition;

(b)                                 the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c)                                  a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets to which this Agreement relates at the time of such sale or transfer.

1.24                        “Claim” has the meaning set forth in Section 15.3.

1.25                        “Clinical Development Forum” means a forum established by the JSC that will provide a formal setting for keeping uniQure informed of post Early Development activities being conducted by or on behalf of BMS and for seeking input from uniQure on the post Early Development activities.

1.26                        “Clinical Trial” means any human clinical trial of a Product.

1.27                        “CMC” means chemistry, manufacturing and controls with respect to Therapeutics or Products, including the chemistry, manufacturing and controls section of Regulatory Materials for the Products.

1.28                        “Collaboration Target” means the Target encoding S100A1 (also referred to as the “S100A1 Collaboration Target”) and any Target that is designated by BMS in writing as being a Collaboration Target in accordance with Section 3.3 and/or Section 3.4 and thereafter so long as it remains a Collaboration Target in accordance with the terms of this Agreement.  The Collaboration Target as of the Signing Date is listed in Exhibit E.  The Collaboration Targets include the New Targets.  For clarity, Collaboration Targets shall not include any Reserved Target until such time as such a Reserved Target is designated as a Collaboration Target in accordance with Section 3.3 and/or Section 3.4 (and thereafter so long as it remains a Collaboration Target in accordance with the terms of this Agreement).

1.29                        “Collaborator” has the meaning set forth in Section 7.1(c).

1.30                        “Combination Product” means a Product that includes a Therapeutic and at least one additional API (whether co-formulated or co-packaged) that is not a Therapeutic, and other than a device.  Pharmaceutical dosage form vehicles, buffers, diluents, adjuvants, excipients and similar inert materials shall not be deemed to be “API”, except in the case where such vehicle, buffer, diluent, adjuvant, excipient or similar inert material is recognized by the FDA as an “active ingredient” in accordance with 21 CFR 210.3(b)(7), as amended.

1.31                        “Commercial Forum” means a forum established by the JSC that will provide a formal setting for keeping uniQure informed of Commercialization activities in the Major Markets being conducted by or on behalf of BMS and for seeking input from uniQure on the Commercialization of Products.

1.32                        “Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities and activities conducted in preparation for a product launch) for a Product (including Products for Gene Therapy and Non-Gene Therapy Products) in the Territory.

1.33                        “Commercialization Wind-Down Period” has the meaning set forth in Section 13.7(d).

1.34                        “Commercial Plan” has the meaning set forth in Section 5.2.

1.35                        “Companion Diagnostic” means a test or assay that is designed and intended to assess whether a patient will or will not respond favorably to a specific drug or other medical treatment, or a degree to which a patient will respond to a specific drug or other medical treatment, or a test or assay without the use of which a drug or other medical treatment cannot be prescribed under the rules and regulations of a Regulatory Authority.

1.36                        “Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party and its Affiliates that is disclosed to the other Party and its Affiliates under this Agreement, and may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, electronic or any other form.

1.37                        “Control” means, with respect to any material, Information, or intellectual property right, that a Party and/or any Affiliate(s) of such Party (a) owns such material, Information, or intellectual property right, or (b) has a license to or a right to use such material, Information, or intellectual property right, in each case of (a) or (b), with the ability to grant to the other Party access, a right to use, or a license or sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without (i) violating the terms of any agreement or other arrangement with or obligation to any Third Party in existence as of the time such Party and/or any Affiliate(s) of such Party would first be required hereunder to grant the other Party such access, right to use or (sub)license or (ii) paying any sums of money to any Third Party that assigned or licensed such material, Information or intellectual property right to such first Party and/or any Affiliate(s) of such Party that become payable in connection with the other Party’s exploitation thereof hereunder unless (A) such other Party agrees in writing to pay any such sums, subject to Section 8.5(c), or (B) such sums are payable under any Existing License Agreement.

1.38                        “Controlling Party” has the meaning set forth in Section 7.8(b).

1.39                        “Cover”, “Covered” or “Covering” means, with respect to a Target, Target Therapeutic, Therapeutic or Product and a Patent, that the composition of matter, method of manufacture or use of such Target, Target Therapeutic, Therapeutic or Product is claimed by a Valid Claim of such Patent (i.e., in the absence of a license under, or ownership of, such Patent, the manufacture, use or sale of such Target, Target Therapeutic, Therapeutic or Product would infringe such Patent as issued or, in the case of a patent application, evaluating such patent application as if it were issued as a Patent as of the date of such evaluation).

1.40                        “Declined Target” means a Target other than an Excluded Target that (a) [**], (b) [**], and (c) [**].  For the avoidance of doubt, a Target that does not meet each and every of the criteria set forth in (a) to (c) shall not be considered a Declined Target.

1.41                        “Develop” or “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product and to supporting appropriate usage for such Product, for one or more indications in the Field.  This includes: (a) non-clinical research and testing, toxicology and Clinical Trials; and (b) preparation, submission, review, and development of data or information and Regulatory Materials for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a Product (including contacts with Regulatory Authorities), and outside counsel regulatory legal services related thereto; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).  For clarity, Development shall include Phase 4 Clinical Trials that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the Phase 4 Clinical Trial is commenced prior to or after receipt of such Regulatory Approval).

1.42                        “Development Plan” has the meaning set forth in Section 4.1(b).

1.43                        “Diligent Efforts” means (a) with respect to BMS’ obligations under this Agreement with respect to the conduct of the Research Program and/or its obligations to Develop or Commercialize a Therapeutic or Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices normally devoted by BMS for the research, Development, manufacture or Commercialization of a biologic pharmaceutical product owned by it, or to which it has exclusive rights, at a similar stage of research, Development, manufacture or Commercialization and of similar market potential and profit potential, based on conditions then prevailing (such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other reasonably relevant scientific, technical and commercial factors), and (b) with respect to uniQure’s obligations under this Agreement with respect to the conduct of the Research Program and/or its obligations to Develop a Therapeutic or Product as outlined in the Research Plan and/or the Development Plan, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices normally devoted by uniQure to the carrying out of such obligations or tasks, based on conditions then prevailing, in each case of (a) or (b), subject to and in accordance with the terms and conditions of this Agreement.  Without limiting the foregoing, Diligent Efforts shall require [**], at a minimum, to: (x) [**], (y) [**] and (z) [**], and in the case of [**], consistent with what it does for other [**].  For clarity, it is understood and acknowledged that Diligent Efforts in the [**] may include [**].

1.44                        “Disclosing Party” has the meaning set forth in Section 12.1.

1.45                        “Dispute” has the meaning set forth in Section 16.1.

1.46                        “Distinct Indication” means an indication for the prevention, treatment or control of a disease or condition in humans, which is described in the label for the applicable Product (upon Regulatory Approval for such indication), Regulatory Approval for which requires one or more separate registrational Clinical Trials for such label; provided however, that each such Distinct Indication shall be separate and distinct from each other Distinct Indication.  For purposes of this definition, different types, stages, lines of therapy or patient populations for a particular disease shall not be considered to be “separate and distinct” indications from one another, and are not considered separate Distinct Indications (i.e., different types, stages, lines of therapy or patient populations for a particular disease would be considered part of the same

Distinct Indication).  Accordingly, by way of example, dialated cardiomyopathy and hypertrophic cardiomyopathy would be considered to be “separate and distinct” from one another and each would be considered a separate Distinct Indication.  Also, by way of example, the treatment of different types, stages, lines of therapy or patient populations of heart failure would not be considered to be “separate and distinct” indications and would all be included as part of one and the same Distinct Indication.

1.47                        “Dollar” or “$” means the lawful currency of the United States.

1.48                        “Drug Delivery Device” means a drug delivery device for the administration of a Product.

1.49                        “Early Development” means Development up to and including [**].

1.50                        “ECN” means a Therapeutic that has been designated as an Early Candidate Nomination (or any equivalent successor identifier) by BMS, such that such Therapeutic has been shown to meet the internal standards and criteria established by BMS to qualify the Therapeutic for full pre-clinical development, which standards and criteria are consistent with those customarily used by BMS for its other drug development projects.

1.51                        “Effective Date” means the date upon which the Parties have closed the transaction, after all conditions to closing, as set forth in Article 18, have been met.

1.52                        “EMA” means the European Medicines Agency and any successor agency thereto.

1.53                        “Enforce” or “Enforcement” has the meaning set forth in Section 9.5(b).

1.54                        “Enforcing Party” has the meaning set forth in Section 9.5(b).

1.55                        “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Signing Date, consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.56                        “Excluded Target” means any Target that is designated by uniQure in writing as being an Excluded Target in accordance with Section 3.4 based on such Target being, at the time of such designation: (i) subject to active discussions between [**] or (ii) subject to [**] under an agreement between [**] with respect to such Target or (iii) subject to an [**] directed against such Target. For the purpose of this Section 1.56, “active discussion” shall mean that [**]. An [**] shall not be included in the [**], the [**] and the licenses and rights granted to BMS hereunder, but shall be [**].

1.57                        “Executive Officer” means, in the case of BMS, any senior executive who, depending on the relevant subject matter at issue, reports directly to the Chief Scientific Officer, Chief Financial Officer or Chief Executive Officer of BMS and, in the case of uniQure, and depending on the relevant subject matter at issue, the Chief Scientific Officer, Chief Financial Officer or Chief Executive Officer of uniQure.

1.58                        “Existing License Agreements” means the agreements set forth on Exhibit C.

1.59                        “Existing Third Party Licensor” means a Third Party licensor that is a party to an Existing License Agreement.

1.60                        “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter, possesses appropriate expertise to resolve such dispute.  The Expert (or any of the Expert’s current or former employers) shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years prior to his/her appointment), officer or director of either Party or any of its Affiliates.

1.61                        “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.62                        “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.63                        “Field” means all indications and uses, including all human disease indications and uses and diagnostic uses.

1.64                        “Financial Representative” has the meaning set forth in Section 2.3.

1.65                        “Financial Transparency Laws” has the meaning set forth in Section 17.17.

1.66                        “First Commercial Sale” means, with respect to a Product and country, the first sale to a non-Related Party of such Product in such country after Regulatory Approval has been obtained in such country.

1.67                        “FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis in performing work in support of the Research Program for a twelve (12) month period (consisting of at least a total of one thousand seven hundred (1,700) hours per year of dedicated effort).  No additional payment shall be made with respect to any person who works more than one thousand seven hundred (1,700) hours per year; no person shall count as more than one (1) FTE for any year; and any person who devotes less than one thousand seven hundred (1,700) hours per year shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on the Research Program per year, divided by one thousand seven hundred (1,700).  FTE efforts shall not include the work of general corporate or administrative personnel.

1.68                        “FTE Rate” means the yearly rate at which BMS will fund FTEs of uniQure and its Affiliates during the Research Term, which rate is specified in Section 3.5(a).

1.69                        “FTE Threshold” means an overall number of [**] incurred by uniQure or its Affiliates in providing the transfer of uniQure Know-How.

1.70                        “GAAP” means generally accepted accounting principles of the U.S. consistently applied.

1.71                        “Gene Therapy” means the introduction and expression of genetic material in cells of a human in order to cure a disease or to minimize disease symptoms.

1.72                        “Generic Product” means, with respect to a Product, any pharmaceutical product (including a “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) that (a) is (i) in the United States, “similar” or “interchangeable,” with respect to such Product as evaluated by the FDA and falls within the scope of 42 USC 262(i), and (ii) in any country or jurisdiction outside the United States, “similar,” “comparable,” “interchangeable,” “bioequivalent,” or “biosimilar” to such Product, as determined on the basis of any Applicable Law in such country or jurisdiction, including in the EU pharmaceutical products that fall within the definition of a “generic medicinal product” as provided in Article 10, paragraph 2(b) of European Directive 2001/83/EC, or if there is no such Applicable Law, as determined by mutual agreement of the Parties taking into consideration 42 USC 262(i) and Article 10, paragraph 2(b) of European Directive 2001/83/EC, and if the Parties cannot mutually agree, such determination shall be made pursuant to Section 8.5(d), and (b) is not an Authorized Generic Version of such Product; where “Authorized Generic Version”

means any pharmaceutical product that (A) is sold under the Regulatory Approval filed by BMS, an Affiliate of BMS or Sublicensee for such Product and (B) has a National Drug Code (or foreign equivalent) (“NDC”) number that differs from the NDC number for such Product (other than on a temporary basis as may be necessary to launch such Product in the applicable market).

1.73                        “Governmental Authority” means any supranational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.74                        “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, MHLW regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.75                        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the U.S. Federal Trade Commission thereunder.

1.76                        [intentionally left blank]

1.77                        “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.78                        “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

1.79                        “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application or notification to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.80                        “Indemnified Party” has the meaning set forth in Section 15.3.

1.81                        “Indemnifying Party” has the meaning set forth in Section 15.3.

1.82                        “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.83                        “Infringement” has the meaning set forth in Section 9.5(a).

1.84                        “Infringement Action” has the meaning set forth in Section 9.5(b).

1.85                        “Initial Commercial Plan” has the meaning set forth in Section 5.2.

1.86                        “Initial Development Plan” has the meaning set forth in Section 4.1(b).

1.87                        “Initial Research Term” has the meaning set forth in Section 3.1(e).

1.88                        “Insolvency Event” has the meaning set forth in Section 13.5.

1.89                        “Inventor Compensation” has the meaning set forth in Section 8.17.

1.90                        “JNDA” means a new drug application, for which Regulatory Approval by the MHLW is required to market a Product in Japan.

1.91                        “JNDA Approval” means, with respect to a Product, receipt of Regulatory Approval of a JNDA by the MHLW for such Product in Japan.

1.92                        “JNDA Filing” means the acceptance by the PMDA of the filing of a JNDA with the PMDA for the applicable Product in Japan.

1.93                        “Joint CMC Working Group” means a working group established by the JSC that will manage CMC activities for Therapeutics and Products.

1.94                        “Joint Discovery Working Group” means a working group established by the JSC that will manage research discovery activities directed to identifying and validating Collaboration Targets and identifying and discovering Therapeutics.

1.95                        “Joint Early Development Working Group” means a working group established by the JSC that will provide input on and manage the Development activities for each Therapeutic and Product (in particular each ECN) through a proof-of-concept (POC) Clinical Trial for each Therapeutic and Product (in particular each ECN).

1.96                        “Joint Inventions” has the meaning set forth in Section 9.1(b).

1.97                        “Joint Patent” means a Patent that claims a Joint Invention.

1.98                        “Joint Regulatory Working Group” means a working group established by the JSC that will provide Gene Therapy regulatory guidance regarding the nature and frequency of interactions with Regulatory Authorities as well as provide guidance and support on which issues should be raised and addressed with Regulatory Authorities in connection with the Development of Therapeutics and Products, will assist in the preparation and review of Regulatory Materials, and will monitor the submission of Regulatory Materials for each Therapeutic and Product (in particular each ECN) through the First Commercial Sale of each such Therapeutic and Product.

1.99                        “JSC” has the meaning set forth in Section 2.1(a).

1.100                 “Know-How Transfer Purposes” has the meaning set forth in Section 3.13.

1.101                 “Lead S100A1 Back-up Therapeutics” means any Back-up Therapeutic of the Lead S100A1 Therapeutics.

1.102                 “Lead S100A1 Therapeutics” means the following Therapeutics existing as of the Signing Date: (a) the Therapeutic for the Target [**], and (b) the Therapeutic for the [**].

1.103                 “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license or other rights granted to Third Parties under any of the uniQure Technology that do not conflict with or otherwise limit the rights granted to BMS under this Agreement).

1.104                 “MAA” means a marketing authorization application, for which Regulatory Approval by the European Commission is required to market a Product in the EU or, to the extent the centralized EMA filing procedure is not used, a marketing authorization application, for which Regulatory Approval by the Regulatory Authority in any Major European Country is required to market a Product in such Major European Country.

1.105                 “MAA Approval” means, with respect to a Product, receipt of Regulatory Approval of an MAA by the European Commission for such Product in the EU or, to the extent the centralized EMA filing procedure is not used, receipt of the first Regulatory Approval of an MAA by the Regulatory Authority in any Major European Countries.

1.106                 “MAA Filing” means validation by the EMA of the filing of an MAA with the EMA for the applicable Product under the centralized European procedure, as demonstrated by the start of the procedure under the timetable adopted by the Committee for Medicinal Products for Human Use (CHMP), or, to the extent the centralized EMA filing procedure is not used, the first acceptance of the filing of an MAA with the applicable Regulatory Authority in any Major European Countries.

1.107                 “Major European Countries” means [**] and the [**].

1.108                 “Major Markets” means the [**] and the Major European Countries, and “Major Market” means any of the [**] and any Major European Country.

1.109                 “Manufacturing Cost-Based Component of Supply Price” has the meaning set forth in Exhibit J and the definition will be included in the Supply Agreement.

1.110                 “MCOs” means pharmacies, managed health care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, insurers, government agencies and programs (e.g., Medicare and the VHA and other federal, state and local agencies), or similar organizations.

1.111                 “MHLW” means the Japanese Ministry of Health, Labour and Welfare and any successor agency thereto.

1.112                 “Net Sales” means the gross amounts invoiced in arms-length transactions from or on account of the sale, leasing, distribution or other transfer of Products (including Products for Gene Therapy and Non-Gene Therapy Products) by any Related Party to a non-Related Party, less the sum of the following:

(a)                                       credits or allowances for price adjustments, recalls, claims, damaged goods, rejections or returns of Products previously sold to such non-Related Party (including Products returned in connection with recalls or withdrawals);

(b)                                       taxes on the sale of Products to such non-Related Party (including import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on or imposed with respect to such sale (excluding income or net profit taxes or franchise taxes of any kind)), to the extent not reimbursed by such non-Related Party;

(c)                                        insurance, customs charges, freight, shipping and other transportation costs actually incurred in shipping Products to such non-Related Party, to the extent not reimbursed by such non-Related Party;

(d)                                       discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non-Related Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and MCOs (and other similar entities and institutions)); and

(e)                                        rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to non-Related Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and MCOs (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Product.

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Products except as permitted pursuant to clauses (a) to (e) of the foregoing sentence, provided however, that Products transferred to non-Related Parties in connection with clinical and non-clinical research and trials, Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with local Applicable Law shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor. Such amounts shall be determined consistent with customary practices and in accordance with GAAP.

No amount for which deduction is permitted pursuant to this Section 1.112 shall be deducted more than once.  Products shall be considered “sold” when invoiced to the non-Related Party.

In no event shall any Related Party have a right to apply any discounts or deductions on the Product resulting from the Related Party entering into “package deals” whereby the Related Party sells more than one product (in addition to the Product) to a customer and offers “package deal discounts”.

Sale or transfer of Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions by a Related Party to a non-Related Party, unless such Related Party is an end-user of such Products.  To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of Products to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition.  For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, (ii) sales to a Third Party wholesaler or distributor, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee; (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product to any Third Party and (iv) Net Sales Compensation shall only be paid one time on each unit of Product.

Net Sales of any Combination Product for the purpose of calculating milestones or Net Sales Compensation due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, the Related Party(ies) shall determine the actual Net Sales of such Combination Product (using the above provisions), and then:

(1)  Such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Product containing only the applicable Therapeutic, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other API in the combination, if sold separately for the same dosage as contained in the Combination Product.  All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated; or

(2)  In the event that, in any country, no separate sale of either such above-designated Product (containing only the applicable Therapeutic and no other API) or any one or more of the other APIs included in such Product are made during the accounting period in which the sale was made, or if the net selling price for an API cannot be determined for an accounting period, the allocation methodology in estimating fair market value of the Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each API in the combination, and relative value to the end user of each API).  BMS shall make a written proposal to uniQure, for its review of such allocation methodology in estimating fair market value, reasonably supported with appropriate documentation.  If the Parties are unable to reach agreement on such matter, the provisions of Article 16 shall apply.

1.113                 “Net Sales Compensation” has the meaning set forth in Section 8.5(a)(ii).

1.114                 “New Target” has the meaning set forth in Section 3.3(a)(i).

1.115                 “Non-Controlling Party” has the meaning set forth in Section 7.8(b).

1.116                 “Non-Gene Therapy Products” has the meaning set forth in Section 6.2.

1.117                 “Non-Gene Therapy Therapeutics” has the meaning set forth in Section 6.2.

1.118                 “Other Joint Patents” has the meaning set forth in Section 9.4(a).

1.119                 “Other uniQure Patents” has the meaning set forth in Section 9.4(c).

1.120                 “Patents” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c).

1.121                 “Patent Challenge” has the meaning set forth in Section 9.9(a).

1.122                 “Patent Contact” has the meaning set forth in Section 9.11.

1.123                 “Patent Firm” has the meaning set forth in Section 9.2(a).

1.124                 “Patent Prosecution Costs” means the direct out-of-pocket costs and expenses (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Patent offices and other Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP for BMS and IFRS for uniQure and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

1.125                 “PMDA” means the Pharmaceuticals Medical Devices Agency in Japan and any successor agency thereto.

1.126                 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, Governmental Authority, association or other entity.

1.127                 “Phase 1 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase 2 Clinical Trials.

1.128                 “Phase 2 Clinical Trial” means a Clinical Trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more Phase 1 Clinical Trial(s) that is designed to provide a preliminary determination of safety and efficacy of such Product in the target patient population over a range of doses and dose regimens.

1.129                 “Phase 3 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

1.130                 “Phase 4 Clinical Trial” means a Clinical Trial of a Product that (a) is not required for receipt of initial Regulatory Approval of such Product for a particular country or jurisdiction in the Territory but which may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).  Phase 4 Clinical Trials may include trials or studies conducted in support of pricing and reimbursement approvals, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored Clinical Trials and health economics studies.

1.131                 “Prior CDA” means the Confidentiality Agreement entered into by BMS and uniQure N.V. effective September 18, 2014, as amended by the first amendment dated January 26, 2015 and the second amendment dated February 24, 2015.

1.132                 “Product” means any pharmaceutical product containing a Therapeutic (alone or with other APIs), in all forms, presentations, formulations, methods of administration and dosage forms.

1.133                 “Product Marks” has the meaning set forth in Section 10.1.

1.134                 “Product Liability Losses” has the meaning set forth in Section 15.4.

1.135                 “Product Specific Infringement Action” has the meaning set forth in Section 9.5(b).

1.136                 “Product Specific Patents” means any [**] (including all claims and the entire scope of claims therein) which (a) are not [**] and [**] or thereafter during the [**] or any of its Affiliates and which (b) contain one or more [**], [**] of either (i) one or more particular [**] (where such claim specifically recites the [**]) or (ii) one or more [**] as well as one or more [**] or products that are not [**] (where such claim specifically recites the [**]).  For the avoidance of doubt, Product Specific Patents shall not contain, (x) [**], and (y) [**] (including all [**]) [**] or thereafter during the [**] or any of its Affiliates that constitutes [**].  As of the Signing Date, the Product Specific Patents consist of the [**].

1.137                 “Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a).

1.138                 “Prosecuting Party” has the meaning set forth in Section 9.2(a).

1.139                 “Publication” has the meaning set forth in Section 12.4.

1.140                 “Raw Materials” means the Transgene, vector and promoter that are contained in a Therapeutic and any starting materials, intermediates, cell lines, virus stocks and media used in the generation of such Transgene, vector and promoter or otherwise in the manufacture of a Therapeutic, including the API form of a Therapeutic.

1.141                 “Receiving Party” has the meaning set forth in Section 12.1.

1.142                 “[**]” has the meaning set forth in Section 8.5(c)(vi).

1.143                 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to Commercialize a Product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.

1.144                 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing and reimbursement approval of a Product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, including the FDA, the EMA, the European Commission and the MHLW, and in each case including any successor thereto.

1.145                 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs, BLAs, MAAs and JNDAs.

1.146                 “Related Party” shall mean BMS and its Affiliates and their respective Sublicensees and such Sublicensees’ Affiliates of one or more Therapeutics or Products.  For clarity, Related Party shall not include any wholesalers or distributors or the like unless such entity is an Affiliate of BMS.

1.147                 “Replaced Target” has the meaning set forth in Section 3.3(d)(i).

1.148                 “Replacement Target” has the meaning set forth in Section 3.3(c)(ii).

1.149                 “Research Plan” has the meaning set forth in Section 3.2(a).

1.150                 “Research Program” has the meaning set forth in Section 3.1(a).

1.151                 “Research Program Costs” has the meaning set forth in Section 3.5(c).

1.152                 “Research Term” has the meaning set forth in Section 3.1(e).

1.153                 “Research Year” means each twelve (12) month period during the Research Term, with the first Research Year beginning on the Effective Date.

1.154                 “Reserved Target” has the meaning set forth in Section 3.3(b)(i).

1.155                 “S100A1” means the cardiomyocyte protein S100A1.

1.156                 “Safety Reason” means it is BMS’ or any BMS Wholly Owned Affiliate’s reasonable belief that based upon an analysis of the existing information at any time, the medical risk/benefit of a Therapeutic or Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it, which Safety Reason (including a summary of the data supporting such reason) shall be disclosed to uniQure.

1.157                 “SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

1.158                 “Second Designation Date” means the later of (a) the [**] year anniversary of the Effective Date, and (b) the [**].

1.159                 “[**] New Targets” has the meaning set forth in Section 3.3(a)(iii).

1.160                 “Signing Date” has the meaning set forth in the first paragraph of this Agreement.

1.161                 “Sole Inventions” has the meaning set forth in Section 9.1(a).

1.162                 “Sublicensee” means any Third Party (a) granted a sublicense by BMS under Section 7.2 hereof to any or all of the rights licensed to BMS hereunder, or (b) to which BMS otherwise grants the right to promote and sell Products in one or more countries of the Territory (and any subsequent Sublicensee of such Sublicensee (i.e., in multiple tiers)), but excluding any Third Party wholesaler, distributor, group purchasing organization, pharmacy benefit manager, or retail chain customer (or similar purchaser) even if such Third Party purchaser is granted a right or license to sell a Product.

1.163                 “Supply Agreement” has the meaning set forth in Section 6.2.

1.164                 “Target” means any Transgene.

1.165                 “Target Designation Fee” means the applicable fee to be paid by BMS for the designation of a Target as a New Target in accordance with Section 3.3(a).

1.166                 “Target Reviewer” has the meaning set forth in Section 3.4(a).

1.167                 “Target Therapeutic” means a construct that contains a Target, a promoter and a vector.

1.168                 “Term” has the meaning set forth in Section 13.1.

1.169                 “Terminated Products” has the meaning set forth in Section 13.7(a).

1.170                 “Terminated Target” has the meaning set forth in Section 13.7(a).

1.171                 “Terminated Therapeutics” has the meaning set forth in Section 13.7(a).

1.172                 “Termination Notice” has the meaning set forth in Section 13.3(a).

1.173                 “Territory” means all countries of the world.

1.174                 “TC Term” has the meaning set forth in Section 8.5(e).

1.175                 “Therapeutic” means (a) any [**] discovered, owned or Controlled by or for [**] as part of the performance of the [**], (b) any [**] discovered by or for [**] (i.e., whether or not as part of the performance of the [**]) as of the Effective Date or thereafter during the Term, (c) any [**] or any [**] with a [**] that is generically or specifically claimed by a [**], (d) any [**] discovered by [**] as part of the performance of the [**], and (e) any [**] which [**] manufacture, approved use or sale thereof would infringe a [**] but for [**].  Therapeutics include, but are not limited to, the [**].

1.176                 “Third Designation Date” means the date that is the later of (a) the [**] anniversary of the Effective Date (if the Research Term has been extended to be at least [**] in duration) or, as the case may be, the [**] anniversary of the Effective Date (if the Research Term has not been extended beyond the Initial Research Term), and (b) the date of the [**].

1.177                 “Third Party” means any Person other than uniQure or BMS or an Affiliate of either of uniQure or BMS.

1.178                 “Third Party Costs” means out-of-pocket costs and expenses to be incurred by uniQure or its Affiliates (i.e., payments to be made by uniQure or its Affiliates to Third Parties) in conducting the activities assigned to uniQure or its Affiliates or such Third Party pursuant to the then-current Research Plan and in accordance with the Budget for such activities as agreed to by the JSC and set forth in the Research Plan.  Third Party Costs may include, for example, costs for animals to be used specifically in the Research Program or costs for studies performed by outside (sub)contractors, but shall not include costs for routine laboratory supplies and applicable overhead costs of uniQure or its Affiliates.  For the avoidance of doubt, Third Party Costs exclude all license fees, upfront payments, milestones and royalties paid to Third Parties, including but not limited to any amounts paid by uniQure to Existing Third Party Licensors under Existing License Agreements.

1.179                 “Third Party Licenses” has the meaning set forth in Section 7.7(a).

1.180                 “[**] New Targets” has the meaning set forth in Section 3.3(a)(iv).

1.181                 “Title 11” has the meaning set forth in Section 17.3(a).

1.182                 “Total Compensation” has the meaning set forth in Section 8.5(a).

1.183                 “Transaction Agreements” has the meaning set forth in Section 8.2.

1.184                 “Transgene” means (a) a segment of DNA containing a gene sequence that has been isolated and is intended to be introduced into a human cell to express a particular protein of interest, or (b) an oligonucleotide sequence encoding a small RNA sequence which is involved in the knock-down (i.e. the suppression, reduction or inhibition of protein translation) of a specific human gene or micro RNA.

1.185                 “uniQure Claims” has the meaning set forth in Section 15.2.

1.186                 “uniQure Indemnitees” has the meaning set forth in Section 15.2.

1.187                 “uniQure Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by [**] that encompass or relate to [**] or that is necessary or reasonably useful for the [**] or the [**].  uniQure Know-How includes (a) [**] and (b) to the extent Controlled as of the Effective Date or thereafter during the Term by [**], (i) [**], (ii) all [**] and other methods of [**] (including their [**]), and (iii) all [**].  uniQure Know-How shall exclude rights under any [**].  For clarity, subject to and to the extent as provided in Section 17.8, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to [**].

1.188                 “uniQure Manufacturing Know-How” means all uniQure Know-How that is [**], including Information with respect to the [**] (or any intermediate of any of the foregoing), including with respect to [**].

1.189                 “uniQure Manufacturing Patents” means all [**] that are [**] as of the Effective Date or thereafter during the Term by [**] and that (a) contain [**], and (b) do not contain [**]. As of the Signing Date, the uniQure Manufacturing Patents are the [**].

1.190                 uniQure Manufacturing Technology” means the uniQure Manufacturing Patents and the uniQure Manufacturing Know-How.

1.191                 “uniQure Materials” means all tangible materials, including Raw Materials, in the possession and Control of uniQure or any of its Affiliates as of the Effective Date or thereafter during the Research Term that are necessary or reasonably useful for (a) the discovery, identification or validation of Collaboration Targets or (b) the discovery, evaluation, Development, manufacture or Commercialization of Therapeutics or Products.

1.192                 “uniQure Patents” means all [**] that are [**] as of the Effective Date or thereafter during the Term by [**] and that [**] or that are necessary or reasonably useful for the [**] or the [**].  uniQure Patents include the [**] that are considered uniQure Patents pursuant to [**], and [**].  For clarity, subject to and to the extent as provided in [**], the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to [**].  As of the Signing Date, the uniQure Patents include the [**].

1.193                 “uniQure Platform Technology” means all [**] as of the Effective Date or thereafter during the Term by [**] that have [**] to the research and development of [**], their manufacturing as well as administration to [**].

1.194                 “uniQure Platform Technology Improvements” means any [**] to the [**] which is [**].

1.195                 “uniQure Technology” means the uniQure Patents, uniQure Know-How and uniQure Materials.

1.196                 “U.S.” or “United States” means the United States of America and its territories, districts and possessions.

1.197                 “Valid Claim” means either (a) a claim of an issued and unexpired Patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending Patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling; provided however, that Valid Claim shall exclude (x) any such claim of a pending Patent application that has not been granted within [**] following the earliest priority filing date for such application and (y) any such claim of a pending Patent application that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by arbitration pursuant to Section 16.2 (with the/each arbitrator being a patent attorney having appropriate expertise in patent law) in the event that the Parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim), in either case of (x) or (y) unless and until such claim is granted and in such event, such claim shall retroactively be deemed to have been a Valid Claim.

1.198                 “Variant” with respect to a Target means a [**] containing [**], that has or is intended to have [**] substantially similar to, or superior to, [**].

1.199                 “Wholly Owned Affiliate” means, with respect to a particular Person, another Person that (i) directly or indirectly owns one hundred percent (100%) of the voting stock of such particular Person, (ii) the voting stock of such other Person is directly or indirectly owned one hundred percent (100%) by such particular Person, or (iii) the voting stock of such other Person is directly or indirectly owned one hundred percent (100%) by a Person that also owns directly or indirectly one hundred percent (100%) of the voting stock of such Particular person.

2.                                              GOVERNANCE

2.1                               Joint Steering Committee.

(a)                                       Establishment of JSC.  The Parties will establish a joint steering committee with the roles set forth in Section 2.1(c) (the “JSC”) no later than thirty (30) days after the Effective Date.  Each Party will initially appoint three (3) representatives to the JSC.  The initial members of the JSC are identified in Exhibit F.  The JSC may change its size from time to time by mutual consent of its members; provided however, that the JSC will consist at all times of an equal number of representatives of each of uniQure and BMS.  The JSC membership and procedures are further described in this Section 2.1.  Each Party may at any time appoint different JSC representatives by written notice to the other Party.

(b)                                       Membership of JSC.  Each of uniQure and BMS will designate representatives with appropriate expertise to serve as members of the JSC.  Each of uniQure and BMS will select from their representatives a co-chairperson for the JSC, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party.

(c)                                        Role of JSC.  The JSC will be responsible for (i) oversight for all aspects of the collaboration of uniQure and BMS under this Agreement, (ii) oversight for and the overall management (through the Joint Discovery Working Group) of the Research Program, and for approving changes and updates to the Research Plan and the Budget, (iii) oversight for and the overall management (through the Joint Early Development Working Group) of the Early Development activities for Therapeutics and Products, (iv) seeking input from uniQure on the Development by BMS of Therapeutics and Products  and monitoring the Development progress of each Therapeutic and Product  by BMS, (v) oversight for and the overall management (through the Joint CMC Working Group) of CMC activities in connection with the Development of Therapeutics and Products, (vi) monitoring, reviewing and recording of the progress of the Research Program, (vii) setting and monitoring the spending against the Budget for Research Program Costs, as set forth in the Research Plan, (viii) facilitating the prosecution of the Product Specific Patents in accordance with Article 9 below (and for the avoidance of doubt the JSC will have no authority to determine whether a Patent is a Product Specific Patent), (ix) documenting the designation by BMS of Collaboration Targets (including the replacement of a Collaboration Target with a Replacement Target), (x) providing Gene Therapy regulatory guidance regarding the nature and frequency of interactions with Regulatory Authorities and issues to be raised and addressed with Regulatory Authorities in connection with the Development of Therapeutics and Products, (xi) providing assistance in the review of Regulatory Materials, and monitoring the submission of Regulatory Materials for each Therapeutic and Product (in particular each ECN) through the First Commercial Sale of each such Therapeutic and Product, and (xii) reviewing the Commercialization activities of each Therapeutic and Product (in particular each ECN) by BMS and other Related Parties.  The JSC shall also serve as an information sharing forum for keeping uniQure informed of Development activities being conducted by BMS and other Related Parties for Therapeutics and Products.  As needed, the JSC shall establish subcommittees and working groups (which in each case shall include representation by each Party but it shall be within the discretion of the JSC whether an equal number of representatives from each Party should be on a particular subcommittee or working group) that will report to the JSC to further the objectives of the Research Program and the Development and Commercialization of Therapeutics and Products.  Without limiting the foregoing, within thirty (30) days of the Effective Date the JSC shall establish the Joint Discovery Working Group, and within sixty (60) days of the Effective Date, the JSC shall establish the Joint Early Development Working Group, the Joint Regulatory Working Group and the Joint CMC Working Group.  Reasonably in advance of the commencement of the first Clinical Trial for a Product, the JSC shall establish the Clinical Development Forum, and reasonably in advance of the commencement of any Commercialization activities, the JSC shall establish the Commercial Forum.  The number of members from each Party for the Clinical Development Forum and the Commercial Forum do not need to be equal, and there is no limit on the number of participants from each Party that may attend a meeting of the Clinical Development Forum or of the Commercial Forum.

(d)                                       Decisions of JSC.  Decisions of the JSC shall be taken during meetings of the JSC pursuant to Section 2.1(f).  The JSC shall only have decision making authority on matters falling within the scope of clauses (ii), (iii), (v), (vi) and (vii) of Section 2.1(c).  Decisions of the JSC on such matters shall be by consensus and the JSC representatives of a Party shall consider the views of the JSC representatives of the other Party in making decisions.  Each Party, through its representatives, shall have one (1) vote in the JSC.  If the JSC is unable to reach consensus with respect to any such decision, the disputed matter will be subject to the dispute resolution mechanism set forth in Section 2.1(e).  BMS shall have the final decision-making authority on matters falling within the scope of the JSC; provided however, that BMS may not use its final decision-making authority to (i) require uniQure or any of its Affiliates to violate any Applicable Law or any agreement it may have with any Related Party or Third Party, (ii) amend the terms and conditions of this Agreement, (iii) make any changes in the number of BMS-funded uniQure FTEs except in accordance with Section 3.5(b), (iv) require uniQure or any of its Affiliates to incur any additional efforts and costs (other than routine laboratory supplies up to an amount of [**] per Research Year) in the conduct of the Research Program beyond the efforts and costs specified in the last agreed Budget for the Research Plan or (v) require uniQure or any of its Affiliates to conduct any activities outside the scope of the discovery, research, production, manufacture or non-clinical Development of Collaboration Targets and Therapeutics as set forth in this Agreement and, as the case may be, the Supply Agreement.  For clarity and subject to Section 3.5, BMS shall have final decision-making authority with respect to the allocation of FTE effort to be applied for the conduct of work with respect to each of the Collaboration Targets.

(e)                                        Dispute Resolution.  In the case where the JSC is unable to reach a decision by consensus within fifteen (15) days of a matter for which it has decision making authority first being voted upon by the JSC, the disputed matter shall then be immediately referred to the Alliance Managers for good faith discussion and resolution, and if it is not resolved by the Alliance Managers within ten (10) days of being referred to them, such disputed matter shall be immediately referred to the Executive Officers for each Party in charge of the relevant subject matter at issue for resolution within fifteen (15) days.  If, after such efforts, the Parties are unable to resolve such disputed matter, the Executive Officer of BMS (or his or her designee) shall have the final decision making authority to decide the disputed matter, subject to Section 2.1(d).

(f)                                         JSC Meetings.  The co-chairpersons of the JSC, with assistance and guidance from the Alliance Managers, will be responsible for calling and leading meetings, preparing and circulating an agenda in advance of each meeting and minutes of meeting promptly after each meeting (including a list of any actions or decisions approved by the JSC).  The JSC will hold meetings at such times and places as the co-chairpersons may determine; provided however, that the co-chairpersons will call a meeting of the JSC promptly upon the reasonable written request of either co-chairperson to convene such a meeting.  The JSC will meet at least once every Calendar Quarter unless the Parties agree otherwise.  At least two (2) meetings each Calendar Year shall be in person.  The location of in-person JSC meetings shall alternate between the headquarters of uniQure and either the headquarters of BMS or a BMS facility in New Jersey, United States (with the BMS co-chairperson selecting the site of each in person meeting to be held at a BMS location), with the first meeting to take place at uniQure in Amsterdam, the Netherlands.  The other meetings of the JSC in a Calendar Year need not be in person and may be by telephone or any other method determined by the JSC.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC and any subcommittee or working group.  In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees or officers, and, with the consent of the other Party, consultants or scientific advisors, to attend meetings of the JSC or any subcommittee or working group, or the relevant portion thereof; provided however, that the total number of non-members from each Party that may attend a meeting will be decided by the Alliance Managers and that its representatives and any such other employees, officers, consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement. Each Party shall bear all travel and other expenses of its representatives and other employees, officers, consultants or scientific advisors incurred to attend the meetings of the JSC or any subcommittee or working group.

(g)                                  Discontinuation of JSC.  The JSC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JSC, or (b) termination or expiration of this Agreement.  Thereafter the JSC shall have no further roles or responsibilities under this Agreement.  Any subcommittees and working groups established by the JSC will dissolve when the JSC is dissolved.

(h)                                       Limitations on Authority of the JSC.  The JSC will have solely the roles and responsibilities assigned to it in this Article 2.  For the avoidance of doubt, other than with respect to  Research Program matters covered by clause (ii) of Section 2.1(c), Early Development matters covered by clause (iii) of Section 2.1(c) and CMC matters covered by clause (v) of Section 2.1(c), the JSC shall have no decision-making authority with respect to the Development or Commercialization of Therapeutics and Products.  In addition, the JSC shall have no authority to amend, modify or waive compliance with this Agreement, or limit BMS’ final decision-making authority with respect to the Development or Commercialization of any Therapeutic or Product as set forth in this Agreement.

2.2                               Alliance Managers.  Each of the Parties will appoint one (1) representative who possesses a general understanding of research, Development and Commercialization issues to act as its alliance manager (each, an “Alliance Manager”) no later than thirty (30) days after the Effective Date.  The Alliance Manager of a Party may only be appointed as representative of such Party in the JSC if the other Party consents in writing.  The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties.  The Alliance Managers will attend all meetings of the JSC and support the co-chairpersons of the JSC in the discharge of their responsibilities.  An Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager.  Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC.  Each Alliance Manager also will:

(a)                                       be the point of first referral in all matters of conflict resolution and be involved in the resolution of disputes of the JSC as provided in Section 2.1(e);

(b)                                       provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JSC is no longer constituted;

(c)                                        plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications; and

(d)                                       take responsibility for ensuring that JSC activities, such as the conduct of required JSC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

2.3                               Accounting and Financial Reporting.  Each of the Parties will appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting (each, a “Financial Representative”) no later than forty-five (45) days after the Effective Date.  The Financial Representative may, at the same time, also be appointed as a representative of such Party in the JSC.  The Financial Representative shall work under the direction of the JSC and directly with the Alliance Manager during the Research Term and shall provide services to and consult with the JSC thereafter, in order to address the financial, budgetary and accounting issues that arise in connection with the Research Plan or Research Program Costs.  Each Financial Representative may be replaced at any time by the represented Party by providing notice thereof to the other Party.  The Financial Representatives will meet as they or the JSC may agree is appropriate.

3.                                              RESEARCH PROGRAM

3.1                               Research Program and Research Term.

(a)                                 Research Program.  The Parties shall initially collaborate in carrying out a research program to (i) advance uniQure’s Lead S100A1 Therapeutic, consisting of the S100A1 Collaboration Target, in Gene Therapy, and (ii) validate three (3) additional Collaboration Targets to be designated by BMS within three (3) months of the Effective Date as Collaboration Targets and discovering and identifying Therapeutics targeting such three (3) additional Collaboration Targets, and (iii) conduct certain pre-clinical/non-clinical Development activities with respect to such Therapeutics suitable for further clinical Development for human therapeutic uses.  Subject to Sections 3.3 and 3.4, BMS shall further designate [**] additional Targets as Collaboration Targets pursuant to the procedure set forth in Section 3.3 and/or Section 3.4, and with respect to each such additional Target that is designated by BMS as a Collaboration Target, the Parties will collaborate on discovering and identifying Therapeutics for such Collaboration Target and conduct certain non-clinical Development activities with respect to such Therapeutics for human therapeutic uses (such research program, as amended from time to time in accordance with this Agreement, collectively being the “Research Program”). The Research Program will be carried out in accordance with the Research Plan.

(b)                                 Objective of Research Program.  The objective of the Research Program is to identify one or more Therapeutics for BMS to advance into Clinical Trials and ultimately Commercialize as Products (with an understanding for BMS to use Diligent Efforts to optimize the number of differentiated Therapeutics and Products).  The Research Program will focus on activities to identify Therapeutics and will also include activities directed toward Back-up Therapeutics.  The Parties will collaboratively carry out the Research Program, under the direction of the JSC and in accordance with the Research Plan and Budget.

(c)                                  Conduct of Research Program.  The Research Program will be conducted by each Party in good scientific manner, and in compliance with all applicable good laboratory practices and Applicable Law, to attempt to achieve efficiently and expeditiously the objectives of the Research Program.  Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) likewise perform any activities under the Research Program in good scientific manner, and in compliance with all applicable good laboratory practices and Applicable Law, to attempt to achieve efficiently and expeditiously the objectives of the Research Program.

(d)                                 Facilities and Resources.  Each Party will maintain all laboratories, offices and other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Program pursuant to the Research Plan.  Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program.

(e)                                  Research Term.  The Research Program will be carried out during the [**] year period after the Effective Date (such initial [**] year period the “Initial Research Term”).  The Initial Research Term may be extended by mutual agreement for additional [**] year periods on a year-by-year basis (the Initial Research Term, as may be extended by the Parties pursuant to this Section 3.1(e), the “Research Term”).  If a Party wants to extend the Research Term, it must provide the other Party a written notice of its desire to extend the Research Term at least sixty (60) days prior to the scheduled expiration of the Research Term (i.e., the applicable anniversary of the Effective Date).  BMS may terminate the entire Agreement at any time (aa) for safety concerns with the uniQure Platform Technology that may adversely affect the Development of Therapeutics and/or Products as envisaged under the Research Plan in accordance with Section 13.2(b) or (bb) for scientific failure of the uniQure Platform Technology in accordance with Section 13.2(a) (e.g., failure to express the Transgene to a therapeutically meaningful level due to a feature or features of the uniQure technology platform which cannot be overcome by the use of another promoter and/or vector, or inability due to a feature or features of the uniQure technology platform (and not a mere capacity issue) to produce sufficient GMP grade virus to support the Research Plan and/or the Development Plan of a Product especially in the clinical Development phase), provided however, that in deviation from Section 13.2(a) the notice period for such termination shall be sixty (60) days and such notice may be provided earlier than the third anniversary of the Effective Date.  In addition, BMS may terminate the Research Program for convenience at any time on or after the third anniversary of the Effective Date by terminating the entire Agreement in accordance with Section 13.2(a). The Research Term shall automatically end upon termination of this Agreement in its entirety in accordance with Article 13 without any further notice to be provided by any of the Parties.

(f)                                   Consequences of Research Term Extension.  For each extension of the Research Term, subject to Section 3.5, the Joint Discovery Working Group will prepare an update to the Research Plan, which will include an updated Budget for the BMS-funded uniQure FTEs to perform the work required under such updated Research Plan and any projected Third Party Costs, for approval by the JSC.

3.2                               Research Plan; Budget.

(a)                                 Research Plan.  The Research Program will be carried out in accordance with a written research plan (the “Research Plan”).  The purpose of the Research Plan is to detail the responsibilities and activities of uniQure and BMS with respect to carrying out the Research Program.  The Research Plan will include a description of the specific activities to be performed by uniQure and BMS in support of the Research Program, the number of uniQure FTEs to perform such activities in support of the Research Program, projected timelines for completion of such activities and, as applicable, provisions for the supply of Collaboration Targets and related Target Therapeutics by uniQure to BMS.  The Research Plan will also include a budget for the BMS-funded uniQure FTEs (based on the number of BMS-funded uniQure FTEs and the FTE Rate) and any projected Third Party Costs (the “Budget”).  The Budget for a Calendar Year shall be approved by the JSC prior to the commencement of such Calendar Year and the JSC shall approve any modifications to the Budget for such Calendar Year with input from the Joint Discovery Working Group and the Joint Early Development Working Group.

(b)                                 In addition, the Budget for the first Calendar Quarter of each Calendar Year during the Research Term shall include the projected Third Party Costs for such Calendar Year.  As part of this Calendar Quarter update to the Budget, the Joint Discovery Working Group and the Joint Early Development Working Group shall submit a written proposed quarterly Budget to the JSC for approval by the JSC that specifies for the coming Calendar Quarter period (i) the number of uniQure FTEs assigned to the Research Program (in accordance with Section 3.5), (ii) a summary of their activities, and (iii) a listing of the uniQure technicians and scientists comprising such FTEs, their percentage of time devoted to working on the Research Program and the allocation of their effort for activities under the Research Program.  If BMS has reasonable concerns regarding any specific uniQure employee or contractor assigned to the Research Program as BMS-funded uniQure FTE, such concerns shall first be communicated to the Joint Discovery Working Group and the Joint Early Development Working Group for their consideration, and if such working groups cannot resolve BMS’ concerns, the matter will be referred to the JSC for its consideration and resolution.

(c)                                  Initial Research Plan.  Exhibit D contains a summary of the initial Research Plan, which covers the Lead S100A1 Therapeutic for Gene Therapy, and a projected budget for the initial Research Plan, (the “Initial Research Plan”).  Within ninety (90) days after the Effective Date the Parties shall complete the Initial Research Plan, including the budget, for approval by the JSC.  For the avoidance of doubt, the Initial Research Plan is part of the Research Plan.

(d)                                 Changes to the Research Plan.  The Research Plan will be reviewed and updated, as needed, with input from the Joint Discovery Working Group and the Joint Early Development Working Group on a Calendar Quarter basis, or more frequently as the JSC may decide.  After each Calendar Quarter the Joint Discovery Working Group and the Joint Early Development Working Group will discuss how the actual FTE hours compared to the Budget for such Calendar Quarter and approve any deviation to the Budget for the just ended Calendar Quarter and decide on any FTE adjustment, if any, that is needed for the next Calendar Quarter.  If the Joint Discovery Working Group and the Joint Early Development Working Group cannot agree on any deviation or adjustment to the Budget, the matter will be referred to the JSC for resolution.  If the JSC cannot reach consensus with respect to changes to the Research Plan or the Budget, BMS shall have final decision making authority subject to Section 2.1(d).

3.3                               Collaboration Targets.

(a)                                 Designation of Collaboration Targets.

(i)                                     Subject to the provisions of Sections 3.3 and 3.4, in addition to the Collaboration Target identified as of the Signing Date and listed in Exhibit E, BMS shall designate nine (9) additional Targets as Collaboration Targets (each a “New Target”) for a total and maximum of ten (10) Collaboration Targets pursuant to the procedure set forth in this Section 3.3 and Section 3.4, with the ability to replace any of such ten (10) Collaboration Targets with a Replacement Target as set forth in Section 3.3(c).

(ii)                                  At any time before the three (3) month anniversary of the Effective Date, BMS shall identify a first set of [**] New Targets (i.e., the [**] New Targets) that it wants to designate as Collaboration Targets and pay to uniQure a Target Designation Fee of [**] for each such New Target within (30) days of the date BMS designates such New Target (if such New Target is a Reserved Target), or within (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such New Target is not an Excluded Target (if such New Target is not a Reserved Target).  BMS shall designate any such New Target as a Collaboration Target promptly after becoming aware that such New Target is not an Excluded Target.  If BMS is notified by the Target Reviewer in accordance with Section 3.4 that one or more of such New Targets is an Excluded Target, promptly after receipt of such notification by the Target Reviewer BMS shall designate such number of additional New Targets until the first set of [**] New Targets that are not Excluded Targets has been successfully designated as Collaboration Targets, and BMS shall pay the Target Designation Fee of [**] for any such additional New Target within thirty (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such additional New Target is not an Excluded Target.

(iii)                               At any time before the date that is  thirty (30) days after the Second Designation Date, subject to subsections (v) and (vi) below, BMS shall designate [**] additional New Targets as Collaboration Targets (the “[**] New Targets”) (i.e., [**] New Targets).  At least three (3) months prior to the Second Designation Date, the Joint Discovery Working Group shall begin discussing and evaluating Targets that BMS may want to consider designating as Collaboration Targets if BMS has not already designated the [**] New Targets and begin working on the research plan for such Targets that BMS may want to designate as Collaboration Targets.  BMS shall pay to uniQure a Target Designation Fee of [**] for each such New Target within (30) days of the date BMS designates such New Target (if such New Target is a Reserved Target), or within (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such New Target is not an Excluded Target (if such New Target is not a Reserved Target).  If BMS is notified by the Target Reviewer in accordance with Section 3.4 that one or more of such New Targets is an Excluded Target, promptly after receipt of such notification by the Target Reviewer BMS shall designate such number of additional New Targets until the [**] New Targets that are not Excluded Targets has been successfully designated as Collaboration Targets, and BMS shall pay the Target Designation Fee of [**] for any such additional New Target within thirty (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such additional New Target is not an Excluded Target.  Notwithstanding the foregoing, if BMS fails to designate the entire [**] New Targets (i.e., the [**] New Targets) within thirty (30) days of the Second Designation Date, BMS shall nevertheless pay uniQure the [**] Target Designation Fee for the number of remaining New Targets of the [**] New Targets that have not been designated as Collaboration Targets within sixty (60) days of the Second Designation Date, and BMS may designate any of the remaining number of New Targets as Collaboration Targets up until the later of either (aa) the end of the Research Term or (bb) [**] following the date on which the last Target Designation Fee for the [**] New Targets was paid.

(iv)                              At any time before the date that is thirty (30) days after the [**], subject to subsections (v) and (vi) below BMS shall designate [**] additional New Targets as Collaboration Targets (the “[**] New Targets”) (i.e., [**] New Targets).  At least three (3) months prior to the Third Designation Date, the Joint Discovery Working Group shall begin discussing and evaluating Targets that BMS may want to consider designating as Collaboration Targets if BMS has not already designated the [**] New Targets and begin working on the research plan for such Targets that BMS may want to designate as Collaboration Targets.  BMS shall pay to uniQure a Target Designation Fee of [**] for each such New Target within (30) days of the date BMS designates such New Target (if such New Target is a Reserved Target), or within (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such New Target is not an Excluded Target (if such New Target is not a Reserved Target).  If BMS is notified by the Target Reviewer in accordance with Section 3.4 that one or more of such New Targets is an Excluded Target, promptly after receipt of such notification by the Target Reviewer BMS shall designate such number of additional New Targets until the [**] New Targets that are not Excluded Targets has been successfully designated as Collaboration Targets, and BMS shall pay the Target Designation Fee of [**] for any such additional New Target within thirty (30) days of the date BMS is notified by the Target Reviewer in accordance with Section 3.4 that such additional New Target is not an Excluded Target.  Notwithstanding the foregoing, if BMS fails to designate the entire [**] New Targets (i.e., the [**] New Targets) within thirty (30) days of the Third Designation Date, BMS shall nevertheless pay uniQure the $2 million Target Designation Fee for the number of remaining New Targets of the Third Set of Three New Targets that have not been designated as Collaboration Targets within sixty (60) days of the Third Designation Date, and BMS may designate any of the remaining number of New Targets as Collaboration Targets up until the later of either (aa) the end of the Research Term or (bb) [**] following the date on which the last Target Designation Fee for the [**] New Targets was paid.  If BMS designates any of the remaining number of New Targets during the [**] year of the Research Term, the Parties will mutually agree to extend the Research Term for at least [**] year.

(v)                                 Notwithstanding the foregoing, by mutual written agreement, the Parties may postpone the Second Designation Date and/or the Third Designation Date, whereupon the date by which the [**] New Targets and the [**] New Targets, respectively, should be designated shall be thirty (30) days after the postponed date, and the Target Designation Fee for any undesignated New Target shall be due within sixty (60) days of such postponed date.

(vi)                              For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, (a) BMS does not have to designate [**] as a New Target at any one time, (b) BMS is obligated to designate [**] New Targets pursuant to subsection (ii) above, and (c) with respect to the [**] New Targets and the [**] New Targets , if BMS fails to designate [**] of New Targets in the [**] New Targets and/or the [**] New Targets prior to the respective due dates set forth in subsections (iii) and (iv) above (or the due dates set forth in subsection (v) above if the Second Designation Date or the Third Designation Date is postponed pursuant to subsection (v) above), BMS shall be obligated to [**] for each such New Target as if BMS had timely designated such New Target prior to the respective due dates set forth in subsections (iii) and (iv) above (or the due dates set forth in subsection (v) above), BMS shall [**] for its failure to designate the entire number of New Targets in the [**] New Targets and/or the [**] New Targets prior to the respective due dates set forth in subsections (iii) and (iv) above (or the due dates set forth in subsection (v) above), and BMS shall [**] if it does not thereafter designate the entire number of New Targets in the [**] New Targets and/or the [**] New Targets.  [**] of the corresponding [**] shall be made within the respective due dates set forth in subsections (ii) to (v) above.

(vii)                           Once a Target becomes a New Target, the Research Plan shall be amended to include such New Target, a Budget for such New Target shall be approved by the JSC, and work on such New Target under the Research Plan shall commence no later than the date mutually agreed by the Parties for work to commence, unless such New Target is replaced by a Replacement Target prior to the commencement of such work, in which case work on such Replacement Target shall commence no later than the date mutually agreed by the Parties for work to commence on such Replacement Target.  Until a Target becomes a New Target and work on such New Target commences under the Research Plan, BMS shall have no obligation with respect to the research, Development or Commercialization of such New Target or any Therapeutic or Product for such New Target, including but not limited to any Diligent Efforts obligation under Section 3.9.

(b)                                 Target Reservation.

(i)                                     During the Research Term, BMS shall be entitled to designate a number of Targets as reserved Targets, with each such Target so designated being a “Reserved Target”.  Each such Target to be designated as Reserved Target shall be designated in accordance with and subject to the Excluded Target process as set forth in Section 3.4.  The maximum number of Reserved Targets shall be [**] at the Effective Date and shall decrease following the designation of New Targets by BMS pursuant to Section 3.3(a) as follows:  After the designation of one or more New Targets of the first set of New Targets pursuant to Section 3.3(a)(ii), the maximum number of Reserved Targets shall be [**].  After the designation of or, if no designation is undertaken in due time, upon expiration of BMS’ right to designate one or more New Targets of the [**] New Targets pursuant to Section 3.3(a)(iii), the maximum number of Reserved Targets shall be [**].  After the designation of one or more New Targets of the [**] New Targets pursuant to Section 3.3(a)(iv), the maximum number of Reserved Targets shall be [**]. Upon expiration of BMS’ right to designate one or more New Targets of the [**] New Targets pursuant to Section 3.3(a)(iv), any remaining Reserved Targets [**], [**]. Together with its designation of the relevant New Target that will result in a reduction of the maximum number of Reserved Targets, BMS shall specify which of the Reserved Targets shall cease to be designated as Reserved Targets. For the avoidance of doubt, a Target shall not become an Excluded Target so long as such Target is a Reserved Target or a Collaboration Target and any Reserved Target ceasing to be designated as a Reserved Target due to a reduction of the maximum number of Reserved Targets shall be a Target and shall be subject to the exclusivity undertakings pursuant to Article 11.

(ii)                                  BMS may replace designated Reserved Targets up to the respective maximum number of Reserved Targets at any time during the Research Term in accordance with and subject to the Excluded Target process as set forth in Section 3.4. Any Reserved Target ceasing to be designated as a Reserved Target due to a replacement of such Reserved Target by another Target shall be a Target and shall be subject to the exclusivity undertakings pursuant to Article 11.

(iii)                               For so long as a Target is a Reserved Target, uniQure agrees that it shall not [**]:

Subject to the terms and conditions of this Agreement, and without limiting the rights granted to BMS under this Agreement, if [**] with uniQure regarding a possible [**] with respect to any [**], uniQure shall notify BMS no less than [**] days prior to [**].  After uniQure provides such a notice to BMS, BMS shall have a period of [**] to designate such [**].  If BMS does not so designate [**], uniQure shall be permitted, for a period of [**] following the end of the BMS designation period, to [**].  uniQure will provide written notice to BMS notifying BMS [**]. If uniQure fails to [**].

If uniQure wants to initiate an internal program for a Reserved Target or any Variant thereof on its own, uniQure shall [**] of its intention to initiate such internal program.  If uniQure then initiates such internal program for such Reserved Target or any Variant thereof, uniQure shall [**], except as described below.  Where uniQure initiates an internal program for a Reserved Target or any Variant thereof, as the case may be, [**], then once uniQure has [**], as the case may be, of interest in [**], uniQure shall [**] that it has [**] and [**] and shall provide [**] for such internal program.  BMS shall have [**] days after receiving all such [**] to notify uniQure [**], as the case may be, of such internal program as a [**].  If BMS notifies uniQure that it [**], as the case may be, as a [**], (A) BMS shall [**] in conducting the internal program for such Reserved Target or such Variant, as the case may be, up until [**] in accordance with the foregoing sentence that such internal activities have been completed, (B) BMS shall [**] that have been achieved by or on behalf of [**] in conducting the internal program for such Reserved Target or such Variant, as the case may be, up until the [**] in accordance with the foregoing sentence that such internal activities have been completed ([**]), (C) the [**] shall be amended to include [**], as the case may be, and (D) uniQure shall only [**], as the case may be, as part of the [**].  If, however, BMS notifies uniQure that [**], as the case may be, as a [**] or fails to provide any written notice to uniQure during such thirty [**] period, such [**], as the case may be, shall become an [**], and uniQure shall have the right to [**] regarding a [**], and to [**].

Notwithstanding anything to the contrary in this Section 3.3(b), in no event may uniQure [**] as a [**] for more than a total of [**] Reserved Targets and/or Variants thereof in any [**] period (i.e., the limit of [**] Reserved Targets and/or Variants thereof can be achieved by (a) [**] Reserved Targets and/or Variants thereof of [**], (b) [**] Reserved Targets and/or Variants thereof for which [**], or (c) [**]).

(c)                                  Adding or Replacing a Collaboration Target.

(i)                                     Adding a Collaboration Target.  BMS shall have the right to designate any Reserved Target as a New Target.  In the case where BMS desires to designate a Target as a New Target where such Target has not previously been designated as a Reserved Target, BMS shall follow the Excluded Target process set forth in Section 3.4, where the process is applied to such new proposed Target.  For clarity, BMS may designate any Reserved Target as a Collaboration Target by providing written notice to the JSC without following the Excluded Target process set forth in Section 3.4 (since such process has already been conducted for such Reserved Target as set forth in subsection (b) above).  For the avoidance of doubt, the maximum number of Collaboration Targets designated under this Agreement shall be ten (10) and BMS shall not have the right to designate any additional Targets as Collaboration Targets where such designation would lead to the maximum number of ten (10) Collaboration Targets being exceeded; provided, however, no [**] shall count towards the total and maximum of [**] Collaboration Targets, but shall be counted instead of the [**] only.  By way of illustration and not limitation, if [**] New Targets have been designated by BMS as Collaboration Targets so there are a total of [**] Collaboration Targets, and the [**] New Target designated by BMS as a Collaboration Target (i.e., the [**] Collaboration Target) is replaced by a Replacement Target, such Replacement Target shall not count as the [**] Collaboration Target but will instead be considered the [**] New Target designated by BMS (i.e., the [**] Collaboration Target) for purposes of determining the total and maximum of [**] Collaboration Targets.

(ii)                                  Replacing a Collaboration Target.  During the Research Term, BMS shall be able to replace any of the then-current Collaboration Targets with a new Target (a “Replacement Target”) that may be a Reserved Target or another new Target (in accordance with and subject to the Excluded Target process as described in Section 3.4); provided however, that with respect to all but the [**], BMS may replace a Collaboration Target for [**], and with respect to [**], BMS may replace a Collaboration Target [**] for legal, Third Party intellectual property or scientific reasons as well as for Safety Reasons.  Subject to the foregoing limitations, BMS shall have the right to replace an existing Collaboration Target with a Replacement Target as set forth above at any time during the Research Term where such Replacement Target is a Reserved Target, by providing written notice to the JSC without following the Excluded Target process set forth in Section 3.4 (since such process has already been conducted for such Reserved Target as set forth in subsection (b) above).  In the case where BMS desires to replace an existing Collaboration Target with a Replacement Target that has not previously been designated as a Reserved Target, BMS shall follow the Excluded Target process set forth in Section 3.4, where the process is applied to such new proposed Replacement Target.  For the avoidance of doubt, no Target Designation Fee is due or payable for a Replacement Target.

(d)                                 Disposition of a Replaced Target.

(i)                                     Upon replacement of a previously designated Collaboration Target with a Replacement Target, such [**] shall no longer be [**].

(ii)                                  If the Replaced Target is a BMS Proprietary Target, [**] to such Replaced Target or any [**].  If uniQure wants to [**] on such Replaced Target or any [**] and such Replaced Target was not replaced by a Replacement Target for any Safety Reason, [**].

(iii)                               If the Replaced Target does not fall within the scope of Section 3.3(d)(ii) and was not replaced by a Replacement Target for any Safety Reason, it shall [**], and the provisions of [**] shall apply to [**], and in applying [**] to any such Replaced Target, each reference to “Reserved Target” shall be replaced by “Replaced Target”, provided however, [**], such Replaced Target shall [**] but BMS shall be [**] on a [**] with respect to such Replaced Target, and the provisions of [**] shall apply to such Replaced Target and the Therapeutics and Products for such Replaced Target.

(iv)                              Notwithstanding Section 3.3(d)(iii), if the Replaced Target does not fall within the scope of Section 3.3(d)(ii) and was replaced by a Replacement Target for any Safety Reason, then [**] on a [**] with respect to such Replaced Target, and the provisions of [**] shall apply to such Replaced Target and the Therapeutics and Products for such Replaced Target.

(e)                                  Declined Targets.

(i)                                     Where any Target that is proposed for the Joint Discovery Working Group to discuss as a potential Collaboration Target becomes a Declined Target, and if BMS notifies uniQure that [**], it shall be [**] (in particular, it shall [**] Reserved Targets pursuant to [**] and it shall only be [**] as long as [**]), and the provisions of [**] shall apply to each such Declined Target, and in applying [**] to any such Declined Target, each reference to “Reserved Target” shall be replaced by “Declined Target”,  provided however, that notwithstanding [**], if a particular Target that became a Declined Target eventually becomes a Replaced Target for the first time, such [**] but BMS shall [**] on a [**] with respect to such Declined Target / Replaced Target, and the provisions of [**] shall apply to such Declined Target / Replaced Target and the Therapeutics and Products for such Replaced Target.

(ii)                                  Notwithstanding the foregoing, if such Declined Target / Replaced Target was replaced by a Replacement Target for any Safety Reason, then BMS shall be [**] on a [**] with respect to such Declined Target / Replaced Target, and the provisions of [**] shall apply to such Declined Target / Replaced Target and the Therapeutics and Products for such Declined Target / Replaced Target.

3.4                               Excluded Target Process; Designation of Reserved Targets and Collaboration Targets.

(a)                                 Target Reviewer.

(i)                                     In the case where BMS desires to add a new Reserved Target (up to the maximum number of Reserved Targets pursuant to Section 3.3(b)), replace an existing Reserved Target, or propose a new Target as Collaboration Target (including as Replacement Target), BMS shall notify uniQure through the Joint Discovery Working Group.  Within fifteen (15) Business Days after such notification, uniQure shall [**](the “Target Reviewer”) with an updated [**] (which shall include [**] information for each [**]).  Within [**] Business Days after uniQure has provided the Target Reviewer with such updated [**], BMS shall provide to the Target Reviewer the [**] to become a Reserved Target or Collaboration Target.  Within [**] Business Days thereafter, the Target Reviewer shall [**].  If the proposed Target is not an Excluded Target, BMS shall [**], as the case may be, in accordance with Section [**].  Accordingly, any Target that is not an Excluded Target shall be [**].  BMS shall [**].

(ii)                                  In the case where BMS is considering a Target as a potential Collaboration Target or potential Reserved Target and does [**] before determining whether such Target is an Excluded Target, then BMS shall [**] within [**] Business Days after such request [**]. Within [**] Business Days after uniQure has provided the Target Reviewer with such updated Excluded Target List, BMS shall [**].  Within [**]) Business Days thereafter, the Target Reviewer shall [**].  If the proposed Target is not an Excluded Target, BMS shall [**], as the case may be, in accordance with [**].  Accordingly, any Target that is not an Excluded Target shall [**].  BMS shall [**] and shall not be obliged to [**].

(b)                                 Consultation with uniQure; Designation of New Reserved Target or Collaboration Target.  Promptly after the Target Reviewer has [**], BMS shall [**], including [**].  The [**] shall [**], as the case may be; provided however, that BMS shall [**] with respect to the [**], as the case may be.  BMS may [**], as the case may be, by [**], and in conjunction with the [**], uniQure shall [**].

(c)                                  Alternative Procedure.  For purposes of the designation of any particular Target as a Collaboration Target, the Parties may [**] and instead allow [**] and BMS to [**].

(d)                                 Interest in Targets.  The Parties agree and acknowledge that BMS, without any prejudice to its rights and obligations related to the designation of Collaboration Targets or Reserved Targets pursuant to Section 3.3, is entitled to provide [**]. Upon receipt [**]uniQure, before either (i) [**] or (ii) [**], shall first [**]. If [**] within [**] months after [**], [**].

3.5                               Research Staffing and Funding During the Research Term.

(a)                                 Funded uniQure FTEs; FTE Rate.  Subject to Section 3.5(b), BMS will fund at the FTE Rate, and uniQure will provide the number of uniQure FTEs to perform activities in support of the Research Program, in accordance with the then-current Research Plan, and in accordance with this Section 3.5.  Throughout the Research Term and subject to the limitations set forth in Section 3.5(b), uniQure shall assign no less than the number of scientist FTEs in accordance with this Section 3.5 to perform the work set forth in the then-current Research Plan.  The qualifications, professional skills and expertise levels of such FTEs shall be appropriate to the scientific objectives of the Research Program.  The FTE Rate for the initial Research Year shall be [**] per FTE per year, and such rate shall increase by [**] for each subsequent Research Year during the Research Term.  For the avoidance of doubt, nothing in this Agreement herein shall be considered to establish an employment relationship between BMS and the uniQure FTEs funded by BMS pursuant to this Agreement.

(b)                                 Changes to the Number of Funded FTEs.  If the activities contemplated by the Research Plan at any time do not reasonably justify the number of uniQure FTEs allocated to the Research Program, the Parties will work in good faith to mutually agree to modify the scope of the Research Plan or adjust the number of BMS-funded uniQure FTEs.  The number of uniQure FTEs to be funded by BMS and provided by uniQure in support of the conduct of the Research Program may be increased or decreased by the JSC in accordance with changes in the Research Program and Research Plan and shall be specified for each Calendar Quarter in the Budget as set forth in Section 3.2(a).  Any changes to the Research Plan and assignment and allocation of work to be performed by the BMS-funded uniQure FTEs shall require the approval of the JSC taking into consideration any recommendations of the Joint Discovery Working Group; provided however, that if the JSC is unable to reach consensus, BMS shall have final decision making authority, subject to Section 2.1(d).  For clarity, the number of BMS-funded uniQure FTEs will be consistent with the amount of work required under the Research Plan.  At least sixty (60) days prior to the beginning of any extension of the Research Term, the JSC shall determine the number of uniQure FTEs to be provided and funded by BMS to perform the Research Program during such extended period of the Research Term;

provided however, that if the JSC is unable to reach consensus, BMS shall have final decision making authority with respect to the number of BMS funded uniQure FTEs, subject to Sections 2.1(d) and this Section 3.5.

(c)                                  FTE Funding; Research Program Costs.  BMS will be responsible for the payment to uniQure for the BMS-funded uniQure FTEs specified in the Budget (to the extent that such FTEs are actually provided by uniQure) and for the Third Party Costs specified in the Budget (to the extent incurred by uniQure), as may be amended in accordance with Section 3.2 and this Section 3.5 (such FTE payment and Third Party Costs being the “Research Program Costs”).

(d)                                 Payments of FTE Funding.  The number of BMS-funded uniQure FTEs shall be established in accordance with Section 3.5(a) and (b), and BMS shall fund such uniQure FTEs at the FTE Rate in accordance with the Budget.  Such FTE payment obligation of BMS will be subject to uniQure providing such qualified FTE scientists.  Such FTE payment obligation shall be payable in arrears on a Calendar Quarter-to-Calendar Quarter basis with such invoice being due within [**] days following the end of such Calendar Quarter.  For clarity, such payments for the first Calendar Quarter and the last Calendar Quarter of the Research Term shall be based on the portion of the Calendar Quarter within the Research Term.  Such invoice for such FTE payment obligation shall be payable within [**] days after BMS receives such invoice.  Accompanying the invoice, uniQure will provide BMS with a report of the number of FTEs assigned to the Research Program during the invoiced period with a summary of their activities.  uniQure shall report to BMS a listing of the uniQure scientists comprising such FTEs and their percentage of time devoted to working on the Research Program.

(e)                                  Invoices for Third Party Costs.  uniQure shall invoice BMS for the Third Party Costs approved within the Budget and incurred by uniQure for a given Calendar Quarter within [**] days following the end of such Calendar Quarter (such invoice shall include supporting documentation for such Third Party Costs and be sent to BMS’ Financial Representative or otherwise as specified in writing by BMS).  Such invoice for such Third Party Costs reimbursable by BMS shall be payable within [**] days after BMS receives such invoice.

3.6                               Responsibility for Expenses for Conduct of Research Program.  Except as otherwise set forth in this Agreement or as may be otherwise specifically agreed to in writing by uniQure and BMS, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Research Program.  For clarity, subject to the funding by BMS of the Research Program Costs in accordance with the Budget, uniQure shall be responsible for all costs that it incurs in the conduct of the Research Program.

3.7                               Research Program Records.  Each Party will maintain complete and accurate records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  uniQure shall maintain appropriate records sufficient to document the work performed by each of the individuals comprising the FTEs working in support of the Research Program and the time such individuals spent working in support of the Research Program.  uniQure shall provide copies of all requested records (within sixty (60) days of such request), to the extent reasonably required for the performance of BMS’ rights and obligations under this Agreement; provided however, that BMS shall maintain such records and the information of uniQure in confidence in accordance with Article 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement.  In order to protect the Parties’ Patent rights under U.S. law and any other Applicable Law in any inventions conceived or reduced to practice during or as a result of the Research Program, each Party shall require such individuals to record all inventions generated by them in standard laboratory notebooks (paper or electronic) or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.8                               Disclosure of Results of Research Program.  The results of all work performed by a Party as part of the Research Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained.  uniQure and BMS will provide reports and analyses at each JSC meeting, and more frequently upon reasonable request by the JSC, detailing the current status of the Research Program, including the utilization of the uniQure FTE resources.  Within sixty (60) days following the end of each Calendar Quarter, uniQure and BMS shall each exchange and provide to the JSC a written report summarizing in reasonable detail the work performed by it under the Research Program and results achieved during the preceding Calendar Quarter.  In addition, upon reasonable request by a Party, the other Party will make presentations to the JSC of its activities related to the Therapeutics and Products to inform such Party of the details of the work done in the performance of the Research Program.  The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement.  Upon reasonable request by BMS, for purposes of supporting the Development of Products (including supporting or maintaining the Regulatory Approval for Products), subject to and without limiting the other terms and conditions of the Agreement, uniQure shall provide BMS with additional data, results and other Information with respect to the work performed by uniQure in the performance of the Research Program.  Any reports required under this Section 3.8 may take the form of and be recorded in minutes of the JSC that will contain copies of any slides relating to the results and presented to the JSC.  In addition, at BMS’ request uniQure will transfer (within sixty (60) days of such request) to BMS all data, results, and information related to testing and studies undertaken as part of the Research Program, or prior to the Effective Date with respect to any Collaboration Target or Therapeutic (including analytical test results and non-clinical pharmacology and safety data) in the possession and Control of uniQure to the extent such data, results or information are necessary or reasonably useful for the conduct of the Research Program or for the continued Development and Commercialization of Therapeutics and Products.

3.9                               Research Efforts.  Each Party shall use Diligent Efforts to perform the Research Program, including its responsibilities under the Research Plan.  For clarity, it is understood and acknowledged that Diligent Efforts to perform the Research Program may include staging the work on different Collaboration Targets as specified in and in accordance with the Research Plan.

3.10                        Materials Transfer.  This Section 3.10 shall not apply to the supply of Therapeutics and Raw Materials pursuant to Article 6, which shall be governed by Article 6.

(a)                                 In order to facilitate the Research Program, either Party may provide to the other Party certain materials (other than samples of Target Therapeutics or Raw Materials as provided under Sections 6.2 and 6.4) for use by the other Party in furtherance of the Research Program and the Development and Commercialization of Therapeutics and Products.  All such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party unless expressly contemplated by this Agreement (including the Research Plan) or upon the written consent of the supplying Party.  As set forth in the Research Plan, each Party shall provide the other Party with samples of such materials for use by the other Party in accordance with the terms and conditions of this Agreement (including the Research Plan).  All Information related to such materials shall be Confidential Information of the providing Party.  All such materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known.

(b)                                 Any materials provided by BMS to uniQure (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be returned to BMS (or destroyed as may be requested by BMS in writing) promptly following the end of the Research Term or earlier upon request by BMS.  If uniQure develops any assays used in the Research Program, upon request by BMS, uniQure shall transfer to BMS the materials and Information to enable BMS to use such assays in support of BMS’ research and Development activities with respect to the Collaboration Targets.

(c)                                  Any materials provided by uniQure to BMS (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be returned to uniQure (or destroyed as may be requested by uniQure in writing) promptly following termination of such Collaboration Target, if such materials were specifically provided for a particular Collaboration Target, or, otherwise, upon request by uniQure or termination of this Agreement by BMS pursuant to Section 13.7(f).

3.11                        Subcontracting.  Except as required to have manufactured any Therapeutics or Raw Materials required to be provided by uniQure under this Agreement or as provided in the Research Plan or as may be specifically permitted in writing by the JSC, or otherwise agreed to in advance in writing by BMS, uniQure shall not (sub)contract any of the work for which it is responsible in the performance of the Research Program except to any of its Affiliates, unless uniQure has obtained the prior written consent of BMS (which may occur through the JSC), which consent shall not be unreasonably withheld, conditioned or delayed.  In the case of any permitted (sub)contracting of Research Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement; provided however, that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [**] years after the date of disclosure to the Third Party.  Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.  Any agreement between uniQure and a Third Party for the Third Party to conduct Research Program activities for uniQure as a subcontractor shall be subject to the prior review and approval by BMS.

3.12                        Animal Testing.  In order to assure the appropriate care and use of animals used in the performance of the Research Program by uniQure, uniQure agrees to the following:

(a)                                 If uniQure or its relevant Affiliate is AAALAC accredited, it will follow procedures established as the basis of that accreditation.  uniQure represents and covenants that it will, and will procure that its relevant Affiliate will, use all reasonable efforts to maintain such AAALAC accreditation during the Research Term.  Further, upon request by BMS, uniQure will provide BMS with a copy of the most recent accreditation letter and annual report.  If during the course of the Research Program uniQure or its relevant Affiliate loses its accreditation or receives any notice, warning or reprimand from AAALAC or any Governmental Authority related to animal care and use, uniQure will promptly notify BMS in writing.

(b)                                 If uniQure or its relevant Affiliate is not AAALAC accredited or loses its AAALAC accreditation at any time during the Research Term, it will comply with Exhibit K.

(c)                                  Whenever possible, live animals used as part of the Research Program should remain the property of the applicable contract facility.  Upon reasonable advance notice during the Research Term, representatives of BMS shall have the right to inspect the research facilities and to audit the care, treatment and use of the animals used in the Research Program.  This includes the right to review any correspondence with or reports from governmental agencies or accrediting organizations responsible for animal welfare or quality assurance

(d)                                 At least two (2) months after the Signing Date or if later, by the date that is two (2) months before uniQure will use HDU and/or any other Third Party for any animal testing under the Research Plan, uniQure shall notify BMS in writing that it wants to utilize HDU and/or such other Third Party for such animal testing and whether or not HDU and/or such other Third Party is AAALAC accredited, or the equivalent.

3.13                        Information Transfer to BMS.  Without limiting the licenses and other rights and obligations under this Agreement (including the rights granted to BMS under Article 7 and uniQure’s obligations under Section 3.7), upon request by BMS, uniQure shall deliver, and cause its Affiliates to deliver, to BMS uniQure Know-How in its possession and Control for the sole purposes of (i) work by BMS in support of the Research Program, (ii) supporting the conduct of the Research Program, and (iii) the Development and Commercialization of Therapeutics and Products by BMS (collectively, the “Know-How Transfer Purposes”).  In addition, uniQure shall promptly disclose to BMS’ Patent Contact any new uniQure inventions for which uniQure has determined it desires to seek a Product Specific Patent.  uniQure shall provide reasonable consultation and assistance for the purpose of transferring to BMS uniQure Know-How to the extent necessary or reasonably useful for the Know-How Transfer Purposes.  With respect to the transfer to BMS of such uniQure Know-How (and any consultation and assistance to be provided by uniQure with respect thereto), (x) the Parties shall agree in advance in writing as to the number of uniQure FTE-hours to be utilized by uniQure for such purpose and any out-of-pocket expenses (including travel expenses) that are agreed to be incurred by uniQure for such purpose and (y) periodically following the transfer of any such uniQure Know-How and providing such requested consultation and assistance, BMS shall reimburse uniQure for the agreed upon out-of-pocket expenses incurred by uniQure and for such agreed upon FTE-hours (as incurred by uniQure) to the extent in excess of the FTE Threshold, applying the then-applicable FTE Rate.  For the avoidance of doubt, this Section 3.13 does not obligate uniQure to transfer any uniQure Manufacturing Know-How to BMS other than such uniQure Manufacturing Know-How that is necessary for BMS to carry out its obligations under this Agreement.

3.14                        Use of Third Parties.  BMS may retain Third Parties to conduct research consistent with BMS’ license under Section 7.1(c) or to perform Development activities, subject to the terms of this Agreement.  Any such Third Parties shall be subject to written agreements containing confidentiality and non-use obligations consistent with those set forth in this Agreement; provided however, that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [**] years after the date of disclosure to the Third Party.  BMS shall remain responsible and liable for the performance by its Affiliates or permitted Third Party contractors of those of its obligations under this Agreement that it (sub)licenses or delegates to an Affiliate or Third Party contractor.  Notwithstanding the foregoing, in the event BMS wants to retain a Third Party to conduct CMC activities, the prior written consent of uniQure will be needed, such consent not to be unreasonably withheld, conditioned or delayed.

3.15                Inspection of Records.  Upon reasonable prior notice of not less than ninety (90) days, uniQure shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality), appointed by BMS and reasonably acceptable to uniQure, to inspect the applicable records of uniQure to verify the Research Program Costs (including the level of FTE effort); provided however, that such inspection shall not occur more often than once per Calendar Year (for the current and preceding Calendar Year), unless a material error is discovered as part of such inspection in which case BMS shall have the right to conduct a more thorough inspection for such period.  Any inspection conducted under this Section 3.15 shall be at the expense of BMS.  Any overpayment by BMS to uniQure shall be credited against future amounts due by BMS to uniQure.  Any underpayment by BMS shall be paid in the next quarterly payment to uniQure or within forty-five (45) days, whichever is later.

4.                                              DEVELOPMENT AND REGULATORY MATTERS

4.1                               Development.

(a)                                 Development Responsibilities.  Except for uniQure’s rights and responsibilities in the conduct of the Research Program and in connection with the JSC and the subcommittees and working groups established by the JSC, and without prejudice to the diligence obligations of BMS provided herein, as between BMS and uniQure, BMS shall have the sole right and responsibility for the Development of

Therapeutics or Products in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making).  In addition, for clarity, and except for any activities expressly assigned to uniQure hereunder, following a Therapeutic being designated as an ECN by BMS, BMS will assume control of all further Development of such ECN and will be solely responsible, including responsibility for all funding, resourcing and decision-making, for all further pre-clinical and clinical development and manufacturing (except as otherwise provided in Article 6, the Supply Agreement and the statements of work under the Supply Agreement) activities with respect to such ECN, consistent with its diligence obligations.

(b)                                       The Development of Therapeutics and Products in the Field by BMS, including its Affiliates and Sublicensees, shall be conducted pursuant to a development plan that shall include both (i) [**] and (ii) [**] (the “Development Plan”).  The Development Plan shall provide an overview of [**] for the Development of the applicable [**] and does not have to be [**].  The initial Development Plan (the “Initial Development Plan”) shall be provided by BMS to uniQure through the JSC within [**] months before the first expected filing of an IND for a Product.  For the avoidance of doubt, the Initial Development Plan is part of the Development Plan.

(c)                                  Updates to the Development Plan.  Following BMS’ submission of the Initial Development Plan, [**], BMS shall provide uniQure through the JSC with annual updates to the Development Plan.  Such annual updated Development Plan shall take into account completion or cessation of Development activities or commencement of new Development activities.  With regard to [**], in the event BMS makes a [**]), BMS, through its Alliance Manager, will [**].  In the event [**], the Alliance Managers will [**]. For the avoidance of doubt, any such [**]. For further avoidance of doubt, the fact that [**], shall be without any prejudice to [**] pursuant to this Agreement, [**].

(d)                                 Development Records.  BMS shall prepare and maintain and shall cause its Affiliates and Sublicensees to prepare and maintain reasonably complete and accurate records regarding the Development of Therapeutics and Products in the Field in the Territory.

(e)                                  Clinical Development Forum.  BMS shall keep uniQure informed of BMS’ clinical Development activities through meetings of the Clinical Development Forum.  After [**], the Clinical Development Forum will meet [**].

4.2                               Regulatory Matters for Product.  Except for uniQure’s rights and responsibilities in the conduct of the Research Program and in connection with the JSC and the subcommittees and working groups established by the JSC, as between BMS and uniQure, BMS shall have sole responsibility and decision-making authority with respect to regulatory matters for Therapeutics and/or Products (including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any BLA, MAA or JNDA or to cease or suspend any Clinical Trial).  BMS shall have sole responsibility for preparing and submitting all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all INDs, BLAs, MAAs and JNDAs for Products.  Notwithstanding the foregoing, uniQure shall be responsible for preparing the CMC portion of any regulatory filing or dossier for Products.  uniQure shall cooperate fully with BMS and provide to BMS all Information Controlled by uniQure, in each case as may be reasonably requested by BMS, in order to prepare or support any Regulatory Materials for Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of Products.  BMS will own all Regulatory Materials for Products and all such Regulatory Materials shall be submitted in the name of BMS (or its Affiliate or Sublicensee, as applicable).

4.3                               Notice of Regulatory Action.  If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party related to the Research Program or otherwise relating to Therapeutics or Products, then such Party shall promptly notify the other Party of such contact, inspection or notice or action.  The Joint Regulatory Working Group shall review and comment on any such responses to Regulatory Authorities that pertain to the Therapeutics or Products; provided however, that BMS shall have the final decision making authority with respect to such responses to the extent relating to the Therapeutics and/or Products.

4.4                               No Use of Debarred Person.  During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority.  If a Party learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party will promptly notify the other Party and will prohibit such employee or consultant from performing on its behalf under this Agreement.

4.5                               BMS Diligence; Standards of Conduct.  With respect to each Collaboration Target, BMS, by itself or through its Affiliates and Sublicensees, shall use Diligent Efforts to (a) [**]; and (b) [**].  BMS shall perform, and shall use reasonable efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development activities with respect to the Product in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.  A breach of BMS’ obligation to use Diligent Efforts with respect to a Collaboration Target under this Section 4.5 shall have occurred if no Development activity pursuant to the Research Plan or the Development Plan has been undertaken with respect to a Therapeutic for such Collaboration Target by BMS, its Affliates or Sublicensees for a period of at least [**] months, unless the lack of such Development activity is due to a Safety Reason or  to any reason beyond BMS’ reasonable control, including a regulatory hold, the  inability of uniQure to deploy an adequate number of FTEs to support the Research Program or the Development activities for which uniQure is responsible for, or the inability of uniQure to be able to supply the Therapeutic for such Collaboration Target, with any such period not to be counted towards such [**] consecutive period.

4.6                               Companion Diagnostics.  BMS and its Affiliates may elect to Develop and Commercialize, either alone or in conjunction with any Third Party, one or more Companion Diagnostics in relation to the Products.  The Parties will discuss in good faith the role and responsibility that uniQure may have in connection with the Development of such Companion Diagnostics.  BMS shall [**] and [**].  uniQure will make available for BMS’ use in connection with same, subject to Applicable Law and the terms under which same were provided to uniQure, any patient samples and related clinical data and other materials possessed and Controlled by uniQure.

5.                                              COMMERCIALIZATION

5.1                               Commercialization of Products.  Except for uniQure’s activities in connection with subcommittees and working groups established by the JSC, as between BMS and uniQure, BMS shall have the sole right and responsibility for the Commercialization of Products in the Field in the Territory at its cost and expense.  BMS itself and/or through its Affiliates and Sublicensees will use Diligent Efforts to Commercialize each Product in each Major Market in which Regulatory Approval has been obtained for such Product.  For the avoidance of doubt, the Parties assume that any activities of commercial exploitation hereunder will only occur [**] and, should any such commercial exploitation activities occur at [**], such [**].

5.2                               The Commercial Plan.  The Commercialization of Products in the Field by BMS, including its Affiliates and Sublicensees, shall be conducted pursuant to a plan that outlines the key activities to be undertaken by BMS to Commercialize Products in the Major Markets (the “Commercial Plan”).  The Commercial Plan shall provide an overview of key activities and the projected timelines for completion thereof projected for the Commercialization of the applicable Product in the Field in the Major Markets and does not have to be any more detailed than the commercial plans BMS prepares for its own commercialized therapeutic products.  The initial Commercial Plan (the “Initial Commercial Plan”) shall be provided by BMS to JSC at least [**] months prior to the First Commercial Sale of a Product in the Territory for review and comment.  For the avoidance of doubt, the Initial Commercial Plan is part of the Commercial Plan.

5.3                               Updates to the Commercial Plan.  Following BMS’ submission of the Initial Commercial Plan, thereafter [**] until [**] years after [**], BMS shall provide uniQure through the JSC with annual updates to the Commercial Plan. In the event [**] (e.g. [**]), [**], through its Alliance Manager, will promptly notify [**].  In the event [**]. For the avoidance of doubt, any such material change shall not itself constitute a breach of BMS’ obligation under Section 5.1 to use Diligent Efforts. For further avoidance of doubt, the fact that BMS informs uniQure about any material change in accordance with this Section 5.3, shall be without any prejudice to uniQure’s right to claim a breach of BMS’ obligation under Section 5.1 to use Diligent Efforts pursuant to this Agreement, independent of whether or not such allegation of a breach of Diligent Efforts is based on the material change that uniQure has been informed about or on any other act or omission of BMS.

5.4                               Commercialization Report.  For each Calendar Year following Regulatory Approval for a Product in a Major Market, BMS shall provide to uniQure annually within [**] days after the end of such Calendar Year a written report that summarizes the Commercialization activities on a Collaboration Target-by-Collaboration Target and Product-by-Product basis performed by BMS and its Affiliates and Sublicensees in the Major Markets since the prior report by BMS.  Such reports shall be Confidential Information of BMS pursuant to Article 12.

5.5                               Commercial Forum.  BMS shall keep uniQure informed of BMS’ Commercialization activities through meetings of the Commercial Forum.  The Commercial Forum will [**], with the [**] determining the [**] for the Commercial Forum.

5.6                               Decision-Making Authority.  As between BMS and uniQure, BMS shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Products in the Field in the Territory.

6.                                              THERAPEUTIC SUPPLY AND MANUFACTURING

6.1                               Therapeutic Supply.  uniQure shall be responsible for the production and supply to BMS of sufficient quantities of Therapeutics for the testing of such Therapeutics in the performance of the Research Program in accordance with the Research Plan.  Upon request by BMS, uniQure shall transfer to BMS uniQure’s inventory of Therapeutics prepared by or for uniQure in the conduct of the Research Program; provided however, that uniQure shall retain that portion of such inventory required by uniQure to fulfill its responsibilities under the Research Plan.  The costs of uniQure for the production and supply to BMS of such Therapeutics of non-GMP grade shall be compensated by the FTE based funding pursuant to Section 3.5.  The production and supply to BMS of clinical and commercial GMP grade Therapeutics and Products shall be governed by the Supply Agreement and the statements of work under the Supply Agreement.

6.2                               Manufacturing Overview.  Within the scope of the licenses granted in Section 7.1(a) and (b) and subject to the payment obligations of BMS pursuant to Article 8 and the provisions set forth in Section 6.3 below, BMS shall have the exclusive right and will be solely responsible for the manufacture of Therapeutics that are not for Gene Therapy (e.g., peptides) and Products containing such Therapeutics (“Non-Gene Therapy Therapeutics” and “Non-Gene Therapy Products”, respectively) itself or through one or more Affiliates or Third Parties selected by BMS.  For all Therapeutics and Products that are for Gene Therapy, uniQure shall be responsible for the clinical and commercial manufacture and supply of such Therapeutics and Products, and the Parties (a) will enter into a supply agreement for such Therapeutics and Products (the “Supply Agreement”) within [**] months of the Effective Date, (b) shall [**] for the clinical supply of each [**] to be administered [**] within [**] months after [**], and (c) shall [**] for the commercial supply of each [**] within [**] months after BMS designates such Therapeutic to move into full development.  The Supply Agreement shall contain the provisions set forth in Exhibit J, and the commercial drug product responsibilities will be set forth in the Supply Agreement.

6.3                               Third Party Manufacturing.  Within the scope of the licenses granted in Section 7.1(a) and (b) and subject to the payment obligations of BMS pursuant to Article 8, BMS may exercise any of its manufacturing rights with respect to Non-Gene Therapy Therapeutics and Non-Gene Therapy Products through one or more Third Party manufacturers; provided however, that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of uniQure (including uniQure Manufacturing Technology received by such Third Party manufacturer) that are consistent with those undertaken by the Parties pursuant to Article 12 hereof; provided further, that the term of such Third Party’s obligations regarding the use and disclosure of Confidential Information and Know-How shall be as long as can be reasonably negotiated with such Third Party, but in any event no less than [**] years after the date of disclosure to the Third Party.  Such Third Party manufacturers shall be obligated in writing not to use the uniQure Know-How and uniQure Manufacturing Technology for any use, other than the manufacture of Non-Gene Therapy Therapeutics and Non-Gene Therapy Products for BMS, its Affiliates and Sublicensees.

7.                                              GRANT OF RIGHTS AND LICENSES

7.1                               License to BMS.

(a)                                 Exclusive License Grant.  Subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), uniQure hereby grants to BMS an exclusive (even as to uniQure, except as provided in Section 7.3) license, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.2, under the uniQure Technology to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Collaboration Targets, Therapeutics and Products in the Field in the Territory.  Without limiting the generality of the foregoing terms of this Section 7.1(a), the license granted by uniQure to BMS pursuant to this Section 7.1(a) shall include, subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), an exclusive (even as to uniQure, except as provided in Section 7.3) sublicense, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.2, under the Information and Patents included in the uniQure Technology and licensed to uniQure under any Third Party Agreements to which uniQure is a party, to research, develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Collaboration Targets, Therapeutics and Products in the Field in the Territory.

(b)                                 Non-exclusive License Grant.  Subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), and without limiting the exclusive licenses granted by uniQure to BMS under Section 7.1(a), uniQure hereby further grants to BMS a non-exclusive license, with the right to grant sublicenses (through multiple tiers) as provided in Section 7.2, under the uniQure Technology to make any starting materials, intermediates and Raw Materials solely for use in making Therapeutics and Products in the exercise by BMS of the exclusive license granted to BMS under Section 7.1(a).

(c)                                  Non-exclusive Research Rights.  In addition, and subject to the terms and conditions of this Agreement and the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements), and without limiting the exclusive and non-exclusive licenses granted by uniQure to BMS under Section 7.1(a) and (b),

BMS shall have the non-exclusive right to use the Therapeutics and uniQure Know-How relating to the Therapeutics that are provided by or disclosed to BMS by uniQure during the Research Term for non-clinical research purposes in support of BMS’ research programs relating to the biology of Collaboration Targets.  In the exercise of such right, BMS shall have the right to transfer Therapeutics to a Third Party academic or other non-profit research institution collaborator (any such Third Party being a “Collaborator”); provided however, that:

(i)                                     any such Collaborator shall be bound by obligations with respect to the use and disclosure of uniQure Confidential Information to the same extent applicable to BMS under Article 12;

(ii)                                  any such Therapeutic will be used by the Collaborator solely for the research purposes of BMS relating to the applicable Collaboration Target in conducting research for the benefit of BMS, and shall not be used for any other purpose; and

(iii)                               BMS shall obtain the prior written consent of uniQure, such consent not to be unreasonably withheld, conditioned or delayed (in particular if the grant to or exercise of such right by the Collaborator will result in any payment obligation of uniQure or its Affiliates under the terms and conditions of any Third Party agreement that are applicable to a sublicensee under such Third Party agreement (including the Existing License Agreements)).

(d)                                 Existing License Agreements.  Notwithstanding Section 7.1(a), as of the Effective Date, the Parties agree and acknowledge that no sublicense is granted in this Agreement to BMS under any of the Information and Patents included in the uniQure Technology and licensed to uniQure under any of the Existing License Agreements.  However, a sublicense to the Information and Patents included in the uniQure Technology and licensed to uniQure under a particular Existing License Agreements may be granted to BMS under this Agreement upon mutual agreement of the Parties or as provided in the Supply Agreement.

(e)                                  Limitations.  For clarity, BMS’ licenses under this Section 7.1 shall cover only [**] with respect to the applicable [**], and only for so long as [**].  Accordingly, the licenses under this Section 7.1 with respect to a particular [**] with respect to [**], shall [**] when such [**] and is therefore no longer a [**].

7.2                               Sublicensing by BMS.  BMS shall have the right to sublicense any or all of the rights granted to it by uniQure under this Agreement to its Affiliates or to Third Parties without the consent of uniQure; provided however, BMS shall obtain the prior written consent of uniQure, such consent not to be unreasonably withheld, conditioned or delayed, if BMS wishes to grant any sublicense to any or all of the rights granted to uniQure under any Third Party agreement and  such Third Party agreement requires the consent of the Third Party licensor before BMS can grant any sublicense or if the grant to or exercise of such right to sublicense will result in any sublicensing-specific (i.e., resulting from the grant or exercise of such sublicense) payment obligations of uniQure or its Affiliates other than the payment of royalties and/or milestones under the terms and conditions of such Third Party agreement (including any Existing License Agreement), uniQure shall not withhold, condition or delay its consent to BMS sublicensing such rights, if BMS agrees to be responsible for all such sublicensing-specific payment obligations of uniQure or its Affiliates under the terms and conditions of any such Third Party agreement (including any Existing License Agreement).  Exhibit L contains a list of such Third Party agreements as of the Effective Date and with respect to each such Third Party agreement, whether such Third Party agreement requires the consent of the Third Party licensor before BMS may grant any sublicense and/or if the grant to or exercise of such right to sublicense will result in any sublicensing-specific payment obligation of uniQure or its Affiliates other than the payment of royalties and/or milestones under the terms and conditions of such Third Party agreement.  uniQure shall update Exhibit L from time to time by providing written notice to BMS to add Third Party agreements that require such Third Party licensor consent and/or result in any such  sublicensing-specific payment. If a Third Party agreement is not listed in Exhibit L, then BMS shall have no obligation to seek the prior written consent of uniQure to sublicense any or all of the rights granted to it by uniQure under such

Third Party agreement.  In connection with any such sublicensing and to the extent required to carry out the applicable sublicensing, BMS may disclose and provide to such permitted Sublicensees any applicable uniQure Know-How and uniQure Materials in connection therewith.  BMS shall ensure that each of its Third Party Sublicensees (or each of its Sublicensees if so required under any Third Party agreements) is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement.  In addition, BMS shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by uniQure to BMS under this Agreement, and the grant of any such sublicense shall not relieve BMS of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee(s).  Promptly following the execution of each Third Party sublicense agreement (or each sublicense agreement if so required under any Third Party agreements) as provided in this Section 7.2, BMS shall provide uniQure with a copy of each such sublicense agreement; provided however, financial terms may be redacted to the extent permitted by the applicable Third Party agreement with uniQure (including the applicable Existing License Agreement).  Any Sublicensee (including an Affiliate of BMS) shall have the right to grant further sublicenses to its Affiliates or Third Parties of the same or lesser scope as its sublicense obtained from BMS, any Affiliate of BMS or any other Sublicensee under this Section 7.2 (such further sublicensee to such further sublicense also being a Sublicensee); provided however, that such further sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 7.2 (i.e., such Sublicensee shall be subject to this Section 7.2 in the same manner and to the same extent as BMS, including obtaining the prior written consent of uniQure under the same circumstances that BMS would be required to obtain such prior written consent of uniQure.

7.3                               Limited Grant Back to uniQure.

(a)                                 Subject to the terms and conditions of this Agreement, BMS hereby grants to uniQure and its Affiliates a non-exclusive, non-sublicensable (except to subcontractors permitted under Section 3.11) royalty-free license under the uniQure Technology licensed pursuant to Section 7.1 (including the Product Specific Patents), the Joint Inventions, the Joint Patents, the BMS Patents and any other Information and Patents Controlled by BMS or its Affiliates during the Term that in each case is necessary for uniQure and its Affiliates to conduct their Research Program activities and perform their other obligations under this Agreement and the Supply Agreement, and such license is granted solely for uniQure and its Affiliates to conduct their Research Program activities and perform their other obligations under this Agreement and the Supply Agreement.

(b)                                 Subject to the terms and conditions of this Agreement, BMS hereby grants to uniQure and its Affiliates a non-exclusive, fully paid up, royalty-free, irrevocable, perpetual and unlimited (i.e., during the Term and thereafter) license, with the right to assign and sublicense, under the uniQure Technology licensed pursuant to Section 7.1, the Joint Inventions, the Joint Patents and the BMS Patents to use and exploit (including to commercially use and exploit) the uniQure Platform Technology and uniQure Platform Technology Improvements in any manner consistent with the licenses granted by uniQure to BMS under Section 7.1 and the exclusivity undertaking in Article 11.

7.4                               No Other Rights.  Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party.  All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

7.5                               Public Domain Information.  Nothing in this Agreement shall prevent either Party or its Affiliates from using for any purpose any Know-How that is in the public domain or Confidential Information that is no longer protected by confidentiality under Article 12.

7.6                               Liens.

(a)                                 Except as disclosed in Exhibit R or to the extent permitted under Section 17.8,

uniQure shall not during the Term grant any Lien (or permit any Lien to attach) with respect to the uniQure Technology licensed pursuant to Section 7.1 (including any of the Product Specific Patents) that would adversely impact BMS’ rights under this Agreement.  Any breach of this Section 7.6 (a) by uniQure shall be deemed a material breach of this Agreement.

(b)                                 With respect to the loan agreements which govern the liens listed in Exhibit R, uniQure shall [**] every [**] months and upon request of BMS. In case that uniQure [**], uniQure shall notify BMS thereof and in such case BMS shall [**]. If and to the extent that [**], [**].

7.7                               Compliance with Third Party Licenses.

(a)                                 The license grant by uniQure under the uniQure Technology set forth in Section 7.1 includes the grant of a sublicense to BMS of certain uniQure Technology that is not owned by uniQure or its Affiliates (including the grant of a sublicense under the Existing License Agreements). BMS’ rights and licenses under, or with respect to, the uniQure Technology (including the Prosecution or Enforcement of any Patents undertaken by the Parties pursuant to Article 9) are limited to the rights granted by such Third Party licensors (including Existing Third Party Licensors) to uniQure under any license agreements with such Third Parties (including the Existing License Agreements) (the “Third Party Licenses”) and are subject to all applicable restrictions, limitations, obligations and reservations (including for the benefit of such Third Party licensors or the U.S. Government) imposed on uniQure or its sub-licensees in such Third Party Licenses. BMS shall comply, and cause its Affiliates and Sublicensees to comply, with all such restrictions, limitations and obligations. To the extent there is a conflict between the terms of any Third Party License and the rights granted to BMS hereunder, the terms of such Third Party License shall control solely with respect to the Patent rights and know-how owned or controlled by the applicable Third Party licensor. Notwithstanding anything to the contrary in this Agreement, either Party may not exercise any of its rights or delay performance of any of its obligations under this Agreement in any manner that would result in any licensor having a right to terminate a Third Party License, or that would cause the other Party to be in breach of any of its obligations under any Third Party License.

(b)                                 During the Term, uniQure shall comply with the Third Party Licenses in effect which are then applicable to the activities under this Agreement and/or the Supply Agreement (and in particular shall not commit any breach that would entitle the Third Party licensor to terminate such a Third Party License) and shall not terminate any such Third Party License without BMS’ prior written consent.  Without limiting any other right or remedy of BMS under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of any of the Third Party Licenses, in the event that uniQure becomes aware (either on its own, or by notice from its licensor) of its material failure to perform any of its obligations under any of such Third Party Licenses (including where a breach or alleged breach by BMS of its obligations under this Agreement or any other act or omission by BMS prevents such performance by uniQure or is the cause of uniQure’s failure to perform such obligation), it shall so notify BMS in writing, and if such failure is not cured within thirty (30) days after written notice to BMS, BMS shall have the right to perform such obligation on behalf of uniQure.  Except to the extent that a breach or alleged breach by BMS of its obligations under this Agreement or any other act or omission by BMS prevents such performance by uniQure or is the cause of uniQure’s failure to perform such obligation, uniQure shall reimburse BMS for its costs and expenses (excluding, however, internal costs) in connection with such performance.  To the extent the Parties dispute whether any breach, alleged breach or other act or omission by BMS prevented such performance or was the cause of uniQure’s failure to perform such obligation, the Parties shall resolve such disputes pursuant to Section 9.14 or Article 16, as applicable.  This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of uniQure under the Third Party Licenses.

(c)                                  Any sublicensee obligations required by any Third Party License to be included in a sublicense thereunder, including any required provision making the applicable Third Party licensor a third party beneficiary of any sublicense thereunder, shall be deemed to be included in this Agreement.

(d)                                 To the extent that uniQure is permitted to assert against a Third Party licensor of a Third Party License (including an Existing Third Party Licensor) a claim on behalf of BMS (as uniQure’s sublicensee) for specific performance of any covenant of a Third Party licensor contained in the applicable Third Party License, uniQure shall use reasonable efforts to cooperate with BMS (at BMS’ expense) to permit BMS to assert such claim or request for specific performance by such Third Party licensor, including, if necessary, allowing BMS to bring such claim in the name of uniQure; provided however, that BMS shall give uniQure written notice of any proposed settlement with such Third Party licensor and a reasonable opportunity to review and comment on such proposed settlement, and BMS shall not enter into any settlement with such Third Party licensor that could reasonably be viewed as adversely affecting the rights of uniQure hereunder or under the applicable Third Party License or otherwise adversely affecting uniQure, without uniQure’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(e)                                  Whenever uniQure provides any report, notice or other communication to a Third Party licensor of a Third Party License relating to Therapeutics, Products and/or this Agreement (or otherwise relating to or impacting the rights sublicensed to BMS under this Agreement) in compliance with any of the obligations under the Third Party Licenses, uniQure shall provide a copy of such report or notice to BMS at least ten (10) days prior to the time such report, notice or communication is provided to such Third Party licensor or, if it is impracticable for uniQure to provide such copy at least ten (10) days ahead of time, uniQure shall provide such copy to BMS as early as practicable prior to the provision thereof to such Third Party licensor.

(f)                                   Whenever uniQure receives any report, notice or other communication relating to Therapeutics, Products and/or this Agreement (or otherwise relating to or impacting the rights sublicensed to BMS under this Agreement) from a Third Party licensor with respect to the applicable Third Party License (including any notice with respect to any default, breach or termination of the Third Party License), uniQure shall promptly provide a copy of such report, notice or other communication to BMS.

(g)                                  uniQure shall, if reasonably requested by BMS and to the extent uniQure reasonably agrees with BMS’ interpretation of such rights, take commercially reasonable efforts to exercise any of uniQure’s rights, or to enforce any material obligation of a Third Party licensor, under the applicable Third Party License, in each case as it relates to a Collaboration Target, Therapeutic and/or Product.

(i)                                     uniQure shall not agree or consent to or enter into any amendment, supplement or other modification to the Third Party Licenses, or exercise any other right or consent thereunder, in each case in a manner that could reasonably be viewed at such time as adversely affecting the Patent and/or other intellectual property rights granted to uniQure under such Third Party Licenses and sublicensed to BMS under this Agreement, without BMS’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(ii)                                  uniQure shall not terminate, and shall not take or fail to take any action that would permit any Third Party licensor to terminate, any Third Party License (either unilaterally or by mutual agreement with the applicable Third Party licensor), or any right thereunder, without the prior written consent of BMS (such consent not to be unreasonably withheld, delayed or conditioned), in each case as it relates to or impacts the Patent and/or other intellectual property rights granted to uniQure under such Third Party License and sublicensed to BMS under this Agreement.

7.8                               Additional Rights Acquired after Effective Date.

(a)                                 During the Term, if either Party identifies the need for, or is otherwise offered, a license, covenant not to sue or similar rights to any Third Party Patent rights or Third Party know-how that such Party in good faith believes is necessary or reasonably useful for the research, Development or Commercialization of Therapeutics or Products in the Field in the Territory (the “Additional Rights”), then such Party shall promptly and, in any event, prior to commencing negotiations or entering into an agreement with respect to such Additional Rights, notify the other Party, and the Parties’ rights to conduct such negotiations shall be subject to the remaining provisions of this Section 7.8.  The Parties shall thereafter conduct good faith discussions regarding whether such Additional Rights are necessary or reasonably useful for the research, Development or Commercialization of Therapeutics or Products in the Field in the Territory or whether they otherwise agree that such Additional Rights should be acquired.

(b)                                 uniQure shall have the first right (but not the obligation) to license or otherwise acquire rights to any Additional Rights that have general application to the manufacture of AAV based products or that, if licensed to or otherwise acquired by uniQure, would fall within the definition of uniQure Platform Technology.  BMS shall have the first right (but not the obligation) to license or otherwise acquire rights to all other Additional Rights.  If the applicable Party provides written notice to the other Party that it declines to exercise such first right, then the other Party shall have the right (but not the obligation) to pursue acquiring rights to any given Additional Rights.  The Party pursuing any given Additional Rights (the “Controlling Party”) shall confer with the other Party (the “Non-Controlling Party”) about the approach to take and keep the Non-Controlling Party reasonably informed regarding the status thereof and shall use Diligent Efforts to obtain from the applicable Third Party licensor the right to sublicense such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.  Notwithstanding anything to the contrary in this Section 7.8, the Non-Controlling Party shall have the right to obtain rights to any Additional Rights if the Parties cannot agree on the approach to be taken by the Controlling Party in securing rights to the Additional Rights for the Non-Controlling Party or if the Non-Controlling Party determines in good faith that it is necessary to do so (e.g., where the Non-Controlling Party needs a license to the Additional Rights before the Controlling Party does), in which case the Non-Controlling Party shall only obtain rights to any such Additional Rights that serve the purposes of the Non-Controlling Party under this Agreement.

(c)                                  If the Controlling Party acquires rights to any Additional Rights and has the right to grant a sublicense under such Additional Rights to the Non-Controlling Party, and the Non-Controlling Party wishes to include such Additional Rights in the licenses granted to the Non-Controlling Party hereunder, the Non-Controlling Party shall notify the Controlling Party of its desire to do so and the Controlling Party shall provide the Non-Controlling Party a summary of all material restrictions on the scope of the licenses granted under, and all material payment obligations that would be owed by the Non-Controlling Party with respect to, any Third Party agreement applicable to such Additional Rights. The Non-Controlling Party may, upon written notice to the Controlling Party and subject to Section 7.8(d), Section 7.8(e) and Section 7.8(f), obtain a sublicense under such Additional Rights and include such Additional Rights under the licenses granted to the Non-Controlling Party hereunder.

(d)                                 Following such notice from the Non-Controlling Party that it desires to include any given Additional Rights under the license granted to the Non-Controlling Party hereunder, (i) any such Additional Rights that do not carry financial or other obligations or restrictions shall be included automatically under the applicable license hereunder, and (ii) subject to Section 7.8(e), any such Additional Rights that carry financial or other obligations or restrictions shall be included under the applicable license hereunder only if the Non-Controlling Party agrees to share the costs of such Additional Rights (including any upfront payment or similar acquisition cost to access such Additional Rights) with the Controlling Party and to assume all other obligations to, and be subject to all restrictions imposed by, the Controlling Party’s licensor to the extent arising from the grant to the Non-Controlling Party under such Additional Rights (including, to the extent access to such terms have been made available to the Non-Controlling Party in unredacted form, all other terms of the Additional Rights Agreement that apply to the licenses granted to the Non-Controlling Party hereunder).

(e)                                  If the Parties are unable, after twenty (20) Business Days, to agree as to whether any given Additional Rights are in fact necessary or reasonably useful for the research, Development or Commercialization of Therapeutics or Products in the Field in the Territory or if the Parties are unable to agree to the allocation of the costs (as specified above), then the Parties shall jointly engage an Expert (who is a patent attorney with the applicable expertise and experience in pharmaceutical patent law), appointed by uniQure and reasonably acceptable to BMS to resolve such dispute. The decision of such Expert shall be final and the costs of such decision shall be borne between the Parties in such manner as such Expert shall determine. For clarity, any dispute subject to dispute resolution pursuant to this Section 7.8(e) shall not be subject to the terms and conditions of Sections 16.2 to 16.5. If the Parties are unable to mutually agree on an Expert within the aforementioned twenty (20) Business Day period, the dispute shall be subject to the terms and conditions of Article 16.

(f)                                   Nothing in this Section 7.8 shall restrict either Party, at such Party’s sole cost and expense, from licensing or otherwise acquiring any additional rights that are not necessary or reasonably useful for the research, Development or Commercialization of Therapeutics or Product in the Field in the Territory.

7.9                               Restriction on Transfer of Target Therapeutics to Third Parties by uniQure.  For the avoidance of doubt, and subject to Section 17.8, during the Term so long as a Target is a Collaboration Target under this Agreement, uniQure shall not transfer rights to any Target Therapeutic for such Collaboration Target or any Variant thereof in the Territory in the Field to any Third Party without the prior written consent of BMS.  In addition, during the Research Term, so long as a Target is a Reserved Target, uniQure shall not transfer rights to any Target Therapeutic for such Reserved Target or any Variant thereof in the Territory in the Field to any Third Party without the prior written consent of BMS.

7.10                Ex-US uniQure Patents.

(a)                                 Security Rights.  In order to secure BMS’ interest in the licenses granted to BMS in relation to uniQure Patents under this Agreement in case of an Insolvency Event of uniQure and/or any of its Affiliates Controlling uniQure Patents, uniQure shall, upon request and at the sole cost and expense of BMS, either (i) register or cause to register such licenses in any patent registry of the country where such patent has been granted and such registration can be effected outside the United States requested by BMS or (ii) grant to BMS one or more usufruct, security or any other related rights in addition to and in the same scope as the licenses granted under this Agreement, however solely for countries other than the United States.  If above parts (i) or (ii) are ineffective or insufficient in BMS’ patent counsel’s reasonable opinion to fully secure BMS’ interests in the licenses granted to BMS under this Agreement, and subject to Sections 7.10 (c), (d) and (e) and 13.9, uniQure and/or any of its Affiliates Controlling uniQure Patents agree to assign, and hereby do assign, one-half (1/2) of their right, title and interest in and to each Product Specific Patent outside of the U.S. that is not a Joint Patent (“Ex-US Product Specific Patent”) to BMS so that, after such assignment, all Ex-US Product Specific Patents shall be jointly owned by uniQure and BMS.  The security rights outlined in (i) and (ii) shall be granted by uniQure at the sole discretion of BMS, but solely alternatively, not cumulatively.

(b)                                 Release of Security Rights.  The Parties agree and acknowledge that the above BMS security rights in Section 7.10(a) are intended to survive and remain valid in the event that uniQure and/or any of its Affiliates Controlling uniQure Patents incurs an Insolvency Event.  Notwithstanding, a particular security right shall be revoked and terminated simultaneously with a termination of the corresponding underlying uniQure Patent license right (either in general or on a country-by-country basis as the case may be pursuant to this Agreement) pursuant to Section 13.2 or Section 13.3(e). In order to secure uniQure’s interest in a timely release of the uniQure Patents from the security rights following a termination of a license granted by uniQure to BMS under Section 13.3(e) of this Agreement, (i) BMS shall issue all declarations required for a future release of each uniQure Patent simultaneously with the creation of the respective security right and (ii) the Parties shall mutually agree on a trustee who shall hold such documentation in trust for both Parties and who shall hand over such documentation to uniQure solely in accordance with the conditions reflecting the termination provisions in this Agreement to be outlined in a respective trustee agreement mutually agreed by the Parties and such trustee and (iii) shall transfer such documentation to such trustee without undue delay.

(c)                                  With respect to any Ex-US Product Specific Patents existing as of the Effective Date, BMS may provide to uniQure (and/or its relevant Affiliates) and uniQure (and/or its relevant Affiliates) shall execute and deliver to BMS, at BMS’ expense, mutually agreed upon documents in the forms required in the applicable jurisdictions in order to perfect the assignment to BMS of the one-half (1/2) interest in and to the Ex-US Product Specific Patents.  For any Patents that become Ex-US Product Specific Patents after the Effective Date (i.e., by virtue of being filed after the Effective Date), uniQure (and/or its relevant Affiliates) shall assign, and hereby does assign effective as of the date that such Patent becomes an Ex-US Product Specific Patent, one half (1/2) of its right, title and interest in and to each such Patents to BMS within ninety (90) days after such Patents are deemed to have become Ex-US Product Specific Patents.  BMS may provide to uniQure (and/or its relevant Affiliates) and uniQure (and/or its relevant Affiliates) shall execute and deliver to BMS, at BMS’ expense, mutually agreed upon documents in the forms required in the applicable jurisdictions in order to record or perfect the assignment to BMS of the one-half (1/2) interest in and to any post-Effective Date Ex-US Product Specific Patents.  BMS shall be responsible for recording all such assignments and uniQure (and/or its relevant Affiliates) shall reasonably cooperate, at BMS’ expense, with BMS’ efforts to do so.  Notwithstanding such assignment, the Ex-US Product Specific Patents shall remain uniQure Patent Rights.

(d)                                 The assignment of Ex-US Product Specific Patents to BMS pursuant to Section 7.10(a) shall in no way alter BMS’ Net Sales Compensation obligations to uniQure under this Agreement with respect to such Ex-US Product Specific Patents as set forth in this Agreement.  An Ex-US Product Specific Patent shall not become a Joint Patent or a BMS Patent by reason of the assignment contemplated by this Section 7.10, and shall at all times remain a uniQure Patent Right that is a Product Specific Patent.  In addition, (i) uniQure (and/or its relevant Affiliates) shall have the right to exploit, license and grant a security interest in (in all cases, subject to and without limiting the terms and conditions of this Agreement, including uniQure’s obligations and the rights and licenses granted to BMS under this Agreement, to the extent then in effect) the Ex-US Product Specific Patents without the consent of or a duty of accounting to BMS; (ii) BMS shall not practice the Ex-US Product Specific Patents outside the scope of the licenses granted to BMS in Article 7; (iii) BMS shall have the right to grant licenses under the Ex-US Product Specific Patents only in accordance with its sublicensing rights under Section 7.2, and BMS shall not encumber the Ex-US Product Specific Patents; and (iv) BMS shall not have any rights with respect to the Ex-US Product Specific Patents beyond the scope of the rights conferred pursuant to the license granted in Section 7.1.

(e)                                  For any Patents that are not Joint Patents that cease to be Ex-US Product Specific Patents at any time during the Term by virtue of an amendment of the claims (or following replacement or termination of the applicable Collaboration Target or termination under Article 13 of rights with respect to the applicable Ex-US Product Specific Patent), BMS shall assign, and hereby does assign effective as of the date that uniQure notifies BMS in writing that such Patent is no longer a Ex-US Product Specific Patent, its entire right, title and interest in and to each such Patent to uniQure or uniQure’s designee, and BMS appoints, effective as of such date , uniQure as its attorney in fact solely to make such re-assignments and authorizes uniQure to make such re-assignments.  In each case, BMS shall execute and deliver to uniQure a deed(s) of such assignment, in a mutually agreeable form, within thirty (30) days after the date such Patent ceased to be a Ex-US Product Specific Patent.  uniQure shall be responsible for recording all such assignments and BMS and its successors and assigns shall (i) reasonably cooperate with uniQure’s efforts to do so, including satisfying the assignment and recording requirements of relevant patent offices and (ii) reimburse uniQure for all expenses incurred by uniQure in connection with this Section 7.10(e).  In addition, BMS hereby grants uniQure an exclusive, royalty-free, fully sublicensable license under its interest in each such former Ex-US

Product Specific Patent during the period from the date such Patent ceased to be an Ex-US Product Specific Patent until such former Ex-US Product Specific Patent is actually re assigned to uniQure or uniQure’s designee.

8.                                              PAYMENTS

8.1                               Upfront Payment.  BMS shall pay uniQure an upfront payment of fifty million Dollars ($50,000,000) within fifteen (15) Business Days after the Effective Date.

8.2                               Equity Investment.  As of the Signing Date, and in conjunction with this Agreement, BMS and uniQure’s Affiliate, uniQure N.V., have entered into the Investor Agreement, the Share Subscription Agreement, the Seventh Collaboration Warrant Agreement and the Tenth Collaboration Warrant Agreement (collectively with this Agreement, the “Transaction Agreements”) regarding the acquisition by BMS of ordinary shares, par value €0.05 per share, of uniQure N.V. (“Ordinary Shares”).

8.3                               Development Milestone Payments for Product.

(a)                                       Milestones.  BMS shall further pay to uniQure the milestone payments as described below for each Therapeutic within [**] days after the first achievement of the specified milestone event by BMS, its Affiliates or their Sublicensees for each Therapeutic.  BMS shall provide written notice to uniQure within [**] Business Days after the achievement of each specified milestone event for each Therapeutic by BMS or its Affiliates and within [**] days after each achievement of the specified milestone event by its Sublicensees or their Affiliates for each Therapeutic.

Milestone Payments
	Lead S100A1 Therapeutics and a Lead S100A1 Back-up Therapeutic in the event it replaces a Lead S100A1 Therapeutic		Therapeutics For All Other Collaboration Targets, including Back-up Therapeutics (except a Lead S100A1 Back-up Therapeutic in the event it replaces a Lead S100A1 Therapeutic)
Development Milestone Event	First Distinct Indication	Second Distinct Indication	First Distinct Indication	Second Distinct Indication
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]

(b)                                       Interpretation.  For the avoidance of doubt:

(i)                                     “Initiation” as used in the table in Section 8.3(a) means [**].

(ii)                                  For a given Therapeutic only one [**] as set forth in the table in Section 8.3(a) upon the [**]).

(iii)                               Milestone payments for a “[**]” milestone event must be [**]”.

(iv)                              If [**], MAA Filing shall be [**].

(v)                                 BLA Approval, MAA Approval and JNDA Approval [**].

(vi)                              If  Development is discontinued for a Therapeutic for a Collaboration Target, then, upon the decision to discontinue such Therapeutic, the following [**] shall apply: (aa) [**] shall remain valid and applicable and (bb) [**], if any, shall remain valid and applicable, whereas (cc) [**] shall not be applicable and payable, if such [**] and (dd) all milestone payments triggered thereafter for the subsequent Therapeutic or Back-up Therapeutic shall [**].  [**].

(vii)                           Where a Phase 1 Clinical Trial for a Therapeutic or Product is designed to include an expansion phase to a Phase 2 Clinical Trial for such Therapeutic or Product, then [**] will be deemed to have been achieved when [**], and BMS will [**].

(viii)                        Where, following the completion of a Phase 2 Clinical Trial for a Therapeutic or Product, such Phase 2 Clinical Trial is deemed a registrational Clinical Trial such that a Phase 3 Clinical Trial for such Therapeutic or Product is not conducted, then upon the earlier of [**], the [**] milestone event for such Therapeutic or Product shall [**].

8.4                               Sales Milestone Payments for Product.

(a)                                       Milestones.  For each Product, the following sales based milestone payments shall be payable by BMS based on the total level of annual Net Sales (i.e., Net Sales in a given Calendar Year period) being first reached by such Product in the Field in the Territory by BMS, its Affiliates and Sublicensees.

Sales Milestone	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b)                                       Interpretation.

(i)                                     The sales based milestone payments pursuant to Section 8.4(a)  (A) shall be payable one (1) time only for a particular Product such that the total sales based milestone payable for a given Product shall not exceed [**], and (B) will be made within [**] days following the end of [**].

(ii)                                  All payments to be made by BMS to uniQure under Sections 8.1, 8.3 and 8.4 are fully earned, non-refundable, non-creditable and non-cancelable upon expiry or termination of this Agreement for any reason whatsoever.

8.5                               Total Compensation Payments to uniQure.

(a)                                       Generally.  Subject to the other provisions of this Article 8 and other provisions of this Agreement, BMS shall further pay to uniQure (or its Affiliates) a total compensation (the “Total Compensation”) with respect to such Product (including Product purchase price and a portion of Net Sales) equal to the sum of

(i)                                     the Manufacturing Cost-Based Component of Supply Price based amount plus a mark-up of [**] percent ([**]%) paid or payable to uniQure as further specified in the Supply Agreement; plus

(ii)                                  during the TC Term for a given Product for a given country, the applicable tier percentage of the applicable portion of total annual Net Sales of such Product in a Calendar Year by BMS, its Affiliates and Sublicensees in the Territory as follows (such percentage of Net Sales, after any offsets or reductions pursuant to Sections 8.5(c)(iii), 8.5(d), 8.5(e) or 8.5(f) is referred to as “Net Sales Compensation”), subject to any offsets or reductions set forth in Sections 8.6, 8.9, 8.12 or 15.4.

Portion of total annual worldwide Net Sales in a Calendar Year for such Product that falls within the following tiers:	For a Product containing a Lead S100A1 Therapeutic	For a Product containing a Therapeutic other than a Lead S100A1 Therapeutic
Less than or equal to [**];	[**]	[**]
Greater than [**] and less than or equal to [**];	[**]	[**]
Greater than [**] and less than or equal to [**]; and	[**]	[**]
Greater than [**].	[**]	[**]

(b)                                       Interpretation.  For the avoidance of doubt:

(i)                                     The Net Sales thresholds in the table in Section 8.5(a)(ii) above shall be determined on a Product-by-Product basis.

(ii)                                  By way of example, if the total annual Net Sales of a Product containing a Lead S100A1 Therapeutic in the Territory in a particular Calendar Year during the applicable TC Term are [**], the amount of Total Compensation payable hereunder (prior to any applicable offsets or reductions) shall be calculated as the sum of (A) + (B), as follows:

A:                                   [**]

+

B:                                   The Manufacturing Cost-Based Component of Supply Price based amount for such Product as agreed in the Supply Agreement, paid or payable to uniQure (or its Affiliates) for such Product sold in such Calendar Year.

(c)                                  Third Party Payments.

(i)                                     Except as set forth in Exhibit N and subject to Section 8.5(c)(ii), uniQure shall bear all Third Party license payments, milestones, royalties and other payments owed to a Third Party with respect to a Therapeutic or Product (including payments with respect to methods of making, using, selling, or identifying such Therapeutic or Product) involving intellectual property (including Patents) that: (A) is licensed or otherwise acquired by uniQure as of the Effective Date under the Existing License Agreements; (B) is licensed or otherwise acquired by uniQure (including for any Additional Rights in accordance with Section 7.8) after the Effective Date at uniQure’s sole discretion, and (C) is intellectual property that uniQure received written notice of potential infringement from a Third Party prior to the Effective Date and did not disclose same to BMS in writing prior to the Effective Date.

(ii)                                  Immediately upon signing of this Agreement, uniQure shall use its best efforts to procure a written agreement between uniQure, Prof. [**] and Prof. [**] in which (a) they waive their statutory publication rights pursuant to the German Law on Employee Inventions (Arbeitnehmererfindergesetz) and any other publication right under Applicable Law as it relates to any Information relating to the Lead S100A1 Therapeutics and/or the Research Program generated prior to or on or after the Effective Date, (b) they agree that with respect to any Information relating to the Lead S100A1 Therapeutics and/or the Research Program generated prior to the Effective Date, they shall only have the publication rights set forth in Exhibit M, and (c) they agree that with respect to any Information relating to the Lead S100A1 Therapeutics and/or the Research Program generated on or after the Effective Date shall be subject to Section 12.4.

(iii)                               Immediately upon signing of this Agreement uniQure shall use its best efforts to procure at its own expense [**] in which [**] as of the Signing Date that (1) [**], and (2) [**]; provided, however, such [**] must be reviewed by and approved by [**]. uniQure and/or uniQure GmbH shall be [**].

(iv)                              Immediately upon signing of this Agreement, uniQure shall use its best efforts to [**] in which (a) [**], (b) [**], and (c) [**].

(v)                                 Promptly after the Effective Date, [**] shall initiate discussions with [**] and shall attempt to negotiate a [**] under which the Parties will provide [**], each of [**].  Until such [**], uniQure shall not [**].  In the event that [**] to perform any research or Development activities for the Research Program, a [**].

(vi)                              The obligation of uniQure pursuant to Section 8.5(c)(i) shall not include any [**] for a license under [**] Patents Covering [**] to research, develop, make, have made, use, sell, offer for sale, export and import (including the right to Develop and Commercialize) Therapeutics and Products in the Field or in one or more [**].  For any license agreement to any of [**] Patents [**], [**] and would negotiate in good faith with [**] the terms and conditions of any such agreement on terms mutually acceptable to [**]; provided however, all upfront, milestone and other non-royalty payments will be [**], and [**], except that [**]. Therefore, [**]. In case that [**] undertakes legal proceeding against [**] with regard to a potential infringement of [**] Patents and [**] becomes obliged to acquire a license from [**] on basis of a judicial decision or a settlement agreement, the Parties’ agreement on cost sharing pursuant to this Section 8.5.(c)(iii) shall apply accordingly.

(vii)                           Subject to Section 8.5(c)(i), (ii), (iii) and (vi) and Section 8.5(g), [**] obligations to uniQure under this Agreement shall be [**] of the amount of the payments made by [**] in accordance with Section 7.8 for the [**], on account of [**].  The foregoing shall not apply to [**].

(d)                                 Generic Competition.  Subject to Section 8.5(g), during the portion of the applicable TC Term in a particular country of the Territory where there are one or more products being sold in such country that are Generic Products with respect to such Product, and the number of unit equivalents of such Generic Product(s) sold in such country in a particular Calendar Quarter equals or exceeds [**] of the number of units of the applicable Product sold in such country before the introduction of the Generic Product(s) as measured by IMS or a mutually agreed Third Party, the tier percentages in Section 8.5(a)(ii) above used to calculate the Net Sales Compensation payable by BMS on Net Sales of such Product in such country shall be reduced by [**].  In a country or jurisdiction where there is no Applicable Law to make a determination as to whether a product is a Generic Product, if the Parties are unable, after twenty (20) Business Days, to mutually agree on whether a product is or is not a Generic Product in such country or jurisdiction under Section 1.72 taking into consideration 42 USC 262(i) and Article 10, paragraph 2(b) of European Directive 2001/83/EC, then the Parties shall jointly engage an Expert (who is a regulatory attorney with the applicable expertise and experience in pharmaceutical regulatory law), appointed by uniQure and reasonably acceptable to BMS to resolve such dispute. The decision of such Expert shall be final and the costs of such decision shall be borne between the Parties in such manner as such Expert shall determine. For clarity, any dispute subject to dispute resolution pursuant to this Section 8.5(d) shall not be subject to the terms and conditions of Sections 16.2 to 16.5. If the Parties are unable to mutually agree on an Expert within the aforementioned twenty (20) Business Day period, the dispute shall be subject to the terms and conditions of Article 16.

(e)                                  TC Term. Total Compensation payable by BMS to uniQure under Section 8.5 shall be paid on a Product-by-Product and country-by-country basis until the later of (i) [**] years after the First Commercial Sale of the applicable Product in such country, (ii) [**] in such country where the sale of the applicable Product in the applicable country would [**], (iii) the [**], or (iv) the [**] (such period being the “TC Term” for a particular Product). Notwithstanding anything in this Section 8.5 to the contrary, and subject to Section 8.5(g), the tier percentages in Section 8.5(a)(ii) above used to calculate the Net Sales Compensation payable by BMS on Net Sales of such Product in such country shall be reduced by [**] for the [**]).  For clarity, BMS shall [**].

(f)                                   Application of Offset.  Any offsets to be applied pursuant to Sections 8.5(c)(vii), 8.5(d) and 8.5(e) shall be applied first to the highest tier of Net Sales Compensation being paid, and thereafter to successively lower tiers as needed to implement same.

(g)                                  Maximum Offset.  For the avoidance of doubt, the Net Sales Compensation payable under Section 8.5(a) taking into account any applicable offsets or reductions under Sections 8.5(c)(vii), 8.5(d) and 8.5(e) shall not be reduced in any such event below [**] of the amount that would otherwise be due pursuant to Section 8.5(a) with respect to sales of a Product in a country in any Calendar Quarter. If, but for the preceding sentence, the deductions under Sections 8.5(c)(vii), 8.5(d) and 8.5(e) would have reduced a Net Sales Compensation payment made by BMS by more than [**], then the amount of such deduction that exceeds [**] will be carried over to subsequent Net Sales Compensation payments under Section 8.5 on sales of such Product in the Field anywhere in the Territory until the full amount that BMS would have been entitled to deduct (absent the above limitation) is deducted.

8.6                               Offset for Payments to Existing Third Party Licensors.  In the event that BMS is required to pay any royalties, milestones or other payments to any Existing Third Party Licensor (a) with respect to the research, Development or Commercialization of any Therapeutic or Product in the Field in the Territory that uniQure would otherwise be required to pay (but, although due, fails to pay in accordance with the applicable payment terms) under the corresponding Existing License Agreement, or (b) following the termination of the corresponding Existing License Agreement with the consent of uniQure in connection with BMS obtaining rights to uniQure Technology directly from the corresponding Existing Third Party Licensor that were sublicensed to BMS hereunder prior to such termination, then, notwithstanding anything in this Agreement to the contrary, [**].

8.7                               Total Compensation Payments and Reports.  All amounts payable to uniQure pursuant to Section 8.5 shall be paid in Dollars within [**] after the end of the Calendar Quarter in which the applicable

Net Sales were recorded.  To the extent any amounts payable to uniQure pursuant to Section 8.5(a)(i) (i.e., the Manufacturing Cost-Based Component of Supply Price) are actually paid to uniQure under the Supply Agreement, BMS may deduct such amounts from payment of Total Compensation under this Section 8.7.  Each quarterly payment shall be accompanied by a Total Compensation report providing a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable Calendar Quarter, (b) a calculation of the amount of Total Compensation in Dollars for the Products included in Net Sales for such Calendar Quarter (i.e., the Manufacturing Cost-Based Component of Supply Price paid or payable to uniQure + Net Sales Compensation), (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such Total Compensation, (d) the amount of Net Sales Compensation, if any, payable hereunder, (e) the number of units and average selling price (ASP) by product stock keeping unit (SKU) for the Products included in Net Sales for such Calendar Quarter, and (f) any other information reasonably requested by uniQure to assess the calculation of the Total Compensation and Net Sales Compensation.

8.8                               Payment Method.  All payments due under this Agreement shall be made by electronic funds transfer in immediately available funds to an account designated by the receiving Party.  All payments hereunder shall be made in Dollars.

8.9                               Taxes.  Subject to Section 8.8, uniQure will pay any and all taxes levied on account of all payments it receives under this Agreement.  If laws or regulations require that taxes be withheld with respect to any payments by BMS to uniQure under this Agreement, BMS will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to uniQure on a timely basis following that tax payment.  Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.  The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law.  uniQure will provide to BMS certain specified uniQure financial information reasonably requested by BMS that is required by BMS under Applicable Law for tax reporting purposes.  In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.  Any value added tax, sales tax, consumption tax and other similar taxes applicable to any payments hereunder shall be paid by the paying Party.

8.10                        Total Compensation on Sublicensee Sales.  BMS shall have the responsibility to account for and report sales of any Product by its Affiliates and Sublicensees on the same basis as if such sales were Net Sales by BMS.  BMS shall pay to uniQure such amounts attributable to sales of its Affiliates and Sublicensees when due under this Agreement.

8.11                        Foreign Exchange.  Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.12                        Offsetting.  BMS may offset any damages awarded to BMS under the Supply Agreement against any amounts payable to uniQure under this Agreement.

8.13                        Records.  BMS shall keep, and shall cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.  Such books and records shall be kept reasonably accessible and shall be made available for inspection for a three (3) year period in accordance with Section 8.14 below.

8.14                        Inspection of BMS Records.

(a)                                 Inspection Payments.  Upon reasonable prior notice, BMS shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to BMS), appointed by uniQure and reasonably acceptable to BMS, to inspect the applicable records of BMS to the extent relating to payments to uniQure (including to verify the Total Compensation reports and the Total Compensation payments); provided however, that such inspection shall not occur more often than once per Calendar Year (for the current and preceding Calendar Year), unless a material error is discovered as part of such inspection in which case uniQure shall have the right to conduct a more thorough inspection for such period.  Any inspection conducted under this Section 8.14(a) shall be at the expense of uniQure, unless such inspection reveals any underpayment of the Total Compensation due hereunder for the audited period by at least [**], in which case the full costs of such inspection for such period shall be borne by BMS.  Any underpayment shall be paid by BMS to uniQure within [**] days with interest on the underpayment at the rate specified in Section 8.15 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by BMS to uniQure.

(b)                                 Dispute Resolution.  In the event of a dispute regarding the findings of the inspection of the applicable records of BMS pursuant to Section 8.14(a) (including the Total Compensation reports and amount of Total Compensation payments owed to uniQure hereunder), the Parties shall work in good faith to resolve the dispute in accordance with the provisions of Section 16.1.  If the Parties are unable to resolve the dispute within the time period stipulated in Section 16.1, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party’s certified public accountants or to such other Third Party as the Parties shall mutually agree.  The decision of such expert shall be final and the costs of such decision as well as the initial audit shall be borne between the Parties in such manner as such Expert shall determine.  Not later than [**] days after such decision and in accordance with such decision, BMS shall make any additional payments to uniQure, or uniQure shall reimburse any excess payments to BMS, as applicable.  For clarity, any dispute subject to dispute resolution pursuant to this Section 8.14(b) shall not be subject to the terms and conditions of Sections 16.2 to 16.5 and any dispute regarding BMS’ compliance with its obligation to use Diligent Efforts in the Development and Commercialization of Therapeutics and Products shall be subject to the terms and conditions of Article 16.

8.15                        Late Payments.  Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a monthly rate equal to the lesser of: (a) [**] percentage point above the monthly prime rate as published by Citibank, N.A., New York, New York, U.S. or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum monthly rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

8.16                        Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

8.17                        Inventor Compensation.  As between the Parties, each Party shall be responsible for and shall bear all costs associated with any Inventor Compensation, if any, for any employees of such Party or any of its Affiliates (or of any Third Party contractors of such Party or any of its Affiliates), whether employed at any time prior to the Effective Date or during the Term of this Agreement.  For the avoidance of doubt, for purposes of this Section 8.17, uniQure shall not be considered a Third Party contractor of BMS, and BMS shall not be considered a Third Party contractor of uniQure.  In addition, as between the Parties, uniQure shall be responsible for and shall bear all costs associated with any Inventor Compensation for any other developers or inventors of the uniQure Technology developed or invented as of the Effective Date.  “Inventor Compensation” means any compensation that is or may in the future become payable for or based upon the use or exploitation of the uniQure Technology or any Collaboration Target, Therapeutic or Product, including the use and commercial exploitation of the uniQure Technology or any Therapeutics or Products by BMS pursuant to this Agreement.

9.                                              PATENT PROSECUTION AND ENFORCEMENT

9.1                               Ownership of Information and Inventions.

(a)                                 Sole Inventions.  Each Party will own all right, title and interest in and to any inventions (and Patents that claim such inventions) solely invented by or on behalf of such Party, its Affiliates, or their respective employees, agents and independent contractors in the course of conducting any activities under this Agreement (collectively, “Sole Inventions”) and any Information generated or conceived solely by such Party, its Affiliates, or their respective employees, agents and independent contractors in the course of conducting any activities under this Agreement.

(b)                                 Joint Inventions.  Both Parties will jointly own all right, title and interest in and to any inventions invented jointly by the Parties, their Affiliates, or their respective employees, agents and independent contractors in the course of conducting any activities under this Agreement (collectively, “Joint Inventions”), Joint Patents and any Information generated or conceived jointly by the Parties, their Affiliates, or their respective employees, agents and independent contractors in the course of conducting any activities under this Agreement.

(c)                                  Use and Exploitation.  Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) or Applicable Law with respect to same, any Sole Invention, Joint Invention, Joint Patent and Information (except to the extent containing Information first provided by the other Party) generated or resulting from a Party’s activities under this Agreement may be used or exploited by such Party for any purpose.  This Agreement will be understood to be a joint research agreement under 35 U.S.C. §102(c) entered into for the purpose of researching, identifying and developing Therapeutics and Products under the terms set forth herein.  Subject to and without limiting the licenses granted under this Agreement and the other terms and conditions of this Agreement and Applicable Law, neither Party shall otherwise have an obligation to account to the other, or obtain the consent of the other, with respect to the use or exploitation (directly or through licensees or other Third Parties) of any Sole Inventions of such Party, Joint Inventions, Joint Patents or Information of such Party.

9.2                               Prosecution of Product Specific Patents.

(a)                                 Prosecution by BMS.

(i)                                     Subject to Section 9.2 (a)(ii) below, BMS will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the Product Specific Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning; the Party that is responsible for Prosecuting a particular Patent is referred to as the “Prosecuting Party”).  Such Prosecution of the Product Specific Patents shall be handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”).  Subject to Section 9.2(b) and (c), BMS shall [**], and shall have [**].  For clarity, each Party will [**].

(ii)                                  If BMS, either directly or through the Patent Firm, wishes to file a Patent which contains one or more claims that Cover the composition, formulation, method of use and method of manufacture of either (aa) one or more particular Therapeutics or Products (where such claim specifically discloses the Collaboration Target of such Therapeutic or Product) or (bb) one or more Therapeutics or Products as well as one or more Target Therapeutics or products that are not Therapeutics or Products (where such claim not only specifically discloses the Collaboration Target of such Therapeutic or Product but also any other Target), then BMS shall inform uniQure about such envisaged Patent filing in such manner and timing as to reasonably allow for uniQure to file one or more Patents for such claims or subject matters that are directed solely to the method and/or process of manufacture. With regard to such claims or subject matters, uniQure shall be entitled to draft and file own Patents and, if uniQure wishes to file such own Patent, the Parties shall file their respective Patents on the same date. [**].

(b)                                 Prosecution by uniQure.  In the event that BMS elects not to Prosecute or to cease Prosecution in any jurisdiction in the Territory any Product Specific Patent, BMS will give uniQure at least thirty (30) days written notice (provided however, that BMS shall provide at least sixty (60) days written notice where possible) before expiration of any relevant deadline and provide to uniQure information it reasonably requests relating to the Product Specific Patent.  uniQure will then have the right, but not the obligation, to assume responsibility, using the Patent Firm, for the Prosecution of such Product Specific Patent in such jurisdiction.  If uniQure assumes responsibility for the Prosecution of any such Product Specific Patents as set forth above, then (i) [**] and (ii) if it relates to a Collaboration Target, Therapeutics or Products that are then the subject of a license to BMS under Section 7.1(a), then [**].

(c)                                  Cooperation.  The Parties will cooperate in such Prosecution of the Product Specific Patents in all respects.  Each Party will provide the other Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution; provided however, that the Prosecuting Party shall reimburse the other Party for any out-of-pocket costs incurred by the other Party in providing such assistance and cooperation, where such costs and activities associated with such costs have been agreed to in advance by the Prosecuting Party.  Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it.  Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to review and comment on it, and the first Party will give due consideration to such comments.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.

(d)                                 Patent Term Adjustments or Extensions.  The Parties will confer regarding the desirability of seeking in any jurisdiction in the Territory any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Product Specific Patents.  Neither Party will proceed with such an adjustment, extension or protection until the Parties have consulted with one another and agreed to a strategy therefor; provided however, that in the case where the Parties are unable to reach consensus, BMS will have the final decision-making authority with respect to such decision in jurisdictions where BMS Prosecutes any Product Specific Patents pursuant to Section 9.2(a), and uniQure will have the final decision-making authority with respect to such decision in jurisdictions where uniQure Prosecutes any Product Specific Patents pursuant to Section 9.2(b); provided further, that such decision will be made in accordance with Applicable Law so as to maximize marketing exclusivity for the Products in the Field.  Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such adjustment, extension or protection for the Product Specific Patents consistent with such strategy.  To the extent reasonably and legally required in order to obtain any such adjustment, extension or protection in a particular jurisdiction, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the adjustment, extension or protection in such jurisdiction.

9.3                               Data Exclusivity.  As applicable, BMS will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity periods.  uniQure will cooperate fully with and provide all reasonable assistance to BMS and use all reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all data exclusivity periods available for the Products.

9.4                               Prosecution of Other Patents.

(a)                                 Joint Patents That Are Not Product Specific Patents and Not Other uniQure Patents.  This Section 9.4(a) will apply only to Joint Patents that are not included in (i) the Product Specific Patents and (ii) the Other uniQure Patents (the “Other Joint Patents”).

(i)                                     Prosecution by BMS.  BMS will have the first right, but not the obligation, to Prosecute in all jurisdictions in the Territory all such Other Joint Patents.  Such Prosecution of the Other Joint Patents shall be handled by the Patent Firm.  Subject to Section 9.4(a)(ii) and Section 9.4(a)(iii), BMS shall bear [**] of the Patent Prosecution Costs for the Other Joint Patents, and shall have lead responsibility and decision-making control working with the Patent Firm for such Prosecution of the Other Joint Patents.  For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Other Joint Patents.

(ii)                                  Prosecution by uniQure.  In the event that BMS elects not to Prosecute or to cease Prosecution in any jurisdiction in the Territory any Other Joint Patent, BMS will give uniQure at least thirty (30) days written notice (provided however, that BMS shall provide at least sixty (60) days written notice where possible) before expiration of any relevant deadline and provide to uniQure information it reasonably requests relating to the Other Joint Patent.  uniQure will then have the right, but not the obligation, to assume responsibility, using the Patent Firm, for the Prosecution of such Other Joint Patent in such jurisdiction.  If uniQure assumes responsibility for the Prosecution of any such Other Joint Patents as set forth above, then the Patent Prosecution Costs incurred by BMS in the course of such Prosecution will thereafter be borne by uniQure.

(iii)                               Cooperation; Patent Term Adjustments or Extensions.  Section 9.2(c) and (d) shall apply mutatis mutandis.

(b)                                 BMS Patents.  BMS will have the sole right and authority with respect to BMS Patents in any jurisdiction, including Prosecution and Enforcement.  BMS will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and Enforcing such BMS Patents.

(c)                                  Other uniQure Patents.  As between the Parties, uniQure will have the first right, but not the obligation, to Prosecute in all jurisdictions all uniQure Patents other than the Product Specific Patents (including Joint Patents that are considered uniQure Patents pursuant to the terms of this Agreement and Patents that constitute uniQure Platform Technology or uniQure Platform Technology Improvements) (the “Other uniQure Patents”).

(i)                                     Prosecution by uniQure.  uniQure will have the first right, but not the obligation, to Prosecute in all jurisdictions all such Other uniQure Patents.  Such Prosecution of the Other uniQure Patents shall be handled by the Patent Firm.  Subject to Section 9.4(c)(ii) and Section 9.4(c)(iii), uniQure shall bear [**] of the Patent Prosecution Costs for the Other uniQure Patents, and shall have lead responsibility and decision-making control working with the Patent Firm for such Prosecution of the Other uniQure Patents.  For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Other uniQure Patents.

(ii)                                  Cooperation; Patent Term Adjustments or Extensions.  Section 9.2(c) and (d) shall apply mutatis mutandis.

9.5                               Infringement by Third Parties.

(a)                                 Notification.  The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party of any of the Product Specific Patents, Other Joint Patents

or Other uniQure Patents (an “Infringement”).  A notice under 42 U.S.C. §262(l) (however such section may be amended from time to time during the Term) or a cause of action under 35 U.S.C. §271(e)(2)(c) (however such section may be amended from time to time during the Term), and any foreign equivalent thereof, with respect to a Product will be deemed to describe an act of Infringement, regardless of its content.  As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement.  In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Product Specific Patent or Other uniQure Patent Covering a Therapeutic or Product (including methods of use or manufacture thereof).  Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within five (5) Business Days after the receiving Party receives such certification.  Such notification and copies will be sent by facsimile and overnight courier to BMS at the address set forth below, and to uniQure at the address specified in Section 17.5.

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention:  Vice President and Chief Intellectual Property Counsel

Telephone:  609-252-4825

Facsimile:  609-252-7884

(b)                                 Infringement of Product Specific Patents.  BMS will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any Person allegedly engaged in any Infringement (an “Infringement Action”) of any Product Specific Patent to remedy the Infringement or to settle or otherwise secure the abatement of such Infringement (such activities with respect to Patents being the “Enforcement”, with the term “Enforce” having the corresponding meaning; the Party that is responsible for Enforcing a particular Patent is referred to as the “Enforcing Party”).  The foregoing right of BMS shall include the right to perform all actions of a reference product sponsor set forth in 42 USC 262(l).  uniQure will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to a Product Specific Patent (“Product Specific Infringement Action”).  BMS will have a period of ninety (90) days after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so Enforce such Product Specific Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement); provided however, that such period will be more than ninety (90) days to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than ninety (90) days to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer.  In the event BMS does not so elect to Enforce (or to settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time, it will so notify uniQure in writing and in the case where uniQure then desires to commence a suit or take action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Product Specific Patents with respect to such Infringement in the applicable jurisdiction, subject to Section 9.14, the Parties will confer and uniQure will have the right to commence such a suit or take such action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Product Specific Patents, at uniQure’s expense.  Each Party will provide to the Party Enforcing any such rights under this Section 9.5(b) reasonable assistance in such Enforcement, at such Enforcing Party’s request and expense, including joining such action as a party (and, at BMS’ request and expense, uniQure will use reasonable efforts to cause any applicable Existing Third Party Licensor to join such action as a party) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action.  The Enforcing Party will keep the other Party regularly informed of the status and progress of such Enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c)                                  Settlement.  Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent or that would limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to manufacture or Commercialize Products anywhere in the Territory.

(d)                                 Expenses and Recoveries.  A Party bringing a Product Specific Infringement Action under this Section 9.5 against any Third Party engaged in Infringement of any Product Specific Patents will be [**].  If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will [**].  If such recovery is insufficient to cover all such costs and expenses of both Parties, it will [**].  If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) [**], and (ii) [**].

9.6                               Infringement of Other Joint Patents.

(a)                                 Enforcement.  BMS will have the first right, but not the obligation, to bring and control, at its expense, an Infringement Action of any Other Joint Patents to remedy the Infringement or to settle or otherwise secure the abatement of such Infringement.  uniQure will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to an Other Joint Patent.  BMS will have a period of ninety (90) days after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so Enforce such Other Joint Patent in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement); provided however, that such period will be more than ninety (90) days to the extent Applicable Law prevents earlier enforcement of such Other Joint Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than ninety (90) days to the extent that a delay in bringing an action to enforce the applicable Other Joint Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer.  In the event BMS does not so elect to Enforce (or to settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time, it will so notify uniQure in writing and in the case where uniQure then desires to commence a suit or take action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Other Joint Patents with respect to such Infringement in the applicable jurisdiction, the Parties will confer and uniQure will have the right to commence such a suit or take such action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Other Joint Patents, at uniQure’s expense.  Each Party will provide to the Party Enforcing any such rights under this Section 9.6(a) reasonable assistance in such Enforcement, at such Enforcing Party’s request and expense, including joining such action as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action.  The Enforcing Party will keep the other Party regularly informed of the status and progress of such Enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b)                                 Settlement.  Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Infringement Action of any Other Joint Patents in any manner that would adversely affect an Other Joint Patent.

(c)                                  Expenses and Recoveries.  A Party bringing an Infringement Action of any Other Joint Patents under Section 9.6(a) against any Third Party engaged in Infringement of any Other Joint Patent will be [**].  If such Party recovers monetary damages from such Third Party in such Infringement Action, such recovery will [**].  If such recovery is [**].  If after such reimbursement [**], such funds will be shared as follows: (i) [**], and (ii) [**].

9.7                               Infringement of Other uniQure Patents.

(a)                                 Enforcement.  uniQure will have the first right, but not the obligation, to bring and control, at its expense, an Infringement Action of any Other uniQure Patents to remedy the Infringement or to settle or otherwise secure the abatement of such Infringement.  BMS will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to an Other uniQure Patent.  uniQure will have a period of ninety (90) days after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so Enforce such Other uniQure Patent in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement).  In the event uniQure does not so elect to Enforce (or to settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time, it will so notify BMS in writing and in the case where BMS then desires to commence a suit or take action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Other uniQure Patents with respect to such Infringement in the applicable jurisdiction, subject to Section 9.14, the Parties will confer and BMS will have the right to commence such a suit or take such action to Enforce (or to settle or otherwise secure the abatement of such Infringement) the applicable Other uniQure Patents, at BMS’ expense.  Each Party will provide to the Party Enforcing any such rights under this Section 9.7(a) reasonable assistance in such Enforcement, at such Enforcing Party’s request and expense, including joining such action as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action.  The Enforcing Party will keep the other Party regularly informed of the status and progress of such Enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b)                                 Settlement.  Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Infringement Action of any such Other uniQure Patent in any manner that would adversely affect an Other uniQure Patent or limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to manufacture or Commercialize Products anywhere in the Territory.

(c)                                  Expenses and Recoveries.  A Party bringing an Infringement Action of any Other uniQure Patents under Section 9.7(a) against any Third Party engaged in Infringement of any Other uniQure Patent will be [**].  If such Party recovers monetary damages from such Third Party in such Infringement Action, such recovery will [**].  If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be [**].  If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) [**] and (ii) [**].

9.8                               Third Party Rights.

(a)                                 The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes the Patent rights of any Third Party.

(b)                                 Subject to Section 9.8(c), (d) and (e), with respect to any Third Party Patent rights under Section 9.8(a), Section 7.8 shall apply.

(c)                                  Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent rights under Section 9.8(a), such Party will have the right, at its own expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding.  If both Parties are named, the Parties shall meet and determine who is best situated to lead any such suit or other action or proceeding.

(d)                                 Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 9.8 in any manner that would (i) limit or restrict the ability of BMS (or its Affiliates or Sublicensees, as applicable) to manufacture or Commercialize Products anywhere in the Territory or (ii) impose any obligation, restriction or limitation on the other Party.

(e)                                  The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this Section 9.8.

9.9                               Reexaminations, Oppositions, Post-Grant Trial Proceedings and Related Actions.

(a)                                 The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other Governmental Authority, seeking to invalidate, review the patentability, reexamine, oppose or compel the licensing of any Product Specific Patent, any Other Joint Patent or any Other uniQure Patent contemplated to be used or practiced under in the conduct of the Research Program (any such Third Party action being a “Patent Challenge”).

(b)                                 BMS will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a Product Specific Patent or Other Joint Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action then currently being Enforced, in which case the Enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9.  In the case where BMS controls the defense of such Patent Challenge, uniQure will have the right, at its own expense and by counsel of its choice, to be represented in any such effort.  If BMS fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then, subject to Section 9.14, uniQure will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

(c)                                  uniQure will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against an Other uniQure Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action then currently being Enforced, in which case the Enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of such Infringement Action under this Article 9.  In the case where uniQure controls the defense of such Patent Challenge, BMS will have the right, at its own expense and by counsel of its choice, to be represented in any such effort.  If uniQure fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then, subject to Section 9.14, BMS will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

9.10                        Disclosure of Inventions.  To the extent relating to any Collaboration Target, Therapeutic or Product (including methods of making a Therapeutic), each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Joint Inventions and Sole Inventions.  Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

9.11                        Patent Contacts.  Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”).  Each Party will designate its initial Patent Contact within thirty (30) days following the Effective Date and will promptly thereafter notify the other Party of such designation.  If at any time, a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor.  Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact.  The Patent Contacts will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement.  In particular the Patent Contacts will review and update the list of uniQure Patents from time to time to ensure that all Products being Developed or Commercialized are covered.

9.12                        Personnel Obligations.  Prior to receiving any Confidential Information or beginning work under this Agreement relating to any discovery or research of a Collaboration Target or to any discovery, research, Development or Commercialization of a Therapeutic or a Product, each employee, agent or independent contractor of BMS or uniQure or of either Party’s respective Affiliates will be bound in writing by invention assignment obligations which are consistent with the obligations of BMS or uniQure under this Agreement; provided however, that where necessary in the case of a Third Party, such Third Party shall agree to grant BMS or uniQure, as the case may be, an exclusive license with the right to grant sublicenses with respect to resulting inventions and Patents.  Notwithstanding the preceding sentence, to the extent the Applicable Law in a country prohibits binding in writing any employee, agent or independent contractor of a Party (or its Affiliates) in such country by invention assignment obligations, such Party (or its Affiliates) shall not be required to comply with the requirement in the preceding sentence to obtain written invention assignment obligations, such Party (or its Affiliates) shall, to the extent applicable, claim any invention arising under this Agreement from any employee, agent or independent contractor of such Party in accordance with the Applicable Law in such country, such Party (or its Affiliates) shall not release any invention arising under this Agreement to any employee, agent or independent contractor of such Party without the prior written consent of the other Party, and such Party (or its Affiliates) shall be solely responsible for any Inventors Compensation due to any such employee, agent or independent contractor for any invention arising under this Agreement.

9.13                        Further Action.  Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such other Party to exercise its rights or perform its obligations pursuant to this Article 9; provided however, that neither Party shall be required to take any action pursuant to this Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable order of a Governmental Authority or Applicable Law.

9.14                        Disputes Regarding Valid Claim and Inventorship.  As set forth in the definition of Valid Claim, disputes between the Parties as to whether a claim of a pending application within the uniQure Patents is a Valid Claim shall be resolved by arbitration pursuant to Section 16.2 with the/each arbitrator being a patent attorney having appropriate expertise in patent law.  In addition, any dispute between the Parties regarding the inventorship of Sole Inventions and Joint Inventions shall be resolved by arbitration pursuant to Section 16.2 with the/each arbitrator being a patent attorney having appropriate expertise in patent law.  Accordingly, such disputes under this Section 9.14 shall be treated as a Dispute subject to resolution under Section 16.2.  In the case of any such dispute under this Section 9.14, prior to any such arbitration, the Parties shall first meet (through their Patent Contacts and other representatives) and discuss in good faith a possible resolution of such dispute.

10.                                       TRADEMARKS

10.1                        Product Trademarks.  BMS shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the Commercialization of Products in the Field in the Territory (the “Product Marks”).  BMS or its Affiliates shall own all Product Marks, and all trademark registrations for said marks.

10.2                        Use of Name.  Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party or such other Party’s Affiliates (including the other Party’s corporate name), or any trademarks or other marks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s Commercialization of Products under this Agreement or for any other purpose, except to the extent required in connection with activities under this Agreement or to comply with Applicable Law.

10.3                        Further Actions.  Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such other Party to exercise its rights or perform its obligations pursuant to this Article 10; provided however, that neither Party shall be required to take any action pursuant to this Article 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable order of a Governmental Authority or Applicable Law.

11.                                       EXCLUSIVITY

11.1                        Exclusivity.  uniQure agrees that it will not work independently of this Agreement on its own behalf, or through, with or on behalf of any Affiliate or Third Party, or grant any license, option or other right to any Affiliate or Third Party, or enable any Affiliate or Third Party, or transfer any uniQure Know-How, in each case

(a)                                 during the Research Term (i.e., the Initial Research Term, as may be extended by the Parties pursuant to Section 3.1(e)), [**];

(b)                                 during the Research Term (i.e., the Initial Research Term, as may be extended by the Parties pursuant to Section 3.1(e)) and subject to Sections 3.3(b)(iii), 3.3(d)(iii), 3.3(d)(iv) and 3.3(e), with respect to any Reserved Target or any Variant thereof, [**] for any [**] and any [**];

(c)                                  for as long as a [**], with respect to discovery, research, Development or Commercialization activities in the Field in the Territory with respect to such [**], any [**]; and

(d)                                 for as long as [**].

The foregoing obligations shall [**], and with respect to [**], subparagraphs (a) and (d) shall apply but not subparagraphs (b) and (c).

If uniQure or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), the foregoing obligations shall not apply with respect to any activities, projects and/or programs of such an acquirer or acquired Third Party or other Third Party in which uniQure is consolidated or merged, provided, however, that in any such case (i) [**], (ii) the exclusivity obligations under this Section 11 [**], (iii) uniQure (if uniQure is not a surviving entity) shall [**], (iv) if uniQure is a surviving entity, uniQure shall [**], and (v) if uniQure is not a surviving entity, uniQure shall [**].

12.                                       CONFIDENTIALITY

12.1                        Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for [**] years thereafter, it shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any Confidential Information furnished to it by or on behalf of the other Party (the “Disclosing Party”) or such other Party’s Affiliates pursuant to this Agreement, except for that portion of such Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)                                 was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party or any of its Affiliates, at the time of its disclosure to the Receiving Party or any of its Affiliates;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or any of its Affiliates;

(c)                                  becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party or any of its Affiliates and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d)                                 is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party or any of its Affiliates with respect thereto; or

(e)                                  is subsequently independently discovered or developed by the Receiving Party or any of its Affiliates without the aid, application, or use of Confidential Information of the Disclosing Party or any of its Affiliates.

To the extent relating specifically to Therapeutics or Products, all Information generated by uniQure or its Affiliates in the performance of the Research Program shall be treated as the Confidential Information of BMS for so long as this Agreement is in effect with respect to such Therapeutics and Products. Each Party agrees that with respect to its employees, agents, independent contractors and any Sublicensees, that it shall provide or permit access to Confidential Information of the other Party to its employees, agents, independent contractors and any Sublicensees who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 12.1; provided that each Party shall remain responsible for any failure by any such recipient to treat such Confidential Information as required under this Section 12.1.

12.2                        Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)                                 filing or prosecuting Patents in accordance with this Agreement, including pursuant to Article 9;

(b)                                 subject to Section 12.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA and EMA, as necessary for the Development or Commercialization of a Therapeutic or Product, or as required in connection with any filing, application or request for Regulatory Approval; provided however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)                                  prosecuting or defending arbitration or litigation;

(d)                                 subject to Section 12.3, complying with Applicable Law, including regulations promulgated by the SEC or other relevant securities exchanges;

(e)                                  disclosure to its Affiliates, or its or its Affiliates’ employees, agents, independent contractors and any Sublicensees only on a need-to-know basis and solely in connection with the performance of this Agreement;

(f)                                   disclosure of the stage of Development of Therapeutics or Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner only on a need-to-know basis and solely in connection with this Agreement;

(g)                                  disclosure of the material terms of this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner only on a need-to-know basis and solely in connection with this Agreement;

(h)                                 disclosure pursuant to Section 12.5;

(i)                                     in the case of uniQure, disclosure to any Existing Third Party Licensors in connection with any Existing License Agreements only on a need-to-know basis in connection with this Agreement;

(j)                                    disclosure to its legal or financial advisors only on a need-to-know basis and solely in connection with this Agreement,

provided however, in case of disclosure pursuant to Sections 12.2(e), 12.2(f),  12.2(g) or 12.2(i) each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure; provided further, that the term of such disclosee’s obligations regarding the use and disclosure of Confidential Information shall be as long as can be reasonably negotiated with such disclosee, but in any event no less than [**] years after the date of disclosure to the disclosee; provided further, that the disclosing Party shall remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 12.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance written notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Nothing in Sections 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party that is a tax authority, the Party’s outside tax or legal advisors, or the Party’s independent auditors, such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3                        Publicity; Terms of Agreement.

(a)                                 The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3.  Except as set forth in Sections 12.3(b) and 12.3(c), each Party agrees not to issue any press release or other public announcement disclosing the terms of this Agreement or the transaction contemplated hereby without the prior written consent of the other Party.  The Parties have agreed that uniQure may make a public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit I on or after the Effective Date.  uniQure agrees to provide BMS at least twenty-four (24) hours’ notice prior to issuing such press release.

(b)                                 Each Party may disclose the terms of this Agreement in the case of a press release or governmental filing (including any prospectus in connection with an IPO or other securities offering) to the extent required by Applicable Law, including regulations promulgated by the SEC or other relevant securities exchanges (where reasonably advised by the disclosing Party’s counsel); provided however, that the disclosing Party shall, except where impracticable, give reasonable advance written notice of the proposed text of such release or filing to the other Party for its prior review but shall not be required to obtain approval therefor.

(c)                                  The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Governmental Authorities.  Each Party shall be entitled to make such a required filing; provided however, that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed.  No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d)                                 Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Section 12.1 through Section 12.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4                        Publications.  Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC or other Governmental Authorities or stock exchanges or for regulatory filings.  The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication.  The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication.  The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided however, that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if a Party reasonably believes that such Publication might adversely affect such Patent.  The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation.  Notwithstanding the foregoing, BMS shall not have the right to publish or present uniQure’s Confidential Information without uniQure’s prior written consent, and uniQure shall not have the right to publish or present BMS’ Confidential Information without BMS’ prior written consent.  Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.  This Section 12.4 shall not limit and shall be subject to Section 12.5.

Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a Patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Collaboration Target, Therapeutic or Product; provided however, that the non-filing Party is given a reasonable opportunity to review, comment upon or approve the information to be included prior to submission of such Patent application, where and to the extent required by Article 9 hereof.  Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials of Therapeutics and Products.  The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided however, that each Party will use reasonable efforts to prevent publication prior to the filing of relevant Patent applications and to ensure that no Confidential Information of either Party is disclosed; provided further, that without limiting the foregoing, Prof. [**] and Prof. [**] shall have the publication rights set forth in Exhibit M.

12.5                        Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements.  Each Party agrees to comply, with respect to the Therapeutics and Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by such Party, and (c) BMS’ Research and Development policy concerning Clinical Trials Registration and Disclosure of Results as amended from time to time and other BMS policies or other policies adopted by it for the majority of its other pharmaceutical products with regard to the same (to the extent the same either are not in direct conflict with the documents referred to in clauses (a) and (c) above and, in the case of uniQure, to the extent all such relevant policies in clause (c) are provided by BMS to uniQure in writing prior to requiring their implementation under this Agreement).

12.6                        Effect of Change of Control.  If uniQure or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), [**].

12.7                        Prior CDA.  As of the Effective Date all Confidential Information (as that term is defined in the Prior CDA) exchanged between the Parties and their Affiliates under the Prior CDA with respect to uniQure’s heart failure program referred to in Schedule A of the Prior CDA shall be deemed Information exchanged under this Agreement, shall be subject to the terms and conditions of this Agreement, and shall no longer be subject to the terms and conditions of the Prior CDA.  uniQure  and BMS agree that, as of the Effective Date, the Prior CDA is terminated and superseded by this Agreement with respect to such Confidential Information with respect to uniQure’s heart failure program referred to in Schedule A of the Prior CDA.  The Prior CDA shall remain in effect and shall apply to all other Confidential Information (as that term is defined in the Prior CDA) exchanged between the Parties under the Prior CDA, including Confidential Information with respect to uniQure’s hemophilia program that is referenced in Schedule A of the Prior CDA.

13.                                       TERM AND TERMINATION

13.1                        Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue, on a Product-by-Product and country-by-country basis until such time as neither Party has any obligation to the other under this Agreement in such country with respect to such Product (the “Term”).

13.2                        Termination by BMS at Will or for Safety Reasons.

(a)                                 Termination by BMS at Will.  BMS may terminate this Agreement [**] prior written notice to uniQure in the case where, at the time BMS serves such termination notice, Regulatory Approval has not been obtained for any applicable Product with respect to such Collaboration Target in either the U.S. or the EU, or upon [**]; provided however, such notice may be provided no earlier than the third anniversary of the Effective Date.

(b)                                 Termination by BMS for Safety Reasons.  BMS may terminate this Agreement [**] upon written notice to uniQure based on Safety Reasons.  Termination under this Section 13.2(b) for a particular Collaboration Target shall include any and all Therapeutics and Products for such Collaboration Target.  Termination under this Section 13.2(b) for a particular Therapeutic shall include any and all

Products related to such Therapeutic.  Upon such termination for Safety Reasons, BMS (or the applicable Affiliate or Sublicensee of BMS) shall be responsible, at its expense, for the wind-down of any Development of the applicable Therapeutic or Product (including any Clinical Trials for the applicable Product being conducted by or on behalf of BMS) and any Commercialization activities for the applicable Product.  Such termination shall become effective upon the date that BMS notifies uniQure in writing that such wind-down is complete, but in any event no later than six (6) months after uniQure has received the termination from BMS pursuant to sentence 1 of this Section 13.2(b).  Following any such notice of termination under this Section 13.2(b), [**].  Instead, if uniQure notifies BMS in writing that it wants to pursue the research, Development and/or Commercialization of any Therapeutic, Product or Collaboration Target terminated for Safety Reasons, BMS will only be required to provide the data generated for such Therapeutic, Product or Collaboration Target, BMS will withdraw or have withdrawn all Regulatory Materials for such Therapeutic or Product, uniQure will have the right to re-file the data provided by BMS, and no royalty or any other payment will be due to BMS for the research, Development or Commercialization of such Therapeutic, Product or Collaboration Target by uniQure.

13.3                        Termination for Breach.

(a)                                 Termination Notice.  Subject to Sections 13.3(b) to (d) and Section 13.4, either Party may terminate this Agreement with respect to any Product (on a Product-by-Product basis) as to the entire Territory or, at the discretion of the terminating Party, with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement, and such breach shall have continued for sixty (60) days (or, in the event that the default is a non-payment default that cannot be cured within such sixty (60) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach within such sixty (60) day period) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied (a “Termination Notice”).  Except as set forth in Section 13.3(b), any such termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach prior to the expiration of the sixty (60) day period (or, if such default cannot be cured within such sixty (60) day period, if the alleged breaching Party has not commenced to cure such breach prior to the expiration of the sixty (60) day period and diligently continued good faith efforts to cure such breach after the expiration of the sixty (60) day period).  Any such Termination Notice shall state the terminating Party’s intent to terminate and the reasons and justification for such termination and, at the sole discretion of the terminating Party, may include recommended steps which the terminating Party believes the breaching Party should take to cure such alleged breach.

(b)                                 Dispute as to Breach.  If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within said sixty (60) day period after receiving such Termination Notice, then the termination of the non-breaching Party shall not become effective under Section 13.3(a) with respect to the applicable Product and country or countries unless and until the existence of such material breach by BMS has been determined in accordance with Article 16 and BMS fails to cure such breach within sixty (60) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) Business Days following decision of such arbitrator(s)).  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                                  Not Applicable to Diligence Breach.  This Section 13.3 shall not apply to or encompass a breach (or alleged breach) of BMS’ obligation to use Diligent Efforts as set forth in Sections 3.9, 4.5 or 5.1, and for which a right to terminate, if any, for any such breach shall be governed solely by Section 13.4.

(d)                                 Milestones Owed.  Where uniQure is the alleged breaching Party, [**], during the period between the notice of termination under Section 13.3(a) and the effective date of termination; provided however, that [**].

(e)                                        Termination for BMS Patent Challenge.  Except to the extent the following under this Section 13.3(e) is unenforceable under the Applicable Law of the applicable jurisdiction where the applicable uniQure Patent is issued, [**] (a “BMS Patent Challenge”) through any administrative, judicial or other similar proceeding with respect to an issued uniQure Patent in a particular jurisdiction, [**].  For the avoidance of doubt, uniQure shall [**], and this Section 13.3(e) shall not apply, with respect to (i) [**] or (ii) [**].   In the case [**].

13.4                        Termination by uniQure for Failure of BMS to Use Diligent Efforts.

(a)                                 Notice of and Right to Terminate.  Subject to Sections 13.6 and 13.7, uniQure shall have the right to terminate this Agreement:

(i)                                     on a [**] basis with respect to a Collaboration Target if BMS is in material breach either of (x) its obligation to use Diligent Efforts as set forth in Section 4.5 with respect to the Development of a Therapeutic or Product with respect to such Collaboration Target, or (y) its obligations to use Diligent Efforts as set forth in Section 5.1 with respect to the Commercialization of a Product with respect to such Collaboration Target, [**]; provided however, that this Agreement shall not so terminate unless (A) BMS is given written notice by uniQure (which notice shall state uniQure’s intent to terminate and the reasons and justification for such termination and, at the sole discretion of uniQure, may include recommended steps which uniQure believes BMS should take to cure such alleged breach), and (B) BMS, or its Affiliates or Sublicensee, has not (1) during the sixty (60) day period following receipt of such notice by BMS, provided uniQure with a plan for the diligent Development or Commercialization of a Therapeutic or, as the case may be, Product with respect to such Collaboration Target in the Field in such [**] consistent with its obligations under Sections 4.5 and 5.1 and (2) during the six (6) month period following such notice carried out such plan and cured such alleged breach by diligently pursuing the Development or Commercialization of a Therapeutic or, as the case may be, Product with respect to such Collaboration Target in the Field in such [**] as set forth in Sections 4.5 and 5.1.

(ii)                                  on a [**] basis if BMS is in material breach of its obligations under Section 3.9 with respect to its obligations under the Research Program as they relate to such [**]; provided however, that this Agreement shall not so terminate unless (A) BMS is given written notice by uniQure (which notice shall state uniQure’s intent to terminate and the reasons and justification for such termination and, at the sole discretion of uniQure, may include recommended steps which uniQure believes BMS should take to cure such alleged breach), and (B) BMS, or its Affiliates, has not (1) during the sixty (60) day period following receipt of such notice by BMS, provided uniQure with a plan for the cure of such alleged breach consistent with its obligations under Section 3.9 and (2) during the six (6) month period following such notice carried out such plan and cured such alleged breach (or, if such default cannot be cured within such six (6) months period, if BMS has not commenced to cure such breach prior to the expiration of the six (6) months period and diligently continued good faith efforts to cure such breach after the expiration of the six (6) months period).

(b)                                 Dispute as to Failure.  If BMS disputes in good faith the allegation that it has failed to use requisite Diligent Efforts or is otherwise in material breach or failure of its obligations as specified in a notice provided by uniQure pursuant to Section 13.4(a), and if BMS provides notice to uniQure of such dispute within the sixty (60) days following receipt of such notice provided by uniQure, then the termination of uniQure shall not become effective under Section 13.4(a) with respect to the applicable [**], respectively, unless and until the existence of such material breach or failure by BMS has been determined in accordance with Article 16 and BMS fails to cure such breach within sixty (60) days following such determination.  Except as set forth in Section 13.4(c), it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                                  Interpretation.  For clarity and subject to Section 13.6, any termination pursuant to Section 13.4(a)(i) shall be [**]), and accordingly any such termination shall have no effect on the remainder of this Agreement and shall not in any way limit the rights and obligations of the Parties under this Agreement with respect to [**].  For clarity, any termination pursuant to Section 13.4(a)(ii) shall be for [**]), and accordingly any such termination shall have no effect on the remainder of this Agreement and shall not in any way limit the rights and obligations of the Parties under this Agreement with respect to any other Collaboration Target.

13.5                        Other Termination Rights.

(a)                                 Termination for Insolvency.  A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof.  “Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or a material part of its assets or business; (b) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (c) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (d) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

(b)                                 Termination for Failure to Receive Regulatory Approval from Competition Authorities.  In the event that regulatory approval is not received from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any relevant foreign Governmental Authority in response to any required competition filings with respect to the transactions contemplated on or before November 1, 2015, either Party may terminate this Agreement forthwith by written notice to the other Party, unless such failure shall be due to (a) the failure of the Party requesting termination to provide all of the information required pursuant to the HSR Act or any applicable foreign equivalent thereof in the initial filing or upon additional requests from the appropriate regulators; or (b) the failure of the Party requesting termination to fulfill any of the conditions set forth in Section 17.16(b) and 17.16(c) by the Termination Date.

13.6                        Limitations on Termination Remedy.

(a)                                 Right to Terminate in ROW.  Notwithstanding anything herein to the contrary, in the event that uniQure terminates, or has the right to terminate, this Agreement pursuant to Section 13.4(a)(i) with respect to a [**], then uniQure shall [**].

(b)                                 Termination in EU Countries.  Notwithstanding anything herein to the contrary, (i) in the event that uniQure has the right to terminate this Agreement pursuant to Section 13.4(a)(i) with respect to a Collaboration Target with respect to [**].

(c)                                  No Effect on Other Collaboration Targets.  For the avoidance of doubt, any termination under this Article 13 with respect to a particular Collaboration Target shall have no effect on and shall not in any way limit the licenses granted under this Agreement to BMS for Therapeutics and Products with respect to any other Collaboration Target.

13.7                        Effects of Termination of this Agreement.  Upon termination of this Agreement by BMS under Section 13.2(a) or by uniQure under Section 13.3, Section 13.4 or Section 13.5 (except as the application of such Sections may be limited as provided in a given subsection of this Section 13.7), the following shall apply with respect to the terminated Collaboration Targets in each of the terminated country(ies) (in addition to any other rights and obligations under this Agreement with respect to such termination, provided, however, that the rights and remedies set forth in this Section 13.7 (if the terminating Party is uniQure) or in Section 13.8 (if the terminating Party is BMS) shall be the sole and exclusive remedies of the terminating Party for breach of this Agreement by the other Party).

(a)                                 Terminated Therapeutics and Targets.  Upon termination of this Agreement with respect to a Collaboration Target with respect to a country, such terminated Collaboration Target (the “Terminated Target”) shall no longer be considered to be a Collaboration Target with respect to such country, and all rights licensed by uniQure to BMS under Section 7.1 with respect to such country shall terminate and revert to uniQure pursuant to Section 13.7(c).  “Terminated Therapeutics” means the Therapeutics with respect to such Terminated Target, provided however, that Terminated Therapeutics shall exclude in any case (i) [**]; (iii) [**]; (iv) [**]; and (v) [**].  “BMS Proprietary Target” means a Target that has not been [**].  “Terminated Products” means Products containing such Terminated Therapeutics.

(b)                                 Provision of uniQure Know-How and Information.  Upon such Collaboration Target becoming a Terminated Target, no later than sixty (60) days after the effective date of termination, (i) BMS shall return to uniQure all uniQure Know-How and other Information provided by uniQure in tangible form with respect to the applicable Terminated Targets, Terminated Therapeutics and Terminated Products, and (ii) BMS shall further provide uniQure all reports and other Information in the possession and Control of BMS and generated with respect to such Terminated Targets, Terminated Therapeutics or Terminated Products under the Research Program (except for Regulatory Materials, which are covered by Section 13.7(e)).

(c)                                  Termination of License from uniQure.  The rights and licenses granted to BMS in this Agreement, including under Section 7.1, shall terminate solely with respect to each terminated Collaboration Target as well as any Therapeutic and/or Product for such terminated Collaboration Target (independent whether such terminated Collaboration Target is considered a Terminated Target or a BMS Proprietary Target pursuant to Section 13.7(a)) in the country(ies) in which the termination becomes effective; provided however, that BMS shall retain a non-exclusive license under Section 7.1 in the terminated country(ies) to sell and offer for sale the Terminated Products during the Commercialization Wind-Down Period in accordance with Section 13.7(d) (including the right to sell such Terminated Products through BMS Sublicensees if BMS were using such Sublicensees to sell same prior to such termination date).  For clarity, Terminated Targets, Terminated Therapeutics and Terminated Products shall no longer be subject to the exclusivity restrictions set forth in Article 11.

(d)                                 Commercialization Wind-Down.  BMS, its Affiliates and Sublicensees shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Terminated Products in each terminated country of the Territory for which Regulatory Approval therefor has been obtained (provided that such Products shall have launched in each such terminated country as of the applicable effective date of termination), in accordance with the terms and conditions of this Agreement for a period of [**] (the “Commercialization Wind-Down Period”), and any Terminated Products sold or disposed of during this Commercialization Wind-Down Period shall be subject to the same Total Compensation as would have applied had this Agreement otherwise remained in full force and effect with respect to such Terminated Products.  Following such Commercialization Wind-Down Period, BMS, its Affiliates and Sublicensees shall not sell such Terminated Products in such terminated country(ies) or make any representation regarding BMS’ status as a licensee of such Terminated Products in such country(ies).

(e)                                  Regulatory Materials.  Upon uniQure’s written request, BMS shall assign to uniQure or uniQure’s designee(s) all right, title and interest in, and provide uniQure or uniQure’s designee(s) with original copies of, any Regulatory Materials (including Regulatory Approvals) for the Terminated

Therapeutics and Terminated Products in the terminated country(ies) that are held or Controlled by or under authority of BMS, its Affiliates or Sublicensees, that are necessary or reasonably useful for the continued Development or Commercialization of the Terminated Targets or Terminated Products in the terminated country(ies).  BMS shall either assign to uniQure or uniQure’s designee(s), or provide uniQure or uniQure’s designee(s) with a right of reference with respect to such Regulatory Materials, as uniQure determines at its reasonable discretion.  In addition, upon uniQure’s written request, BMS shall provide to uniQure copies of all material related documentation, including material preclinical and clinical data that are held or Controlled by or under authority of BMS, its Affiliates or Sublicensees with respect to the Terminated Therapeutics or Terminated Products.  The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange.

(f)                                   Return of Confidential Information.  Within thirty (30) days after the effective date of a termination or, if a Commercialization Wind-Down Period is applicable, after the end of the Commercialization Wind-Down Period, BMS shall destroy all tangible items comprising, bearing or containing any Confidential Information of uniQure that are in BMS’ or its Affiliates’ possession or control and that relate to each terminated Collaboration Target as well as any Therapeutic and/or Product for such terminated Collaboration Target (independent whether such terminated Collaboration Target is considered a Terminated Target or a BMS Proprietary Target pursuant to Section 13.7(a)) in the country(ies) in which the termination becomes effective, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to uniQure, as uniQure may direct, at BMS’ expense; provided however, that BMS may retain one (1) copy of such Confidential Information for its legal archives; and provided further that BMS shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(g)                                  Transition Assistance.  BMS agrees to cooperate with uniQure and its designee(s), at uniQure’s sole expense, to facilitate an orderly and prompt transition of the Development (and as applicable, Commercialization) activities with respect to the Terminated Targets, Terminated Therapeutics and Terminated Products in the terminated country(ies) to uniQure or its designee(s) following such termination.  In addition, BMS agrees to (i) continue to manufacture and supply Terminated Therapeutics or Terminated Products, to the extent then being manufactured by BMS itself (and not through a CMO) for the terminated country(ies), to uniQure or its designee(s), at a supply price to be paid by uniQure to BMS equal to BMS’ fully absorbed cost, for a period of up to [**] following the effective date of termination or (ii) where such Terminated Therapeutics or Terminated Products are then being manufactured on BMS’ behalf by a CMO, shall use reasonable efforts to cause such CMO to continue to supply and deliver to uniQure or its designee(s), at the same cost as was provided to BMS by such CMO, such Terminated Therapeutics or Terminated Products for a period of [**], and to undertake reasonable efforts to assign to uniQure the relevant CMO agreements, in whole or in part, under which the Terminated Therapeutics or Terminated Products are then being manufactured for the terminated country(ies), or facilitate uniQure’s entry into similar agreements, in each case, until such time as uniQure or its designee(s) have completed the transition of the Development (and as applicable, Commercialization) activities with respect to the Terminated Therapeutics and Terminated Products in the terminated country(ies), but in no case longer than [**] following the effective date of termination.  In the event of such supply of Terminated Therapeutics or Terminated Products by or for BMS, the Parties shall enter into a supply agreement having terms regarding such supply essentially equivalent to those of the Supply Agreement.  For the avoidance of doubt, uniQure shall be responsible for the conduct at its expense of all Development (and as applicable, Commercialization) activities for each Terminated Therapeutic and each Terminated Product as of the applicable termination date under Section 13.7(a).

(h)                                       Royalty to BMS.  Unless this Agreement is terminated by uniQure pursuant to Sections 13.3, 13.4 or 17.8(c) or by BMS under Section 13.2(b) (in which case no royalty shall be owed by

uniQure), uniQure shall pay BMS a royalty equal to [**] of net sales of such Product in the applicable terminated Major Markets by uniQure or uniQure’s Affiliates, licensees or sublicensees, provided however, that such termination occurs any time after [**].  For purposes of this Section, “net sales” shall be calculated in the same manner Net Sales are defined for sales made by BMS, substituting “uniQure, its Affiliates and (sub)licensees” for each reference to a Related Party in such Section, and the provisions of Article 8 of this Agreement shall apply to uniQure (as royalty payor) and BMS (as royalty recipient) with respect to such royalties in the same manner as such provisions had applied to a Related Party (as Net Sales Compensation payor) and uniQure (as Net Sales Compensation recipient).

(i)                                     Rights and Licenses to uniQure.  The licenses granted to uniQure pursuant to Section 7.3 and the other rights and licenses granted to uniQure pursuant to this Agreement shall survive the termination until expiry of all Patent rights therein and shall extend under the same conditions also to any purpose inside the Field in the terminated country(ies).  In particular, uniQure shall have the exclusive (even as to BMS) right and license, with the right to assign and grant sublicenses, to use any uniQure Know-How and other Information, Regulatory Materials (including Regulatory Approvals), documentation and data, Confidential Information of uniQure, and any other deliveries to be provided to uniQure in accordance with Section 13.7 to research, develop, make, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Terminated Targets, Terminated Therapeutics and Terminated Products in the Field in the terminated country(ies).  BMS further grants to uniQure and its Affiliates an exclusive (even as to BMS), fully paid up, royalty-free, irrevocable, perpetual and unlimited license, with the right to assign and sublicense, under the relevant BMS Patents in the terminated country(ies) to research, develop, make, use, sell, offer for sale, export and import (including the exclusive right to Develop and Commercialize) Terminated Targets, Terminated Therapeutics and Terminated Products in the Field in the terminated country(ies).

(j)                                    Where a terminated Collaboration Target is a BMS Proprietary Target and if uniQure wants to initiate any work on such Collaboration Target or any Therapeutics or Products for such Collaboration Target and such Collaboration Target was not terminated for any Safety Reasons, BMS will be willing to enter into discussions for a license under Information and Patents Controlled by BMS and its Affiliates that would be necessary to research, Develop and Commercialize Therapeutics and Products for such Collaboration Target.

13.8                        Effects of Termination of Agreement by BMS under Section 13.3(a) or Section 13.5.  Upon termination of this Agreement by BMS under Section 13.3(a) or Section 13.5 the following shall apply:

(a)                                 all rights and licenses granted to BMS under this Agreement shall survive but shall become irrevocable and perpetual (subject to BMS’ obligations under Article 8); and

(b)                                 BMS shall have no further Diligent Efforts obligations under Sections 3.9, 4.5 or 5.1 with respect to the applicable Collaboration Target, Therapeutics and Products in the terminated country or countries.

13.9                        Effects of Expiration of Agreement.  Upon the expiration of the TC Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a [**], the licenses granted to BMS under Article 7 with respect to uniQure Technology shall be irrevocable, perpetual, royalty-free and fully paid-up.

13.10                 Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  In the event of a termination by BMS under Section 13.2(a) during the Research Term, BMS shall be responsible for the Research Program Costs that are included in the Budget for the period of three (3)

months following the date such termination becomes effective to the extent that such Research Program Costs are actually incurred by uniQure, provided however, that uniQure shall use commercially reasonable efforts to cancel all relevant contracts and Third Party obligations and reallocate or return any unused materials, equipment and similar purchases so as to limit the Research Program Costs actually incurred by uniQure.  Subject to and without limiting the terms and conditions of this Agreement (including Section 13.7 and Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.11                 Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement.  Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.3(d)(ii), 3.8, 3.10(b), 3.10(c), 3.11 (regarding non-disclosure and non-use obligations and responsibility for compliance), 3.14 (regarding non-disclosure and non-use obligations and responsibility for compliance), 3.15, 6.3 (regarding non-disclosure and non-use obligations), 7.3(b), 7.4, 7.5, 7.10, 8.4(b)(ii), 8.5(e) (the last sentence), 8.13-8.17, 9.1, 9.4(a) and (b), 9.5, 9.6, 9.14, 12.1, 12.2, 12.3 and Articles 1 (to the extent necessary to interpret other surviving sections), 13, 14, 15, 16 and 17.  In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final payments with respect to Net Sales incurred or accrued prior to the date of termination or expiration.  All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

13.12                 Breach of Agreement, Transaction Agreements or Supply Agreement.  Notwithstanding anything to the contrary in any of this Agreement, the Transaction Agreements or the Supply Agreement, and in addition to, and not in lieu of, any rights of a party of these agreements pursuant hereto or thereto, if the counterparty of any of these agreements materially breaches any provision in any of this Agreement, the Transaction Agreements or the Supply Agreement (pursuant to the terms of such agreement), the non-breaching party may by notice to the breaching party suspend the non-breaching party’s performance under any or all provisions under this Agreement until such material breach is cured (pursuant to the terms of such agreement) and such suspension of performance shall not be deemed a breach of any obligation by the non-breaching party.

14.                                       REPRESENTATIONS AND WARRANTIES

14.1                        Mutual Representations and Warranties and Covenants.  Each Party hereby represents and warrants as of the Signing Date and, where denoted below, covenants to the other Party as follows:

(a)                                 It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b)                                 It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, including the right to grant the licenses granted by it hereunder.  It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and, subject to Section 17.16, constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                                  It is not a party to any agreement, or, to the best of its knowledge, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)                                 In the course of the Development of Therapeutics and Products, such Party has not used prior to the Signing Date, and shall not use during the Term, to the best of its knowledge, any employee, agent or independent contractor who has been debarred by any Governmental Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Governmental Authority.

(e)                                  It has not prior to the Signing Date, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

(f)                                   The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, violate, breach, or constitute a default, or require any consent not already obtained under any contractual obligation or, to the best of such Party’s knowledge, court or administrative order by which such Party is bound.

(g)                                  It (or its Affiliates) has and, during the Term will have, enforceable written agreements with all of its (or its Affiliates) employees who receive Confidential Information under this Agreement assigning to such Party (or its Affiliates) ownership of all intellectual property rights created in the course of their employment, unless such employees are obliged by Applicable Law to assign ownership of all such intellectual property rights to such Party or ownership of all such intellectual property rights are automatically assigned by Applicable Law (including cases where such automatic assignment is subject to the relevant Party (or its Affiliates) claiming such intellectual property right in accordance with Applicable Law).

14.2                        Representations and Warranties and Covenants by uniQure.  uniQure hereby represents and warrants as of the Signing Date and, where denoted below, covenants to BMS as follows:

(a)                                 Except as disclosed in Exhibit R, the uniQure Technology existing as of the Signing Date and licensed by uniQure to BMS under this Agreement is free and clear from any Liens.  uniQure has sufficient legal or beneficial title, ownership or license under the uniQure Technology to grant the licenses to BMS as purported to be granted pursuant to this Agreement.  As of the Signing Date, except for the Patents licensed to uniQure or its Affiliates under the Existing License Agreements, uniQure or its Affiliates are the sole owner of all right, title and interest in and to the uniQure Patents listed or identified in Exhibit A and Exhibit B.  All fees required to maintain such issued uniQure Patents listed or identified in Exhibit A and Exhibit B have been paid as of the Signing Date.

(b)                                 uniQure is not obligated to [**], and hereby covenants not to (except as expressly permitted under this Agreement [**]) [**].

(c)                                  Except as disclosed by uniQure in writing to BMS’ Patent Contact prior to the Signing Date, uniQure has not received [**].  To the best of uniQure’s knowledge, the uniQure Technology existing as of the Signing Date was not [**].

(d)                                 Except as disclosed by uniQure in writing to BMS’ Patent Contact prior to the Signing Date, to the best of uniQure’s knowledge, the use of the uniQure Technology by uniQure to conduct the Research Program as contemplated as of the Signing Date to identify Collaboration Targets and the research, Development, Commercialization and manufacture of Target Therapeutics for Collaboration Targets, including the Lead S100A1 Therapeutic, [**].

(e)                                  Except as disclosed by uniQure in writing to BMS’ Patent Contact prior to the Signing Date, [**].

(f)                                   To the best of uniQure’s knowledge, there are no [**].

(g)                                  To the best of uniQure’s knowledge, it has a reasonable basis to conclude that [**].

(h)                                 uniQure has not granted, and uniQure covenants that during the Term it shall not grant (except in accordance with the express terms and conditions of this Agreement) any [**].  uniQure has not granted, and uniQure covenants that during the Term it shall not grant (except in accordance with the express terms and conditions of this Agreement) to any Third Party [**].

(i)                                     To the extent not disclosed in Exhibit A or Exhibit B, uniQure has disclosed in writing to BMS’ Patent Counsel prior to the Signing Date (i) all uniQure Patents existing as of the Signing Date and (ii) the jurisdiction(s) by or in which each such uniQure Patent has been issued or in which an application for such uniQure Patent has been filed, together with the respective patent or application numbers.  All fees required to maintain such issued uniQure Patents disclosed to BMS’ Patent Counsel have been paid as of the Signing Date.

(j)                                    All inventors of any inventions included within the uniQure Technology that are existing as of the Effective Date (except for inventions to which uniQure or its Affiliates have obtained licenses or other rights from Third Parties, such as under the Existing License Agreements) have [**].  To uniQure’s knowledge, there are no claims that have been asserted in writing [**].

(k)                                 uniQure has maintained and, unless otherwise agreed to by BMS, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9) necessary to perform its obligations hereunder.  Neither uniQure nor its Affiliates are [**] and, to the best of uniQure’s knowledge, no other party to any Existing License Agreement [**] in any respect thereunder.

(l)                                     No Third Party [**] under any agreement with uniQure that would reasonably be expected to interfere with BMS’ exercise of its rights licensed under Section 7.1 hereof.

(m)                             Prior to the Signing Date, uniQure has not [**], except (i) in connection with the preparation and filing of Patent applications for certain of the uniQure Patents or (ii) to a Third Party (e.g., patent counsel, regulatory and other advisors, pharmaceutical companies) subject to written or statutory confidentiality obligations with such Third Party.

(n)                                 Prior to the Signing Date, [**] (1) did not use in relation to any of its/their research and development activities concerning [**] that was not in the public domain and available to be used by any Person free of charge and that was not licensed to [**], with the right to sublicense (through multiple tiers), and (2) did not permit any Third Party to use any such Information, Patent or other intellectual property for itself or for, on behalf of or for the benefit of [**].

(o)                                 uniQure covenants that on and after the Signing Date, uniQure and its Affiliates (1) [**], (2) [**] (2) [**].

14.3                        Obligations as of Effective Date.  Each Party shall use its reasonable efforts to ensure that its representations and warranties set forth in this Article 14 remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date.

14.4                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COLLABORATION TARGET, THERAPEUTIC OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14, ALL REPRESENTATIONS

AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.                                       INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1                        Indemnification by uniQure for Third Party Claims.  uniQure shall defend, indemnify, and hold BMS, its Affiliates, and their respective officers, directors, employees, and agents (the “BMS Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such BMS Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BMS Claims”) against such BMS Indemnitees that arise out of or result from (or are alleged to arise out of or result from):  (a) a breach of any of uniQure’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of uniQure, its Affiliates, or the officers, directors, employees, or agents of uniQure or its Affiliates in the performance of this Agreement; (c) the research or Development of Target Therapeutics before the Effective Date; (d) the research, Development and/or Commercialization by uniQure or its Affiliates or (sub)licensees of any Terminated Target, Terminated Therapeutic or Terminated Product or of any Collaboration Target, Therapeutic or Product that was terminated by BMS under Section 13.2(b) or of any other Collaboration Target, Therapeutic or Product licensed to uniQure under this Agreement, (e) any breach by uniQure or its Affiliates of, or any failure by uniQure or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of any Existing License Agreement or Third Party Agreement, (f) [**] (g) the use by any Third Party of any such Information, Patent or other intellectual property for itself or for, on behalf of or for the benefit of Inocard GmbH, uniQure GmbH, uniQure and/or any Affiliate of uniQure where such Information, Patent or other intellectual property was provided to or purportedly licensed to such Third Party by uniQure and/or any Affiliate of uniQure, or (h) the use by BMS, any Affiliate of BMS and/or any Third Party as permitted under this Agreement of any such Information, Patent or other intellectual property provided to or purportedly licensed to BMS, any Affiliate of BMS and/or any Third Party by uniQure and/or any Affiliate of uniQure under this Agreement,  except to the extent that such breach or failure is attributable to a breach by BMS or its Affiliates of any of BMS’ obligations under this Agreement or the Supply Agreement.  The foregoing indemnity obligation shall not apply to the extent that any BMS Claim is subject to indemnity pursuant to Section 15.2 or is based on a breach by BMS or its Affiliates of an obligation under an agreement between BMS or its Affiliates and a Third Party.

15.2                        Indemnification by BMS for Third Party Claims.  BMS shall defend, indemnify, and hold uniQure, its Affiliates, and their respective officers, directors, employees, and agents (the “uniQure Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such uniQure Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “uniQure Claims”) against such uniQure Indemnitees that arise out of or result from (or are alleged to arise out of or result from):  (a) the research, Development, manufacture, storage, handling, use, sale, offer for sale, exportation, importation or Commercialization of Collaboration Targets, Target Therapeutics, Therapeutics or Products under the Research Program by BMS, its Affiliates  or Sublicensees (including product liability claims (including failures to warn, misuse and strict liability claims) and claims for infringement or misappropriation of Patents ([**]), trademarks, trade secrets and other intellectual property rights, in each case to the extent such claim arises, directly or indirectly, out of or results from the research, Development, manufacture, storage, handling, use, sale, offer for sale, exportation, importation or Commercialization of Collaboration Targets, Target Therapeutics, Therapeutics or Products under the Research Program by BMS, its Affiliates or Sublicensees; (b) a breach of any of BMS’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence or willful misconduct of BMS, its Affiliates, or the officers, directors, employees, or agents of BMS or its Affiliates in the performance of this Agreement, or (d) any breach by BMS or its Affiliates of, or any failure by BMS or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of any Existing License Agreement or Third Party Agreement applicable to BMS, except to the extent that such breach or failure is attributable to a breach by uniQure or its Affiliates of any of uniQure’s obligations under this Agreement or the Supply Agreement.  The foregoing indemnity obligation shall not apply to the extent that any uniQure Claim is subject to indemnity pursuant to Section 15.1 or is based on a breach by uniQure or its Affiliates of an obligation under an agreement between uniQure or its Affiliates and a Third Party.

15.3                        Indemnification Procedures.  In order for a party claiming indemnity under this Article 15 (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 15, the Indemnified Party shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) within ten (10) Business Days after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”) (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give such notice).  If the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such Claim and disposition of any such Claim, unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such Claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such Claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case.  If the Indemnifying Party does assume the defense of any Claim, it (a) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to parties being indemnified under this Article 15; (b) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party; (c) shall keep the Indemnified Party reasonably advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto; and (d) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (y) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (z) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

15.4                        Shared Liability.  Any and all damages or other amounts payable to a Third Party claimant (other than those that would (a) if the Claim was or had been made against BMS, be covered by the indemnity provided for in Section 15.1 and (ii) if the Claim was or had been made against uniQure, be covered by the indemnity provided for in Section 15.2) in connection with any Claim for product liability brought against a Party or its Affiliates by such Third Party claimant after the Effective Date, to the extent resulting from the manufacture, use, handling, storage, sale or other disposition of any Product in the Territory after the Effective Date (collectively, “Product Liability Losses”) shall be shared between the Parties in relation to their actual commercial benefit under this Agreement determined as of the point in time when such Claim is made.

15.5                        Limitation of Liability.  EXCEPT FOR (A) DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS

ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 15; (B) A BREACH BY UNIQURE OF ARTICLE 11; (C) A BREACH BY EITHER PARTY OF SECTION 12.1 OR 12.2; (D) DAMAGES THAT ARE ATTIBUTABLE TO THE WILLFUL BREACH OR FRAUDULENT INTENT OF THE LIABLE PARTY; AND (E) A BREACH BY EITHER PARTY OF ITS REPRESENTATIONS AND WARRANTIES IN ARTICLE 14, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE DAMAGES FOR PATENT INFRINGEMENT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SALES), WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR TORT, OR ANY OTHER THEORY OF LAW, ARISING OUT OF THIS AGREEMENT. SUBJECT TO THE EXCEPTION IN THE PRECEDING SENTENCE FOR PUNITIVE DAMAGES FOR PATENT INFRINGEMENT, IN NO EVENT, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR TORT, OR ANY OTHER THEORY OF LAW, ARISING OUT OF THIS AGREEMENT.

15.6                        Insurance.  BMS shall maintain a program of self-insurance sufficient to fulfill its obligations under this Agreement at all times during the Term.  uniQure shall procure and maintain insurance with respect to its Research Program activities which are consistent with normal business practices of prudent companies similarly situated to uniQure at all times during the Research Term and with respect to its Development and manufacturing activities which are consistent with normal business practices of prudent companies similarly situated to uniQure at all times during the Term.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15.  uniQure shall provide BMS with written evidence of such insurance upon request.  uniQure shall provide BMS with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

16.                                       DISPUTE RESOLUTION

16.1                        Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder.  It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.5.  Accordingly, any disputes, controversies or differences concerning the validity, interpretation or construction of, compliance with, or breach of this Agreement, including any dispute with respect to whether either Party is entitled to terminate this Agreement, in whole or in part (e.g., as to any country, Target, Therapeutic or Product), other than a matter within the final decision-making authority of BMS under Section 2.1(d) (a “Dispute”), shall be promptly presented to the Alliance Managers for resolution.  If the Alliance Managers are unable to resolve such Dispute within twenty (20) Business Days after such Dispute has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within twenty (20) Business Days after receipt by the other Party of such written notice.  If such Dispute is not resolved within twenty (20) Business Days following presentation to the Executive Officers, then either Party may invoke the provisions of Section 16.2.

16.2                        Arbitration.  Any Dispute that is not resolved pursuant to Section 16.1, shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2.

(a)                                 Either Party, following the end of the twenty (20) Business Day period referenced in Section 16.1, may refer such Dispute to arbitration by submitting a written notice of such request to the other Party.  In any proceeding under this Section 16.2, there shall be one (1) arbitrator to be agreed to by the Parties, provided however, that if the Parties do not agree on the selection of such arbitrator within twenty-one (21) days after delivery of such notice, then there shall be three (3) arbitrators, with each Party nominating one (1) arbitrator within such twenty-one (21) day period in accordance with the then current AAA Rules, and with the two (2) arbitrators so nominated nominating a third arbitrator to serve as chair of the arbitration tribunal, with such nomination of the third arbitrator to be made within twenty (20) days after the selection of the first two (2) arbitrators.  The arbitrator(s) shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.  In the case of any Dispute involving an alleged failure to use Diligent Efforts, the arbitrator(s) shall in addition be an individual with experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto.  In the case of a Dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrator(s) in such scientific or accounting matter or determination (and the arbitrator(s) will select such Expert if the Parties cannot agree on such Expert within twenty (20) days following the selection of the arbitrator(s)).  The governing law in Section 17.9 shall govern such proceedings.  No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.2.  The place of arbitration will be New York, New York, U.S. unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b)                                 The arbitrator(s) shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the arbitrator(s).  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be administered and finally resolved through arbitration administered by the American Arbitration Association (the “AAA”) under its International Arbitration Rules (the “AAA Rules”) applicable at the time of the notice of arbitration pursuant to Section 16.2(a).

(c)                                  The arbitrator(s) shall use reasonable efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 16.2(b).  All rulings of the arbitrator(s) shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.  The arbitrator(s) shall render a “reasoned decision” which shall include findings of fact and conclusions of law.  Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3.

16.3                        Award.  Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 16.2 shall be promptly paid in Dollar free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that the award of the arbitrator(s) shall be final and binding on each Party and its respective successors and assigns, judgment may be entered thereupon and enforced in any court of competent jurisdiction pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards or other Applicable Law and other courts may award full faith and credit to such judgment in order to enforce such award.  With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award any damages not permitted under Section 15.5.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for damages not permitted under Section 15.5.

16.4                        Costs.  The costs in connection with any arbitration procedure, consisting of (a) the reasonable legal fees of each Party, (b) the fees of engaging the arbitrator(s) (and any Expert engaged by the arbitrators) and (c) payments to the AAA for the conduct of the arbitration, shall be allocated to each Party pro rata to such Party’s success or failure in such arbitration procedure. For clarity, if a Party fully succeeds in such arbitration procedure, the other Party shall pay (x) its own legal fees in connection with such arbitration procedure, (y) all reasonable legal fees of the succeeding Party in connection with such arbitration procedure, and (z) all fees of engaging the arbitrator(s) (and any Expert engaged by the arbitrators) and payments to the AAA for the conduct of the arbitration.

16.5                        Injunctive Relief.  Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  For the avoidance of doubt, nothing in this Section 16.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 or Section 13.4.

16.6                        Confidentiality.  The arbitration proceedings shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the arbitration proceedings or decision of the arbitrator(s) without prior written consent of the other Party.  The existence of any Dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

16.7                        Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

17.                                       MISCELLANEOUS

17.1                        Entire Agreement; Amendments.  This Agreement, including the Exhibits hereto and each Certificate pursuant to this Agreement (which Exhibits and Certificates are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA (but only with respect to Confidential Information (as that term is defined in the Prior CDA) exchanged between the Parties and their Affiliates under the Prior CDA with respect to uniQure’s heart failure program referred to in Schedule A of the Prior CDA) which shall be dealt with as set forth in Section 12.7.  In the event of any inconsistency between the Research Plan and this Agreement, the terms of this Agreement shall prevail.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties or their respective Affiliates with respect to the subject matter hereof other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2                        Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to uniQure or BMS from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

17.3                        Rights in Bankruptcy.

(a)                                 All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby.  During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property.  Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above.  All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.  The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)                                 The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by Applicable Law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval, manufacture and Commercialization of Therapeutics and Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)                                  Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses and limitations set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d)                                 In the event that after the Effective Date uniQure enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, uniQure will use reasonable efforts to enable BMS to receive a direct license from any such Third Party in the event that such license agreement between uniQure and such Third Party is terminated during the Term solely on account of uniQure becoming a Bankrupt Party.

(e)                                  Notwithstanding anything to the contrary in Article 9, in the event that uniQure is the Bankrupt Party, BMS may take appropriate actions in connection with the Prosecution and Enforcement of any uniQure Patents licensed or assigned to BMS under this Agreement without being required to consult with uniQure before taking any such actions; provided however, that such actions are consistent with this Agreement.

(f)                                   The Parties acknowledge that the rights of the non-Bankrupt Party pursuant to this Section 17.3 are subject to, and may be limited (partially or entirely) by any mandatory applicable insolvency laws to which the Bankrupt Party may be subject under local Applicable Law.

17.4                        Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues.  The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure.  For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, enactment of any mandatory Applicable Law after the Signing Date prohibiting the nonperforming Party to perform its obligations under this Agreement, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.5                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be provided by hand, by first class certified or registered mail, postage prepaid, return receipt requested, or by a reputable international expedited delivery service to the other Party at the address or such other address as may be specified by such Party in writing in accordance with this Section 17.5, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For uniQure:                                                                            uniQure Biopharma B.V.

P.O. Box 22506

1100 DA Amsterdam

The Netherlands

Attention: CEO

Facsimile: +31 20 566 9272

With a copy to:                                                            Dechert LLP

Tower 185

Friedrich-Ebert-Anlage 35-37

60327 Frankfurt am Main

Germany

Attention: Dr. Rüdiger Herrmann

Facsimile: +49 69 7706 19 19

For BMS:                                                                                           Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ  08543-4000

USA

Attention: Senior Vice President, Strategy, Alliances and Transactions

With a copy to:                                                            Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ  08543-4000

USA

Attention: Vice President and Assistant General Counsel, Business Development and Licensing

Furthermore, a copy of any notices required or given under Section 9.6(a) of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of BMS at the address set forth in Section 9.6(a).

17.6                        Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7                        Maintenance of Records.  Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall maintain such records for a period of four (4) years after such records are created; provided however, that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Therapeutics and Products.

17.8                        Assignment; Change of Control.

(a)                                 Neither Party may assign this Agreement, or assign or transfer any rights or obligations hereunder, without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent, unless where such assignment or transfer requires the prior consent of any Third Party licensor of uniQure (i) to any Affiliate of such Party, provided that such assignment or transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement or the transferred or assigned obligations, or (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, in the case of uniQure, to include the uniQure Technology and personnel with requisite expertise necessary to perform uniQure’s obligations under this Agreement, including conducting the activities assigned to uniQure under the Research Program), whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided however, that in case of (ii) the assigning/transferring Party provides written notice to the other Party of such assignment or transfer and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder.  Exhibit S contains a list of Third Party agreements as of the Effective Date where the prior consent of Third Party Licensors is required for the assignment of this Agreement or the assignment or transfer of any right or obligation hereunder.  uniQure shall update Exhibit S from time to time by providing written notice to BMS to add Third Party agreements that require such Third Party licensor consent. If a Third Party agreement is not listed in Exhibit S, then BMS shall have no obligation to seek the prior consent of uniQure. Any permitted assignment or transfer shall be binding on the successors of the assigning/transferring Party.  Any assignment or transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 17.8 shall be null, void and of no legal effect.  For clarity, the provisions of this Section 17.8 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

(b)                                 In the event that uniQure is acquired in a Change of Control Transaction by a Third Party (such Third Party, hereinafter referred to as an “Acquirer”), then the intellectual property of such Acquirer held or developed by such Acquirer prior to or after such acquisition (other than intellectual property developed by such Acquirer in the course of conducting uniQure’s activities under this Agreement) shall be excluded from the uniQure Technology, and such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) uniQure itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the uniQure Technology.  For clarity, any intellectual property developed by the Acquirer in the course of conducting uniQure’s activities under this Agreement shall be included within the uniQure Technology to the extent such intellectual property would have been so included had it been developed by uniQure.  For further clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to uniQure’s activities and uniQure Technology under this Agreement.

(c)                                  In the event that BMS is acquired in a Change of Control Transaction by an Acquirer, then the intellectual property of such Acquirer held or developed by such Acquirer prior to or after such acquisition (other than intellectual property developed by such Acquirer in the course of conducting BMS’ activities under this Agreement) shall be excluded from the licenses to intellectual property rights of BMS hereunder, and such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) BMS itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of intellectual property rights of BMS.  For clarity, any intellectual property developed by the Acquirer in the course of conducting BMS’ activities under this Agreement shall be included within the licenses to intellectual property rights of BMS hereunder to the extent such intellectual property would have been so included had it been developed by BMS.  For further clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to BMS’ activities under this Agreement. Notwithstanding the foregoing, in the event that BMS is acquired in a Change of Control Transaction by an Acquirer, BMS shall procure that BMS (only if BMS is a surviving entity) or Acquirer confirms to uniQure in writing within six (6) months following the effective date of such Change of Control Transaction that BMS (only if BMS is a surviving entity) or Acquirer is willing to support the then-current Research Plan and Development Plan in essentially the same manner as agreed before between BMS and uniQure.  If (i) uniQure does not obtain such written confirmation by BMS (only if BMS is a surviving entity) or Acquirer within such six (6) months period, the Alliance Manager at uniQure has provided written notice to the Alliance Manager at BMS (only if BMS is a surviving entity) or Acquirer that it did not receive such confirmation and that that failure to provide such confirmation within thirty (30) days may result in the termination of this Agreement on a Collaboration Target-by-Collaboration Target basis, and the Alliance Manager at BMS (only if BMS is a surviving entity) or Acquirer does not provide such confirmation within thirty (30) days of receipt of such written notice or (ii) Acquirer decides not to continue research and Development of any Therapeutic or Product for particular Collaboration Targets in accordance with the then-current Research Plan and Development Plan, then uniQure may terminate this Agreement on a Collaboration Target-by-Collaboration Target basis for those Collaboration Targets for which the Alliance Manager at BMS (only if BMS is a surviving entity) or Acquirer has not provided written confirmation of BMS’ (only if BMS is a surviving entity) or Acquirer’s intent to continue to do research and Development for any Therapeutic or Product in accordance with the then-current Research Plan and Development Plan in the case of (i), and those Collaboration Targets for which BMS (only if BMS is a surviving entity) or Acquirer has decided not to continue research and Development for any Therapeutic or Product in accordance with the then-current Research Plan and Development Plan in the case of (ii) upon three (3) months prior written notice to BMS, and Section 13.7, except for Section 13.7(h), shall apply.

17.9                        Governing Law.  This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York (U.S.), excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction and to the express exclusion of the United Nations Conventions on Contracts for the International Sale of Goods (CISG).  For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any Patent shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.10                 Performance by Affiliates.  Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s discharged obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.11                 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12                 Compliance with Applicable Law.  Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.  Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its reasonable opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term.  Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.13                 Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized to the maximum extent possible.

17.14                 No Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.15                 Interpretation.

(a)                                 The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto.  Unless the context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JSC hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (j) the term “and/or”  shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

(b)                                 As used in this Agreement, the phrase ‘with respect to a given Collaboration Target’ or ‘with respect to any Collaboration Target’ or ‘for a Collaboration Target’ (or similar phrases) when referring to BMS’ licenses or license rights hereunder (or when referring to the termination of BMS’ licenses or license rights hereunder) refers to the licensed uniQure Technology that applies to Therapeutics and Products targeting such Collaboration Target.

17.16                 HSR Filing.

(a)                                 The Parties shall each as promptly as practicable after the Signing Date, file or cause to be filed with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) and any relevant foreign Governmental Authority any required filings with respect to the transactions contemplated hereby (each a “Required Filing”); provided however, that the Parties shall each file the notifications required to be filed under the HSR Act no later than ten (10) Business Days after the Signing Date.  Each Party shall be responsible for its own costs in connection with such filing, except that BMS shall be solely responsible for all applicable filing fees.  The Parties shall use commercially reasonable best efforts to respond promptly to any and all requests for additional information made by any of such Government Authorities, and to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Applicable Laws to satisfy the conditions set forth in Article 15 and to consummate the transactions contemplated by this Agreement as soon as practicable, including by seeking early termination of the HSR waiting period.

(b)                                 The Parties will, in connection with any Required Filing, (i) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by Applicable Law, give the other Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Parties and/or their counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority.

(c)                                  The Parties shall use their commercially reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (i) commencement of any investigation or proceeding in any forum or (ii) issuance or enactment of any order, decree, decision, determination, judgment or law that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby by any Governmental Authority or any private party.

17.17                 Financial Transparency.  Each Party acknowledges that the other Party or its Affiliates is subject to Applicable Laws related to the collection and reporting of any payments or transfers of value to certain healthcare providers and teaching hospitals (collectively, “Financial Transparency Laws”), which include, without limitation, relevant provisions of the Affordable Care Act of 2010 and its implementing regulations for the United States along with similar laws and regulations in other countries. Each Party shall reasonably cooperate with such other Party, at such other Party’s cost for reasonable expenses of the first Party, in the first Party’s compliance with Financial Transparency Laws and promptly provide any information requested by such other Party in connection with this Agreement in a mutually agreed upon format to the extent reasonably necessary (as determined by such other Party) for such other Party to comply with its obligations under the Financial Transparency Laws.  Such other Party shall have the right to allocate payments or other transfers of value in connection with this Agreement in any required reporting under Financial Transparency Laws in accordance with its normal business practices.

17.18                 Counterparts.  This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

18.                                       CONDITIONS TO CLOSING

18.1                        Conditions to Obligations of All Parties.  The respective  obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or mutual waiver, at or prior to the Effective Date, of each of the following conditions:

(a)                                 Regulatory Consents.  All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), with respect to the Transaction Agreement and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), shall have expired or been terminated.

(b)                                 No injunction.  No order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restraining, enjoining or rendering illegal the consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and the consummation of the transactions contemplated by this Agreement shall not have been prohibited or rendered illegal under any Applicable Law.

(c)                                  Execution of Transaction Agreements.  The Parties shall have executed and delivered this Agreement on the Signing Date and the remaining Transaction Agreements shall have been executed and delivered by uniQure N.V. and BMS on the Signing Date.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the Signing Date and with effect as of the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY	UNIQURE BIOPHARMA B.V.

By:	By:

Name:	Name:

Title:	Title:

EXHIBITS

Exhibit A – uniQure Patents (other than Product Specific Patents) as of the Signing Date

Exhibit B – Product Specific Patents as of the Signing Date

Exhibit C – Existing License Agreements

Exhibit D – Summary of the Initial Research Plan as of the Signing Date

Exhibit E – Collaboration Target as of the Signing Date

Exhibit F – Initial Members of JSC

Exhibit G – Form of Certificate

Exhibit H – Delineation and Interpretation of Subsequent Therapeutics and Back-up Therapeutics

Exhibit I – Press Release

Exhibit J – Supply Agreement Terms

Exhibit K – Animal Testing Standards

Exhibit L –Third Party Agreements Requiring Consent to Sublicense and/or Having Sublicensing-Specific Payment Obligations

Exhibit M – Publication Rights of Prof. [**] and Prof. [**]

Exhibit N – Third Party Licenses Cost Sharing

Exhibit O – uniQure Platform Technology Patents

Exhibit P – [**]’s Patents

Exhibit Q – uniQure Manufacturing Patents

Exhibit R – Liens to uniQure Technology

Exhibit S – Third Party Agreements Requiring Consent for Assignments

Exhibit A

uniQure Patents (other than Product Specific Patents) as of the Signing Date

[**].

Exhibit B

Product Specific Patents as of the Signing Date

[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit C

Existing License Agreements

[**]

Exhibit D

Summary of the Initial Research Plan as of the Signing Date

[**]

Gantt Chart for the Lead S100A1 Therapeutic for Gene Therapy

[**]

Project Budget for the Lead S100A1 Therapeutic for Gene Therapy

[**]

Gantt Chart for a New Target

[**]

Project Budget for a New Target

[**]

Exhibit E

Collaboration Target as of the Signing Date

[**]

Exhibit F

Initial Members of JSC

For uniQure:

[**].

For BMS:

[**].

Exhibit G

Form of Certificate

CERTIFICATE FOR COLLABORATION TARGETS

This Certificate for Collaboration Targets (the “Certificate”) is given pursuant to Section 3.4(b) of the Collaboration and License Agreement executed as of April 6, 2015 (the “Agreement”) by and between uniQure Biopharma B.V. (“uniQure”) and Bristol-Myers Squibb Company (“BMS”) effective on [date] (the “Certificate Effective Date”).  All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement, as may be amended from time to time.

The following representations and warranties apply with respect to the proposed Collaboration Target identified in Attachment A attached hereto (the “Selected Target”) and any Therapeutics and Products with respect to such Selected Target as contemplated to be Developed and Commercialized in accordance with the Research Program and the Agreement.  The following representations and warranties are subject to the terms and conditions of the Agreement including, but not limited to, Article 16 and Article 17 and the limitations set forth in Section 14.3 and Section 15.5 of the Agreement.

uniQure hereby represents and warrants as of the Certificate Effective Date as follows:

(a)                                 It is not a party to any agreement that would prevent it from granting the rights granted to BMS under the Agreement or performing its obligations under the Agreement with respect to the Selected Target.

(b)                                 uniQure has not entered into any agreements, either oral or written, with any Third Party relating to the Development, Commercialization or manufacture of Therapeutics or Products with respect to the Selected Target in the Field in the Territory.

(c)                                  Except as disclosed by uniQure in writing to BMS’ Patent Contact prior to the Certificate Effective Date, there are no pending, and to uniQure’s knowledge, no threatened, actions, suits or proceedings against uniQure involving the uniQure Technology as it relates to Therapeutics or Products with respect to the Selected Target.

(d)                                 uniQure has not granted (and uniQure covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of the Agreement) any license or any option for a license under the uniQure Technology to any Third Party to make, use or sell any Therapeutic or Product with respect to the Selected Target in the Field in any country in the Territory.

[Signature page follows]

uniQure has caused this Certificate to be executed by its duly authorized representative effective as of the Certificate Effective Date.

UNIQURE BIOPHARMA B.V.

By:

Name:

Title:

Attachment A to Certificate for Collaboration Targets

Selected Target

Exhibit H

Delineation and Interpretation of Subsequent Therapeutics and Back-up Therapeutics

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Example 1

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Example 2

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Example 3

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Exhibit I

Press Release

Bristol-Myers Squibb and uniQure Enter into Exclusive Strategic Collaboration to Develop Gene Therapies for Cardiovascular Diseases

(New York and Amsterdam, the Netherlands, April 6, 2015) — Bristol-Myers Squibb Company (NYSE:BMY) and uniQure N.V. (NASDAQ:QURE) announced today an agreement that provides Bristol-Myers Squibb with exclusive access to uniQure’s gene therapy technology platform for multiple targets in cardiovascular diseases. The collaboration includes uniQure’s proprietary gene therapy program for congestive heart failure that is intended to restore the heart’s ability to synthesize S100A1, a calcium sensor and master regulator of heart function, and thereby improve clinical outcomes for patients with reduced ejection fraction. Beyond cardiovascular diseases, the agreement also includes the potential for target-exclusive collaboration in other disease areas. In total, the companies may collaborate on ten targets, including S100A1.

uniQure will lead discovery efforts and be responsible for manufacturing of clinical and commercial supplies using its vector technologies and its industrial, proprietary insect-cell based manufacturing platform. Bristol-Myers Squibb will lead development and regulatory activities across all programs and be responsible for all research and development costs. Bristol-Myers Squibb will be solely responsible for commercialization of all products from the collaboration.

“Bristol-Myers Squibb has an excellent and long-standing track record of success in discovering and developing treatments for cardiovascular diseases and in embracing advancing technologies for the treatment of human diseases,” said Carl Decicco, Ph.D., Head of Discovery, R&D, Bristol-Myers Squibb. “Collaborating with uniQure, a clear leader in the field with an innovative and validated gene therapy platform, further strengthens our capability to bring forward transformational new therapeutics for difficult-to-treat diseases, including cardiovascular diseases such as heart failure.”

“Bristol-Myers Squibb’s strength in the cardiovascular area and its commitment to gene therapy will allow them to leverage the full breadth and capacity of our platform for cardiovascular diseases,” said Joern Aldag, Chief Executive Officer of uniQure. “This collaboration will accelerate the application of gene therapy for large patient populations suffering from heart diseases and will complement the further development of uniQure’s internal pipeline in two focus areas: liver diseases, including hemophilia, and CNS, including lysosomal storage diseases.”

Under the terms of the agreement, Bristol-Myers Squibb will make near-term payments of approximately $100 million, including an upfront payment of $50 million to be made at the closing of the transaction, a $15 million payment for the selection of three collaboration targets, in addition to S100A1, to be made within three months of the closing and an initial equity investment in uniQure for a number of shares that will equal 4.9% of the total number of shares outstanding following such issuance, at a purchase price of  $33.84 per share, or at least $32 million in total. Bristol-Myers-Squibb will acquire an additional 5.0% ownership before December 31, 2015, at a 10% premium, and will be granted two warrants to acquire up to an additional 10% equity interest, at a premium, based on additional targets being introduced into the collaboration. The parties have also agreed to enter into a supply contract, under which uniQure will undertake manufacturing of all gene therapy products under the collaboration.

uniQure will be eligible to receive research, development and regulatory milestone payments, including up to $254 million for the lead S100A1 therapeutic and up to $217 million for each other  gene therapy product potentially developed under the collaboration. uniQure is also eligible to receive net sales based milestone payments and tiered single to double-digit royalties on product sales.

“It is immensely exciting to see the potential of our initial discoveries recognized first by uniQure and then advanced to a stage where we can build a portfolio of gene therapies to treat cardiovascular disease in partnership with Bristol-Myers Squibb,” added Prof. Dr. Patrick Most, Managing Director of uniQure Germany (formerly known as InoCard). “I would like to thank my colleagues in Heidelberg, Amsterdam and Lexington, Massachusetts for the teamwork that has contributed to bringing the lead S100A1 therapeutic closer to helping patients.”

uniQure and Bristol-Myers Squibb anticipate the collaboration to be effective during the second quarter of 2015.  The effectiveness of the transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act.  The initial issuance by uniQure of equity to Bristol-Myers Squibb also is anticipated to close in the second quarter of 2015 and is subject to the approval by the shareholders of uniQure.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About uniQure

uniQure is delivering on the promise of gene therapy through single treatments with potentially curative results. We have developed a modular platform to rapidly bring new disease-modifying therapies to patients with severe disorders. We are engaged in multiple partnerships and have obtained regulatory approval of our lead product, Glybera, in the European Union for a subset of patients with LPLD.  www.uniQure.com

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that any of the investigational gene therapy programs described in this release will be successful. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2014 in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

uniQure Forward-Looking Statement

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to”, “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the development of gene therapies for cardiovascular disease, the success of our collaboration with Bristol-Myers Squibb, the election by Bristol-Myers Squibb to extend the range of target indications covered by our collaboration, and the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies and/or development of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with collaboration arrangements, our and our collaborators’ clinical development activities, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s 2013 Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2014 and its 2014 Annual Report on Form 20-F to be filed with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Media:

Bristol-Myers Squibb

Sarah Koenig, 609-252-4145, sarah.koenig@bms.com

MacDougall Biomedical Communications

Gretchen Schweitzer

Direct: +49 172 861 8540

Main: +49 89 2424 3494 or +1 781 235 3060

gschweitzer@macbiocom.com

Investor Relations:

Bristol-Myers Squibb

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

uniQure

Aicha Diba

Direct : +31 20 240 6100

Main: +31 20 240 6000

a.diba@uniQure.com

Exhibit J

Supply Agreement Terms

Provision	Terms
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Attachment A

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Exhibit K

Animal Testing Standards

1)                                     If uniQure or its relevant Affiliate is not AAALAC accredited or loses its AAALAC accreditation at any time during the term of the Agreement, it will complete an Animal Welfare Risk Assessment questionnaire prior to the commencement (or continuation) of the performance of the Research Program and provide the BMS Veterinary Sciences Department with sufficient documentation in such manner, format and frequency as BMS may require, in its sole reasonable discretion, to assure appropriate care and use of animals.  Such documentation may include, without limitation, government inspection reports, animal test methods, animal use protocols, and any other written descriptions of animal care and use.  This documentation must demonstrate compliance with [the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences) or an equivalent reference], and apply to all animal research conducted for BMS under the Research Program by any research facility of uniQure, its Affiliates or any of their (sub)contractors.

2)                                     uniQure will comply, and will procure that any relevant Affiliate will comply, with all Applicable Laws governing animal research and the Harmonized Animal Care and Use Standards for Bristol-Myers Squibb Company Contractors, set forth below.  Accreditation by the Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) serves as presumptive evidence of an acceptable animal care and use program. Therefore, additional assurances, other than those set forth in the Harmonized Animal Care and Use Standards for Bristol-Myers Squibb Company Contractors related to animal care and environment will not be required from Contractors that are accredited by AAALAC.

3)                                     uniQure uses the Academic Medical Center Amsterdam (AMC) for its animal research conducted for BMS under the Research Program, which is AAALAC accredited and therefore, as long as AMC does not lose its AAALAC accreditation, additional assurances, other than those set forth in the Harmonized Animal Care and Use Standards for Bristol-Myers Squibb Company Contractors related to animal care and environment will not be required from uniQure under this Agreement.

4)                                     Upon reasonable, advance notice during the term of the Agreement, representatives of BMS shall have the right to inspect the research facilities and to audit the care, treatment, and use of the animals used in the research activities under the Research Program.  This includes the right to review any correspondence with or reports from Governmental Authorities or accrediting organizations responsible for animal welfare or quality assurance.

Harmonized Animal Care & Use Standards for Bristol-Myers Squibb Co. Contractors

Bristol-Myers Squibb (Company/BMS) is committed to providing safe and effective, quality products. This commitment, at times, requires the responsible care and use of animals for research or testing.  It is the policy of the Company to insist that its scientists always consider replacing the use of animals by other methods, reducing the number of animals used, and refining procedures to enhance animal welfare.  BMS’ Contractors are expected to treat all animals used in Company related research in a caring and humane manner while maintaining a standardized environment and husbandry program.

BMS’ Veterinary Sciences Department must evaluate the animal care and use program of a BMS Contractor (commercial laboratories, academic institutions, veterinary practices, farms, and other animal care agencies/facilities (collectively, “Contractor”)) for conformance to published regulations and BMS’ standards for the humane care, treatment, and use of all animals.

The Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences), BMS’ internal standards, and applicable governmental regulations are BMS’ primary standards for conducting animal-based testing. To assist each applicable unit of the Company in assuring appropriate animal care and use for Company-sponsored work performed at AAALAC Accredited Contractor facilities, the following standards apply:

•                  All research, studies, tests, or other procedures under the Agreement involving the use of live animals must be reviewed and approved by the Contractor’s Animal Care and Use Committee (“ACUC”), or an equivalent committee (e.g., animal ethics committee), if available.

•                  Research, studies, tests, or other procedures paid for under the Agreement involving the use of live animals must also be reviewed by the BMS Veterinary Sciences Department for deviations from accepted practices.

•                  It is the responsibility of the BMS sponsor to inform BMS Veterinary Sciences of the activities before they begin. Such review is not required for donations of product (test material), benevolent grants, or other activities which BMS does not specifically request or direct and activities provided for in the Research Plan.

•                  Suitable documents for review include, without limitation, protocols, animal test method forms, written descriptions of related animal use activities.

•                  The Contractor must have written procedures or standards for the humane care and treatment of all animals utilized.

Additional Standards for Non-AAALAC Accredited Contract Facilities

The Contractor must comply with all Applicable Law at the location of the research activities under the Research Plan.  Where the local Applicable Law is less stringent than the standards set forth below, the standards below, which comply with the current Guide for the Care and Use of Laboratory Animals (Institute for Laboratory Animal Resources, National Research Council, National Academy of Sciences) should be followed for all animal research conducted for BMS. In all instances where Guide recommendations are different from Applicable Law requirements, the higher standard should apply.

Only animals that are lawfully acquired in compliance with Applicable Law shall be used by Contractor. The Research Facility must have written procedures that describe its standards for the humane care and treatment of all animals and provide the necessary resources to ensure adherence with these basic standards.

The following standards will be used to evaluate animal welfare at research facilities.

•                  Animals must be provided with an environment (housing design, ambient temperature, humidity, lighting, ventilation, etc.) that is consistent with their physiological and behavioral needs. Appropriate sanitation and environmental enrichment should be provided.

•                  Animals must be provided a diet that matches their nutritional needs, including having an adequate supply of clean, potable water, unless scientifically justified otherwise.

•                  Animals must be provided veterinary medical care consistent with current veterinary medical standards. This includes routine surveillance for pathogens, preventative care, care for research-related medical conditions, and weekend, holiday, and emergency care. A program to document medical care must be established.

•                  Animals must be humanely euthanatized using accepted veterinary procedures. Euthanasia methods shall be consistent with the American Veterinary Medical Association’s Guidelines on Euthanasia, or equivalent references. Animals that would otherwise suffer severe or chronic pain or distress that cannot be relieved must be euthanatized at the end of the procedure or, if appropriate, during the procedure. The ACUC and investigator must weigh the objectives of the study against potential animal welfare concerns (harm-benefit assessment). Humane endpoints should be established and used to determine when euthanasia is appropriate.

•                  All staff working with animals must have the appropriate training and experience to conduct their assigned duties.

•                  A pest control program must be in place to prevent vermin infestation.

•                  The animals selected for a procedure must be the appropriate species, have the appropriate health status, and be the minimum number required to obtain valid results.

•                  Non-animal methods will be used in place of animal research whenever scientifically appropriate.

•                  Where exceptions are required to the aforementioned standards, the decision to permit an exception should not rest with the investigator directly concerned, but should be made by an appropriate review group such as an institutional ACUC or animal ethics committee. Such exceptions should not be made solely for the purposes of teaching or demonstration.

Exhibit L

Third Party Agreements Requiring Consent to Sublicense and/or Having Sublicensing-Specific Payment Obligations

[**].

Exhibit M

Publication Rights of Prof. [**] and Prof. [**]

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Exhibit N

Third Party Licenses Cost Sharing

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Exhibit O

uniQure Platform Technology Patents

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Exhibit P

[**]’s Patents

(a)                                 [**]

Exhibit Q

uniQure Manufacturing Patents

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Exhibit R

Liens to uniQure Technology

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Exhibit S

Third Party Agreements Requiring Consent for Assignments

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